                                               Registration No. 33-_____________
_______________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ____________________________
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933
                          ____________________________

                       AMERTRANZ WORLDWIDE HOLDING CORP.
             (Exact name of Registrant as specified in its charter)

                               2001 MARCUS AVENUE
                          LAKE SUCCESS, NEW YORK 11042
                                 (516) 326-9000
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

         DELAWARE                            4731                      11-3309110
(State or other jurisdiction     (Primary Standard Industrial        (I.R.S. Employer
   of incorporation or            Classification Code Number)     Identification Number)
       organization)

                          ____________________________

                                STUART HETTLEMAN
                               2001 MARCUS AVENUE
                          LAKE SUCCESS, NEW YORK 11042
                                 (516) 326-9000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          ____________________________

                                   Copies to:

       DAVID I. FERBER, ESQ.                      DAVID ALAN MILLER, ESQ.
       BRUCE E. FOGARTY, ESQ.                    GRAUBARD MOLLEN & MILLER
 FERBER GREILSHEIMER CHAN & ESSNER                    600 THIRD AVENUE
          530 FIFTH AVENUE                       NEW YORK, NEW YORK 10016
      NEW YORK, NEW YORK 10036                         (212) 818-8800
          (212) 944-2200
                          ____________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                          ____________________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                          (Continuation of Cover Page)

                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------------------
                                                                     Proposed        Proposed
                                                                     Maximum         Maximum
                                                                     Offering       Aggregate       Amount of
         Title of each Class of                Amount being         Price Per        Offering      Registration
       Security being registered               Registered(1)         Share(2)        Price(2)          Fee
- ---------------------------------------------------------------------------------------------------------------
Shares of Common Stock, $.01 par value
 ("Common Stock")(3)....................   2,012,500 Shares          $  6.00      $12,075,000           $ 4,164
- ---------------------------------------------------------------------------------------------------------------
Warrants(3).............................   2,012,500 Warrants           0.10          201,250                69
- ---------------------------------------------------------------------------------------------------------------
Shares of Common Stock underlying the
 Warrants(3)............................   2,012,500 Shares             6.00      $12,075,000             4,164
- ---------------------------------------------------------------------------------------------------------------
Underwriters' Purchase Option...........        175,000               .00057              100                 1
- ---------------------------------------------------------------------------------------------------------------
Shares of Common Stock included as part
 of Underwriter's Purchase Option(4)....   175,000 Shares               6.60        1,155,000               398
- ---------------------------------------------------------------------------------------------------------------
Warrants included as part of
 Underwriter's Purchase Option(4).......   175,000 Warrants             0.11           19,250                 7
- ---------------------------------------------------------------------------------------------------------------
Shares of Common Stock underlying the
 Warrants included in the Underwriter's
 Purchase Option(4)(6)..................   175,000 Shares               6.00        1,050,000               362
- ---------------------------------------------------------------------------------------------------------------
Warrants issued in connection with
 Bridge Financings(5)(6)................   1,312,500 Warrants              -                -                 -
- ---------------------------------------------------------------------------------------------------------------
Shares of Common Stock underlying
 Warrants issued in connection with
 Bridge Financings(5)(6)................   1,312,500 Shares             6.00        7,875,000             2,716
- ---------------------------------------------------------------------------------------------------------------
Shares of Common Stock issued in
 connection with Bridge Financings(5)(6)   656,250 Shares                  -                -                 -
- ---------------------------------------------------------------------------------------------------------------
Shares of Common Stock issued in
 connection with Interim Financing(7)...   67,606 Shares                   -                -                 -
- ---------------------------------------------------------------------------------------------------------------
Shares of Common Stock issued to
 founders and in other private
 financings(7)..........................   372,114 Shares                  -                -                 -
===============================================================================================================
       Total Registration Fee...........                                          $34,389,782           $11,881
===============================================================================================================

(1) Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions.
(2)  Estimated solely for the purpose of calculating the registration fee.
(3) Includes 262,500 Shares of Common Stock, 262,500 Warrants and 262,500 shares of Common Stock underlying such Warrants which may be issued upon exercise of a 45-day option granted to the Underwriter to cover overallotments, if any. See "Underwriting".
(4) Such shares of Common Stock and Warrants are being registered for sale to and for re-sale by the Underwriter and its assigns and transferees on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, as amended.
(5) Such shares of Common Stock and Warrants are being registered for re-sale by certain securityholders on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, as amended.
(6) The Registrant is registering for resale by certain securityholders shares of Common Stock and Warrants issued to such securityholders in connection with the February 1996 and May 1996 bridge financings, and shares of Common Stock issuable upon exercise of such Warrants.
(7) The Registrant is registering for resale by certain securityholders shares of Common Stock issued to such securityholders issued in connection with interim financings and the formation of the Registrant.

                                 ----------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
                             CROSS-REFERENCE SHEET
                  (Pursuant to Item 501(b) of Regulation S-K)

         Registration Statement Item and Heading              Prospectus Caption
         ---------------------------------------              ------------------
1.  Forepart of the Registration Statement and
    Outside Front Cover Page of Prospectus...............     Cover Page

2.  Inside Front and Outside Back Cover Pages of
    Prospectus...........................................     Inside Front Cover Page of Prospectus and
                                                              Outside Back Cover Page of Prospectus

3.  Summary Information, Risk Factors and Ratio of
    Earnings to Fixed Charges............................     Prospectus Summary; The Company; Risk Factors

4.  Use of Proceeds......................................     Use of Proceeds

5.  Determination of Offering Price......................     Cover Pages of the Prospectus;
                                                              Underwriting

6.  Dilution.............................................     Dilution

7.  Selling Security Holders.............................     Selling Securityholders and Plan of Distribution

8.  Plan of Distribution.................................     Cover Page of Prospectus; Underwriting; Selling
                                                              Securityholders and Plan of Distribution

9.  Description of Securities to be Registered...........     Description of Securities

10. Interests of Named Experts and Counsel...............     Legal Matters; Experts

11. Information with Respect to the Registrant...........     Outside Front Cover Page; Prospectus Summary;
                                                              Business; Risk Factors; Dividend Policy; Summary
                                                              Financial and Operating Data; Capitalization;
                                                              Management's Discussion and Analysis of
                                                              Financial Condition and Results of Operations;
                                                              Management; Historical Background; Certain
                                                              Transactions; Principal Stockholders; Shares
                                                              Eligible for Future Sale; Selling
                                                              Securityholders and Plan of Distribution;
                                                              Financial Statements

12. Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities......................     Description of Securities

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                            SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MAY __, 1996


AMERTRANZ WORLDWIDE HOLDING CORP.
1,750,000 SHARES OF COMMON STOCK AND
1,750,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

All of the 1,750,000 shares of common stock ("Common Stock") and 1,750,000 Redeemable Common Stock Purchase Warrants ("IPO Warrants") offered hereby (collectively, the "Securities") are being sold by Amertranz Worldwide Holding Corp. ("Company"). Each IPO Warrant entitles the holder to purchase one share of Common Stock for $[IPO Offering price] during the four-year period commencing one year from the date of this Prospectus. The Company may redeem the IPO Warrants at any time after they become exercisable, at a price of $.01 per Warrant upon not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least $10.00 for each of the 20 consecutive trading days ending on the third day prior to the date on which the notice of redemption is given. See "Description of Securities."

Prior to this offering ("Offering"), there has been no public market for the Securities and there can be no assurance that any such market will develop. It is currently estimated that the initial offering price per share will be between $6.00 and $7.00 and that the initial offering price per IPO Warrant will be $.10. See "Underwriting" for information relating to the factors considered in determining the initial public offering price of the Securities and the exercise price of the IPO Warrants. The Company has applied to have the Common Stock and the IPO Warrants approved for quotation on the Nasdaq SmallCap Market under the symbols "AMTZ" and "AMTZW", respectively.

This Prospectus also relates to the future resale (i) by certain persons ("Bridge Holders") of up to 1,312,500 warrants ("Bridge Warrants") and up to 656,250 shares of Common Stock ("Bridge Shares") issued to the Bridge Holders in connection with the Company's February 1996 bridge financing ("February Bridge Financing") and May 1996 bridge financings ("May Bridge Financing", collectively, "Bridge Financings"), (ii) of 67,606 shares of Common Stock ("Interim Financing Shares") issued to certain lenders ("Interim Financing Holders") in an interim financing between November 1995 and January 1996 ("Interim Financing"), and (iii) 372,114 shares of Common Stock ("Insider Shares") issued to certain other parties ("Insider Holders") in connection with private financings between June 1995 and February 1996 and in connection with the founding of the Company. The securities offered by the Bridge Holders, the Interim Financing Holders and the Insider Holders (collectively, "Selling Securityholders") are not part of the underwritten Offering. Without the prior consent of the Underwriter, the Selling Securityholders may not sell such securities for a period of one year after this Offering.

                          --------------------------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AT PAGE 6, AND "DILUTION" AT PAGE 11.

                          --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=======================================================================
                     PRICE            UNDERWRITING         PROCEEDS
                       TO             DISCOUNTS AND           TO
                     PUBLIC           COMMISSIONS(1)      COMPANY(2)
- -----------------------------------------------------------------------
Per Share            $                 $                  $
Per IPO Warrant      $                 $                  $
Total(3)             $                 $                  $
=======================================================================

 (1) Does not include a 3% nonaccountable expense allowance which the Company has agreed to pay to the Underwriter. The Company has also agreed to sell to the Underwriter an option to purchase 175,000 shares of Common Stock and an option to purchase 175,000 warrants (collectively "Underwriter's Purchase Option") and to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".
 (2) Before deducting expenses payable by the Company, including the nonaccountable expense allowance in the amount of $_______ ($_______ if the Underwriter's over-allotment option is exercised in full), estimated at ___________.
 (3) The Company has granted the Underwriter an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 262,500 additional shares of Common Stock and an option to purchase up to an additional 262,500 IPO Warrants on the same terms set forth above, solely to cover over-allotments, if any ("over-allotment option"). If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $_____________, $____________ and $________________, respectively. See
      "Underwriting".

The Securities are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Securities will be made against payment therefor at the offices of the Underwriter in New York City on or about __________, 1996.

GKN SECURITIES CORP.
________________, 1996

[LOGO OF AMERTRANZ WORLDWIDE]

[MAP OF AMERTRANZ WORLDWIDE HOLDING CORP. NORTH AMERICA NETWORK]


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OR WARRANTS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.


                                  THE COMPANY

  Amertranz Worldwide Holding Corp. ("Company"), through its wholly owned subsidiaries, Amertranz Worldwide, Inc. ("Amertranz") and Caribbean Air Services, Inc. ("CAS"), is a provider of freight forwarding services. The Company also recently began providing logistics services. Since commencement of its predecessors' operations in 1985, the Company has grown to a network of offices in 25 cities throughout the United States and Puerto Rico. The Company believes that it is one of the dominant freight forwarders between the continental United States and Puerto Rico.

  The Company combined the operations of Amertranz and CAS in a transaction which occurred in February 1996 ("Combination"). On a pro forma basis for the 12 months ended December 31, 1995, the Company had operating revenues of $62.2 million and incurred operating losses of $3.1 million.

  The Company's freight forwarding services involve all aspects of the transport of customers' freight from the shippers' locations to the designated recipient, including the preparation of shipping documents and the providing of handling, packing and containerization services. The Company concentrates on cargo shipments weighing more than 50 pounds and generally requiring second-day delivery. The Company believes that this segment of the freight forwarding market will experience continued growth. The Company's logistics services provide inventory maintenance and shipping logistics for large manufacturing companies, and consist of providing total transportation requirements for a customer, including shipment in and out of warehouse, warehousing of customer inventory, individual order organizing for shipment, and order packing and shipping.

  The Company has approximately 2,000 customers. Its principal customers include large manufacturers and distributors of pharmaceuticals, computers and other electronic and high-technology equipment, computer software, and, through its Fashion Air division, the garment industry.

  The Company neither owns nor operates any cargo aircraft or significant trucking equipment, and relies on independent contractors for the movement of cargo. In this manner, the Company is able to provide customized service without the costs associated with equipment ownership, operation and maintenance.

  The Company's objective is to become a leading provider of second-day domestic freight forwarding services in all of its markets. Since the Combination, the Company has attracted additional experienced sales personnel and thereby expanded its sales team by more than 30%. Its strategy is to maximize the synergies created by the combination of its Amertranz and CAS businesses by (i) exploiting cross-selling opportunities, and (ii) taking advantage of underutilized operations infrastructure and purchased freight space. The Company also intends to maximize its use of its subsidiaries' existing trucking networks to minimize its reliance on more expensive air freight carriers.

  The Company was incorporated in Delaware in January 1996 in connection with the February 1996 Combination as the successor to operations commenced in 1985. See "Historical Background". Unless otherwise expressly stated, all references to the "Company" in this Prospectus include the Company, Amertranz, CAS and their predecessors-in-operation, Integrity Logistics, Inc. and Amerford Domestic, Inc., and the freight forwarding business of TIA, Inc. ("TIA"), and its subsidiary, Caribbean Freight Systems, Inc. ("CFS"). The Company's executive offices are located at 2001 Marcus Avenue, Lake Success, New York 11042, and its telephone number is (516) 326-9000.

                                  THE OFFERING

Securities Offered............. 1,750,000 shares of Common Stock and 1,750,000
                                IPO Warrants.  Each IPO Warrant entitles the
                                holder thereof to purchase one share of Common
                                Stock for $____ during the four-year period
                                commencing one year from the date of this
                                Prospectus.  The Company may redeem the IPO
                                Warrants at a price of $.01 per IPO Warrant at
                                any time after they become exercisable upon not
                                less than 30 days' prior written notice if the
                                last sale price of the Common Stock has been at
                                least $10.00 for each of the 20 consecutive
                                trading days ending on the third day prior to
                                the date on which the notice of redemption is
                                given.  See "Description of Securities".

Common Stock Outstanding
 Prior to the Offering ........ 3,565,589 shares

Common Stock to be
 Outstanding After
 the Offering ................. 5,315,589 shares

Warrants to be Outstanding
 After the Offering ........... 3,237,500 Warrants (1)

Proposed Nasdaq SmallCap
 Market Symbols ............... Common Stock:       AMTZ

                                Warrants:           AMTZW
________________________

(1) Includes the IPO Warrants which constitute part of the Offering, warrants issued to the Underwriter upon the exercise of the Underwriter's Purchase Option and the Bridge Warrants.


                                USE OF PROCEEDS

  The Company intends to apply the net proceeds of the Offering approximately as follows: (i) $4,088,000 for the repayment of principal and accrued interest on the promissory notes issued in connection with the Bridge Financings; (ii) $2,000,000 in partial repayment of a promissory note made in connection with the February 1996 Combination; (iii) $370,000 for the repayment of principal and accrued interest on the promissory notes issued in connection with the Interim Financing; (iv) $1,000,000 to repay overdue trade payables; and (v) $1,482,000 for working capital and general corporate purposes. See "Use of Proceeds".


                                  RISK FACTORS

  The securities offered hereby are speculative in nature and involve a high degree of risk. See "Risk Factors".

                         SUMMARY FINANCIAL INFORMATION

  The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Prospectus. This information should be read in conjunction with such financial statements, including the notes thereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".



                                                       FREIGHT FORWARDING BUSINESS OF
                                                              TIA AND CFS (1)                        THE COMPANY
                                                           YEAR ENDED DECEMBER 31                     PRO FORMA
                                                       -----------------------------               12 MONTHS ENDED
                                                  1993            1994             1995          DECEMBER 31, 1995 (2)
                                                 -------        --------         --------        ---------------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Operating revenues..........................   $32,671        $38,576          $38,211                 $62,165
  Cost of transportation......................    24,232         30,254           30,300                  47,597
  Gross profit................................     8,439          8,322            7,911                  14,568
  Selling, general & administrative expense...     6,505          4,634            4,513                  17,231
  Amortization of goodwill....................                                                               484
  Operating income (loss).....................     1,934          3,688            3,398                  (3,147)
  Net income (loss) before taxes..............   $   869        $ 2,661          $ 2,366                 $(4,157)
  Pro forma net loss per share(3)(4)..........                                                           $ (1.25)


                                                                                          THE COMPANY
                                                                                        FEBRUARY 7, 1996
                                                                                        ----------------
                                                                                                    PRO FORMA
                                                                                ACTUAL          AS ADJUSTED(5)(6)
                                                                               -------          -----------------
                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
  Total assets.............................................................     $21,114               $27,762
  Working capital (deficit)................................................      (5,340)                3,600
  Short-term indebtedness..................................................      11,100                11,100
  Long-term indebtedness...................................................      12,367                10,367
  Stockholders' equity (deficit)...........................................     $(2,354)              $ 6,294

- ---------------------------

(1) The amounts for the Freight Forwarding Business of TIA and CFS represent the historical operations associated with the freight forwarding business of TIA and CFS contributed to the Company in the Combination. The Freight Forwarding Business of TIA and CFS did not operate as a separate legal or reporting entity during the periods presented. Although the Company did not assume any of the historical debt obligations of TIA and CFS in the Combination, the freight forwarding business constituted the majority of the operations of TIA and CFS during the periods presented and accordingly all of the interest expense incurred by TIA and CFS for such periods has been allocated to the Freight Forwarding Business of TIA and CFS. The operations data for the fiscal year ended December 31, 1993 and for the first two months of 1994 include the effect of the operation by TIA of its aviation assets which it sold in March 1994. Management believes that if the operations data were restated to exclude the operation of these aviation assets, costs of sales would be higher but would be more than offset by a reduction in operating expenses.
(2) Gives effect to the Combination whereby Amertranz and CAS became wholly-owned subsidiaries of the Company.
(3) Based on the number of shares of Common Stock outstanding prior to the Offering.
(4) The interest expense for the Freight Forwarding Business of TIA and CFS has been adjusted to the amount of interest on the Exchange Note.
(5) Gives effect to the conversion by TIA and CFS immediately prior to the consummation of the Offering of $2,000,000 of long-term debt into the Company's Class A 10% Cumulative Convertible Preferred Stock (the "Class A Preferred Stock"). See "Certain Transactions" and "Description of Securities-Preferred Stock".
(6) Gives effect to the sale of the Securities offered hereby and the application of the net proceeds (estimated to be $8,940,000) therefrom. Gives effect to a write-off of (i) approximately $373,210 of deferred costs incurred in connection with the February Bridge Financing, and (ii) approximately $2,939,063 of interest discount related to the securities issued in the Interim Financing and the Bridge Financings.

                       ----------------------------------

Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of the Underwriter's over-allotment option, the Underwriter's Purchase Option or the exercise of the IPO Warrants offered hereby, and does not include: (i) 402,348 shares of Common Stock reserved for issuance upon the exercise of options granted or to be granted under the Company's stock option plan; (ii) 262,178 shares of Common Stock reserved for issuance upon the exercise of other options; (iii) 1,312,500 shares of Common Stock reserved for issuance upon exercise of the Bridge Warrants; and (iv) shares of Common Stock that would be issued upon conversion of the Company's Class A Preferred Stock. See "Management", "Description of Securities-Preferred Stock" and "Description of Securities-Warrants".

                                  RISK FACTORS

  The securities offered hereby are speculative in nature and involve a high degree of risk. Accordingly, in analyzing an investment in these securities, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors. No investor should participate in the Offering unless such investor can afford a complete loss of his or her investment.

  SUBSTANTIAL LOSSES; ACCUMULATED DEFICIT. Although the Amertranz business generated approximately $24.0 million in operating revenues in the 12 months ended December 31, 1995, it incurred operating losses of approximately $6.1 million for such period, had an accumulated deficit of approximately $7.2 million as of December 31, 1995. While the CAS business was profitable during the year ended December 31, 1995, on a combined pro forma basis the Company incurred operating losses for such period of $3.1 million. As of February 7, 1996 (immediately following the Combination), the Company had, on a consolidated basis, an accumulated deficit of $10 million. The Company will be unable to achieve profitability unless it improves its operating results. There can be no assurance that the Company will be able to increase revenues or achieve profitability. Management anticipates that losses will continue for the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", and the Financial Statements and Notes thereto.

  WORKING CAPITAL DEFICIT; NEED FOR ADDITIONAL FUNDING. The Company's current liabilities exceed its current assets. Although the CAS business has generated positive cash flow from operations, the cash flow from the operations of the Amertranz business has not been sufficient to finance trade payables, capital equipment requirements and new office expansion and development. As a result, Amertranz has engaged in interim borrowing from various sources. In addition to the proceeds from the Offering and current borrowings, the Company may require additional financing in the future. The Company currently has no commitments from any prospective lenders with respect to any such financing. The terms of the Company's current borrowings substantially limit the Company's flexibility in obtaining additional financing. There can be no assurance that any additional financing will be available to the Company upon acceptable terms, if at all. The inability to obtain additional financing if and when needed, would have a material adverse effect on the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources".

  PLEDGE OF ASSETS. Substantially all of the Company's assets are pledged to secure its indebtedness. If one or more of the Company's secured creditors foreclose upon its security interest in the Company's assets, such action would result in the inability of the Company to continue in business. TIA and CFS have agreed that, upon consummation of the Offering, they will forbear any foreclosure on their security interests in such assets for a period of 12 months following the consummation of the Offering, except in certain circumstances.
The Company may also be required to obtain the consent of these creditors in order to complete future financing, and there can be no assurance that these consents would be forthcoming. See "Control of the Company by TIA and CFS; Conflicts of Interest", below, "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" and "Certain Transactions".

  "GOING CONCERN" QUALIFICATION. The report of Arthur Andersen LLP on the Company's consolidated financial statements as of February 7, 1996, and Amertranz's financial statements for its fiscal year ended June 30, 1995, contains their qualification that states that Amertranz "has suffered a loss from operations, has negative working capital, negative cash flows from operations and negative stockholders' equity, that raise substantial doubt about its ability to continue as a going concern." There can be no assurance that the Company's future financial statements will not include a similar explanatory paragraph if the Company is unable to raise sufficient funds to cover the cost of its operations. The factors leading to, and the existence of, the explanatory paragraph may adversely affect the Company's relationship with customers and suppliers and its ability to generate revenue and obtain financing. See Note 3 of Notes to the Company's Consolidated Financial Statements and Note 3 of Notes to Amertranz Consolidated Financial Statements.

  PROCEEDS TO BE USED TO SATISFY CERTAIN INDEBTEDNESS AND OVERDUE PAYABLES; BROAD DISCRETION IN APPLICATION OF REMAINING PROCEEDS. Approximately $6,458,000, or 72%, of the net proceeds received by the Company from the Offering will be used to repay outstanding indebtedness, including interest thereon. Additionally, $1,000,000, or 11%, of such proceeds will be used to repay overdue trade payables. Accordingly, such funds will not be available for use in the Company's business. Furthermore, the Company will have broad discretion as to the application of the remaining $1,482,000 allocated to working capital and general corporate purposes. See "Use of Proceeds".

  IMMEDIATE AND SUBSTANTIAL DILUTION. The Offering involves an immediate dilution of $7.09 per share of Common Stock (approximately 118% of the per-share offering price) between the pro forma net tangible book value per share of the Common Stock immediately after the completion of the Offering and the offering price per share. See "Dilution".

  CONTROL OF THE COMPANY BY TIA AND CFS; CONFLICTS OF INTEREST. Immediately following the Offering, TIA and CFS will collectively beneficially own approximately 41% of the outstanding shares of the Company's Common Stock. Furthermore, if TIA and CFS would convert the shares of the Company's Class A Preferred Stock owned by them after the Offering, their collective beneficial ownership of shares of Common Stock would increase to approximately 45%. In addition, certain stockholders of the Company have given irrevocable proxies to TIA and CFS to vote such stockholders' shares of Common Stock for up to five years for the election of directors, and the proxy granted by one such stockholder includes all matters submitted to stockholders for a vote. The stock ownership of TIA and CFS, together with such proxies, allow TIA and CFS to control in excess of 51% of the issued and outstanding shares of Common Stock. As a result, TIA and CFS will be in a position to control the Company through their combined ability to determine the outcome of elections of the Company's directors and to prevail in matters submitted to a vote of shareholders. In addition, TIA and CFS are significant secured creditors of the Company. The terms of these loans require significant ongoing monthly payments to TIA and CFS. There may be circumstances in which these different relationships create material conflict to the detriment of other shareholders and to the Company.
See "Management", "Certain Transactions-Conflicts of Interest", "Principal Stockholders" and "Description of Securities-Preferred Stock".

  ABSENCE OF COMBINED OPERATING HISTORY. The combination of the businesses of Amertranz and CAS occurred in February 1996. There can be no assurance that management will be able to integrate these businesses profitably or will be successful in combining and implementing the Company's operating or growth strategies. Failure to properly integrate these businesses and to implement the Company's strategies could have a material adverse effect on the Company's operating results. See "Business".

  DEPENDENCE ON TIMELY PAYMENTS BY CUSTOMERS. The Company depends on being paid by its customers when such payments are due. However, the Company is not able to ensure timely payment of its accounts receivable. In the past, some of the Company's customers have delayed payment beyond the date when payment is due, which has had an adverse effect on the Company's operating results. There can be no assurance that customers will not delay payments in the future, which would have a material adverse affect on the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  DELAY IN PAYMENT OF TRADE CREDITORS. In order to manage its working capital resources, Amertranz has in the past and is currently paying many of its trade creditors and service providers at rates slower than provided in their respective invoices or agreements. While the Offering is intended to generate working capital, the Company still may be required to delay payments to trade creditors in the future. The Company's failure to pay these trade creditors in a timely fashion has in the past adversely affected and in the future could adversely affect, its relationships with these trade creditors or result in a default under its agreements with such trade creditors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Overview".

  COMPETITION. The Company competes with a large number of firms, many of which have facilities and financial resources far greater than the Company. Competition within the freight industry is intense. In the freight forwarding industry, the Company competes with a large and diverse group of national freight forwarding concerns, commercial air and ocean carriers and a large number of locally established companies in geographic areas where the Company does business or intends to do business in the future. Insofar as inter-city trucking is a portion of the Company's method of freight transport, the Company competes with a large number of long-haul, medium-haul, truckload and less than truckload carriers, and railroads. While the Company does not consider itself to be competing with traditional small package delivery services such as Federal Express Corporation, United Parcel Service of America, Inc., Airborne Freight Corporation and DHL Worldwide Express, Inc., in the event that any of these established businesses, with their goodwill, name, resources and trade recognition, decide to expand into the heavy freight business, such circumstances could have a material adverse effect upon the business of the Company. See "Business-Competition".

  EXPANSION OF BUSINESS. The Company intends to continue its program of business expansion after completion of the Offering. There can be no assurance that its financial condition will be sufficient to support the funding needs of an expansion program, that acquisitions will be successfully consummated or will enhance profitability, or that any expansion opportunities will be available upon reasonable terms. See "Business-Company Strategy".

  DEPENDENCE ON KEY PERSONNEL. The Company believes that its future success will be highly dependent upon its ability to attract and retain skilled managers, salespersons, and other personnel. The inability to attract and retain such managers and personnel could have a material adverse effect on the Company's operating results. In addition, the Company believes that its success will depend to a significant extent on the efforts and abilities of its senior management, in particular those of Stuart Hettleman, President of the Company, and Richard A. Faieta, Executive Vice President of the Company. Although the Company has entered into a three-year employment agreement with each of Messrs. Hettleman and Faieta, the loss of the services of either Mr. Hettleman or Mr. Faieta could have a material adverse effect on the Company's operating results. See "Business-Company Strategy" and "Management-Executive Compensation."

  POTENTIAL REDUCTION OF BUSINESS IN PUERTO RICO. There are significant United States income tax benefits available to United States mainland companies engaging in business in Puerto Rico. The CAS business historically has derived substantial operating revenues from such companies, and, therefore, the profitability of the Company's CAS business is largely dependent on such customers. Congress reduced these benefits in 1993, and in recent budget proposals both Congress and the Clinton Administration have proposed further reduction of these tax benefits. In the event that there is any modification to the tax benefits available to United States companies doing business in Puerto Rico, it could result in those companies cutting back on the business which they had been doing in Puerto Rico, which would have a material adverse effect upon the Company's operating results.

  DEPENDENCE ON CARRIERS; INABILITY TO CONTROL TRANSPORTATION FACILITIES. The Company does not own or operate any trucks, nor does it own or operate any aircraft (although it will have certain exclusive rights to the use of an L-1011 aircraft in connection with its CAS business until March 1998) for the movement of either domestic or international freight. The Company does not have any present or anticipated future plans to acquire, by lease or otherwise, or own or operate any freight transportation equipment. The Company's ability to service its customers depends on the availability of space on air passenger and cargo airlines and trucking carriers. The quality and timeliness of the Company's freight forwarding services will be dependent upon the services of these independent contractors, over which the Company has no control. Shortages of freight space are most likely to develop around holidays and on routes upon which traffic is especially heavy. Furthermore, the Company will be competing with others for the availability and utilization of freight space. In addition, available air cargo space on passenger airlines could be reduced as a result of changes in the types of aircraft or decreases in the number of passenger airlines serving particular routes at particular times, which could occur as a result of economic conditions and other factors beyond the control of the Company. Although the Company does not believe that a lack of freight space has had a significant impact on its ability to book space to date, significant shortages of suitable space and associated increases in rates charged by carriers could have a material adverse affect on the Company's future operating results. See "Business-Company Operations".

  VULNERABILITY TO ECONOMIC CONDITIONS. The Company's future operating results are dependent upon the economic environments in which it operates. Demand for the Company's services could be adversely affected by economic conditions in the industries of the Company's customers. A number of the principal customers of the Company's Amertranz business are in the fashion, personal computer and electronics industries. The Company anticipates that CAS will continue to obtain substantial business from the pharmaceutical industry. Adverse conditions in any of these industries or loss of the major customers in such industries could have a material adverse impact upon the Company. The Company expects the demand for its services (and consequently results of operations) to continue to be sensitive to domestic and, increasingly, global economic conditions and other factors beyond its control. In addition, the transport of freight, both domestically and internationally, is highly competitive and price sensitive. Changes in the volume of freight transported, shippers preferences as to the timing of deliveries as a means to control shipping costs, economic and political conditions, both in the United States and abroad, work stoppages, United States and foreign laws relating to tariffs, trade restrictions, foreign investments and taxation may all have significant impact on the overall business of the Company, its growth and profitability. See "Business".

  LITIGATION. Amertranz has been named as a defendant in a lawsuit initiated by the trustee in bankruptcy of a company with which Amertranz engaged in discussions concerning a prospective business combination during early 1994.
The complaint seeks damages in excess of $11 million for various alleged causes of action. In February 1996, the plaintiff in this action offered to settle the litigation for $125,000, which offer was rejected by the Company. The Company's bankruptcy litigation counsel has filed a motion to dismiss the complaint in its entirety. Management believes that the lawsuit is substantially without merit and that the probability of any material loss is extremely small. Nevertheless, the Company will be obligated to expend funds and management time and attention which are needed elsewhere but which must be diverted to finance legal costs and provide information requested to conduct a vigorous defense. Additionally, there can be no assurance that either the cost of defense or the ultimate outcome of the lawsuit will not result in substantial financial cost to the Company which will have a material adverse effect on the Company's operating results. See "Business-Legal Proceedings".

  DIVIDENDS UNLIKELY. The Company has never declared or paid dividends on its Common Stock and does not intend to pay dividends in the foreseeable future.
The payment of dividends in the future will be at the discretion of the Board of Directors. See "Dividend Policy".

  REGULATORY COMPLIANCE. The Company's freight forwarding business as an indirect air cargo carrier is subject to regulation by the United States Department of Transportation (DOT) under the Federal Aviation Act. However, air freight forwarders (including the Company) are exempted from most of such Act's requirements by the Economic Aviation Regulations promulgated thereunder. The Company's foreign air freight forwarding operations are subject to regulation by the regulatory authorities of the respective foreign jurisdictions. The air freight forwarding industry is subject to regulatory and legislative changes which can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the costs of providing, services to customers. The Company does not believe that costs of regulatory compliance have had a material adverse impact on its operations to date. However, failure of the Company to comply with any applicable regulations could result in substantial fines or revocation of the Company's operating permits. There can be no assurance that the adoption of future regulations would not have a material adverse effect on the Company's business. See "Business-Regulation".

  NO PRIOR MARKET; POTENTIAL LIMITED TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. There has been no prior market for the Common Stock or IPO Warrants. The Common Stock and IPO Warrants have been approved for trading on the Nasdaq SmallCap Market although there can be no assurance that an active trading market in the Company's securities will develop or be maintained. To continue to be listed on Nasdaq after the Offering, the Company must satisfy certain maintenance criteria. The public offering prices of the Securities and the exercise price and other terms of the IPO Warrants being offered hereby were established by negotiation between the Company and the Underwriter and may not be indicative of prices that will prevail in the trading market. In the absence of an active trading market, purchasers of the Common Stock or IPO Warrants may experience substantial difficulty in selling their securities. The trading prices of the Common Stock and IPO Warrants are expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of technological innovations by the Company or its competitors, general conditions in the forwarding industry and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies and that are often unrelated to operating performance. See "Distribution".

  CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS. The Company will be able to issue shares of its Common Stock upon exercise of the IPO Warrants only if there is then a current prospectus relating to such shares of Common Stock and only if such shares of Common Stock are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the IPO Warrants reside. The Company has undertaken and intends to file and keep current a prospectus which will permit the purchase and sale of the shares of Common Stock underlying the IPO Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the IPO Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. The IPO Warrants may be deprived of any value and the market for the IPO Warrants may be limited if a current prospectus covering the shares of Common Stock issuable upon exercise of the IPO Warrants is not kept effective or if such shares of Common Stock are not qualified or exempt from qualification in the jurisdictions in which the holders of the IPO Warrants then reside. See "Description of Securities-Warrants".

  POTENTIAL ADVERSE EFFECT OF REDEMPTION OF IPO WARRANTS. The IPO Warrants may be redeemed by the Company at any time after the IPO Warrants become exercisable at a redemption price of $.01 per Warrant upon not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least $10.00 per share for each of the 20 consecutive trading days during a period ending on the third trading day prior to the date of the notice of redemption. Notice of redemption of the IPO Warrants could force the holders to exercise the IPO Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the IPO Warrants at the current market price when they might otherwise wish to hold the IPO Warrants, or to accept the redemption price which would be substantially less than the market value of the IPO Warrants at the time of redemption. See "Description of Securities-Warrants".

  EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. As of the date of this Prospectus, there are outstanding stock options to purchase an aggregate of 262,178 shares of Common Stock at per share exercise prices ranging from $.16 to $1.17. The Company also has outstanding Bridge Warrants to purchase 1,312,500 shares of Common Stock, at an exercise price equal to the exercise price of the IPO Warrants. The shares of Common Stock underlying the Bridge Warrants are being registered under the Registration Statement of which this Prospectus forms a part. The holders thereof have agreed not to sell the Bridge Warrants or the shares of Common Stock underlying such warrants until one year after the date of this Prospectus without the Underwriter's consent. Furthermore, outstanding shares of the Company's Class A Preferred Stock may be converted into shares of Common Stock at any time. The exercise of such outstanding stock options, the Bridge Warrants, the Underwriter's Purchase Option (and the Warrants included therein) and shares of Preferred Stock will dilute the percentage ownership of the Company's stockholders, and any sales in the public market of shares of Common Stock underlying such stock options, Bridge Warrants, the Underwriter's Purchase Option (and the Warrants included therein) and shares of Preferred Stock may adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of such outstanding securities can be expected to exercise their respective rights therein at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such stock options, warrants and shares of Preferred Stock. In addition, the Company has granted certain demand and piggyback registration rights to the Underwriter with respect to the securities issuable upon exercise of the Underwriter's Purchase Option, and to the holders of the Company's Class A Preferred Stock. See "Management-Stock Option Plan" and "Other Stock Options", "Certain Transactions", "Description of Securities" and "Selling Securityholders and Plan of Distribution".

  SHARES ELIGIBLE FOR FUTURE SALE. Sales of the Company's Common Stock in the public market after the Offering could adversely affect the market price of the Common Stock or the IPO Warrants. See "Shares Eligible for Future Sale".

  LIMITED LIABILITY OF DIRECTORS. The Company's Articles of Incorporation limit the liability of directors to the maximum extent permitted by Delaware law. See "Description of Securities-Indemnification of Officers and Directors".

                                    DILUTION

  The difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value per share of Common Stock after the Offering constitutes the dilution per share of Common Stock to investors in the Offering. Net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

  At February 7, 1996, after giving effect to the conversion of $2,000,000 of long-term debt into the Company's Class A Preferred Stock (see "Certain Transactions"), the Company had a consolidated negative net tangible book value of approximately $12.4 million, or approximately $3.49 per share of Common Stock (based on 3,565,589 shares of Common Stock outstanding). After giving effect to the sale of Securities offered hereby (less underwriting discounts and estimated expenses of the Offering), the negative net tangible book value at that date would have been approximately $5.8 million, or approximately $1.09 per share. This represents an immediate increase in net tangible book value of $2.40 per share to the existing stockholders, and an immediate dilution of $7.09 per share to investors in the Offering.

  The following table illustrates the per share dilution, without giving effect to results of operations of the Company subsequent to February 7, 1996:

     Public offering price of the Common Stock................................              $ 6.00
          Consolidated negative net tangible book value before the Offering...   $(3.49)
          Increase attributable to new investors in the Offering..............     2.40
                                                                                 ------
     Consolidated negative Net tangible book value after the Offering.........               (1.09)
                                                                                            ------
     Dilution to investors in the Offering....................................              $ 7.09
                                                                                            ======

  The following table summarizes the number and percentage of shares of Common Stock purchased from the Company, the amount and percentage of consideration paid and the average price per share paid by the existing stockholders and by new investors pursuant to the Offering:

                                                                            AVERAGE
                             SHARES PURCHASED      TOTAL CONSIDERATION     PRICE PER
                           --------------------   ----------------------
                            NUMBER     PERCENT      AMOUNT      PERCENT      SHARE
                           ---------   --------   -----------   --------   ---------

Existing Stockholders...   3,565,589      67.1%   $ 8,666,465      45.2%       $2.43
New Investors...........   1,750,000      32.9     10,500,000      54.8         6.00
                           ---------     -----    -----------     -----
    Total...............   5,315,589     100.0%   $19,166,465     100.0%
                           =========     =====    ===========     =====


                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Securities offered hereby are estimated to be approximately $8,940,000 (approximately $10,326,000 if the Underwriter's over-allotment option is exercised in full). The Company intends to apply the net proceeds approximately as follows:

                 APPLICATION OF PROCEEDS                        AMOUNT      PERCENT
                 -----------------------                      ----------    -------
       Repayment of the February Bridge Notes(1)...........   $2,873,000        32%
       Repayment of the May Bridge Notes(2)................   $1,215,000        14
       Partial repayment of the Exchange Note(3)...........    2,000,000        22
       Repayment of the Interim Notes(4)...................      370,000         4
       Payment of Overdue Trade Payables(5)................    1,000,000        11
       Working Capital and General Corporate Purposes(6)...    1,482,000        17
                                                              ----------       ---
            Total..........................................   $8,940,000       100%
                                                              ==========       ===

- ------------------
(1) The February Bridge Notes were issued in connection with the February Bridge Financing consummated in February 1996, in which the Company also issued 416,250 shares of Common Stock and 832,500 Bridge Warrants. The February Bridge Notes consist of 85 notes in the aggregate principal amount of $2.775 million, bearing interest at the rate of 10% per annum through April 30, 1996 and 15% per annum thereafter, and are payable upon the consummation of the Offering. If the Offering is consummated on or about May 31, 1996, the interest to be paid on the February Bridge Notes will be approximately $98,000. The net proceeds from the sale of the February Bridge Notes have been used primarily for working capital purposes.
(2) The May Bridge Notes were issued in connection with the May Bridge Financing consummated in May 1996, in which the Company also issued 240,000 shares of Common Stock and 480,000 Bridge Warrants. The May Bridge Notes consist of ___ notes in the aggregate principal amount of $1.2 million, bearing interest at the rate of 15% per annum, and are payable upon the consummation of the Offering. If the Offering is consummated on or about May 31, 1996, the interest to be paid on the May Bridge Notes will be approximately $15,000. The net proceeds from the sale of the May Bridge Notes have been used for working capital purposes.
(3) The Exchange Note was issued to TIA and CFS in connection with the February 1996 Combination, in which the Company also issued to TIA and CFS an aggregate of 2,100,000 shares of Common Stock. The Exchange Note is in the original principal amount of $10,000,000, and bears interest at the rate of 8.0% per annum. Immediately prior to the consummation of the Offering, TIA and CFS exchanged $2,000,000 principal amount of the Exchange Note for 200,000 shares of the Company's Class A Preferred Stock. The terms of the Exchange Note provide that $2,000,000 of amount due under the Exchange Note are payable from the proceeds of the Offering, and the balance as follows: five consecutive monthly payments of principal and interest in the amount of $80,000 each, commencing March 1, 1996, and, thereafter, monthly payments of principal and interest in the amount of $166,667 each until the Exchange Note has been paid in full. TIA and CFS have agreed that, upon consummation of the Offering and the payment of the $2,000,000 from the proceeds of the Offering, the balance of payments on the Exchange Note will be deferred as described later in this Prospectus. See "Certain Transactions" and "Description of Securities-Preferred Stock".
(4) The Interim Notes were issued in connection with the Interim Financing consummated between November 1995 and January 1996, in which the Company also issued 67,606 shares of Common Stock (as adjusted as of February 7,
    1996). The Interim Notes consist of four notes in the aggregate principal amount of $350,000, bearing interest at the rate of 12% per annum, and are
    payable upon the consummation of the Offering.   If the Offering is
    consummated on or about May 31, 1996, the interest to be paid on the Interim Notes will be approximately $20,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" and "Certain Transactions".
(5) Overdue trade payables are owed to, among others, the Company's freight carriage vendors. See "Risk Factors-Delay in Payment of Trade Creditors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-Overview".
(6) Working capital and general corporate purposes may include, among other things, the expansion of the Company's office network by the opening of new offices or the acquisition of smaller freight forwarders, and enhancement of the Company's management information systems. The remaining portion of the net proceeds allocated to working capital will be used by the Company to fund operations as required. The specific uses of the net proceeds allocated to working capital will be determined from time to time based upon prevailing industry and market conditions and the future needs of the Company.

  If the Underwriter exercises the over-allotment option in full, the Company will realize additional net proceeds of $1,188,000 which also will be added to the Company's working capital. See "Business-Company Strategy".

  The Company anticipates, based on current plans and assumptions relating to its operations, that the proceeds of the Offering, together with existing resources and cash generated from operations, should be sufficient to satisfy the Company's contemplated cash requirements for at least 12 months after completion of the Offering. After that time the Company anticipates that cash generated from operations will be sufficient to meet its capital requirements, although there can be no assurance that this will be the case. Proceeds not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing government obligations.


                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company (i) as of February 7, 1996, and (ii) as adjusted to give effect to the sale of the Securities offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds".

                                                                           AS OF FEBRUARY 7, 1996
                                                                       ----------------------------
                                                                                       PRO FORMA
                                                                         ACTUAL    AS ADJUSTED(1)(2)
                                                                       ---------   ----------------
                                                                            (IN THOUSANDS)

Short-term debt....................................................    $ 11,100           $ 11,100
                                                                       ========           ========
Long-term debt, less current portion...............................      12,367             10,367
Stockholders' equity (deficit):
     Class A Preferred Stock, $10.00 par value;
       500,000 shares authorized pro forma; 200,000 shares issued
        and outstanding pro forma, as adjusted.....................          --             2,000
     Preferred Stock, no par value; 2,000,000 shares authorized pro
       forma; none issued and outstanding..........................          --                --
     Common Stock, $.01 par value; 15,000,000 shares authorized;
        3,325,589 shares issued and outstanding actual; 5,315,589
         shares issued and outstanding, pro forma, as adjusted.....          33                53
     Additional paid-in capital....................................       7,613            17,553
     Accumulated deficit ..........................................     (10,000)          (13,312)
                                                                       --------           --------
          Total stockholders' equity (deficit).....................      (2,354)            6,294
                                                                       --------           --------
    Total capitalization...........................................    $ 10,013           $ 16,661
                                                                       ========           ========

- -----------
(1) Gives effect to the conversion of $2,000,000 of long-term debt owed to TIA and CFS into the Company's Class A Preferred Stock. See "Certain Transactions" and "Description of Securities-Preferred Stock".

(2) The application of the estimated net proceeds as adjusted, figure gives effect to a write-off of (i) approximately $373,210 of deferred costs incurred in connection with the February Bridge Financing, and (ii) approximately $2,939,063 of interest discount related to the securities issued in the Interim Financing and the Bridge Financings.


                                DIVIDEND POLICY

  The Company expects to retain all available earnings generated by its operations for the development and growth of its business and it does not intend to pay cash dividends on its Common Stock in the foreseeable future. Any future declaration of cash dividends will be at the discretion of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other pertinent factors.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  As a result of the February 1996 Combination, Amertranz and CAS became wholly-owned subsidiaries of the Company. The statement of operations data presented below reflect the historical operations of the air freight business of TIA and CFS and the pro forma statement of operations data reflect the combined results of the freight forwarding business of TIA and CFS and the Amertranz business as if the Combination had been effective as of January 1, 1995, without giving effect to the Offering. The pro forma data for 1995 represents a period when TIA and CFS and Amertranz were not under common control or management. Consequently, the pro forma data presented below may not be comparable to or indicative of results to be achieved by the Company.

  The following selected statement of operations data for each of the years ended December 31, 1993, 1994 and 1995 have been derived from the statements of operations of The Freight Forwarding Business of TIA and CFS that have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected statement of operations data for the years ended December 31, 1991 and 1992 are unaudited, and in the opinion of management, include all adjustments necessary for a fair presentation of such data. The selected balance sheet data as at February 7, 1996 is derived from a balance sheet of the Company that has been audited by Arthur Andersen LLP, independent public accountants. Historical balance sheet data for TIA and CFS has not been included herein, since only assets of insignificant historical recorded value were transferred to the Company. The selected financial data should be read in conjunction with the balance sheet of the Company, the financial statements of The Freight Forwarding Business of TIA and CFS, the financial statements of Amertranz, and related notes thereto, the pro forma income statement and with "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                                                                 THE COMPANY
                                                                                                                  PRO FORMA
                                                     FREIGHT FORWARDING BUSINESS OF TIA AND CFS                   12 MONTHS
                                                             YEARS ENDED DECEMBER 31(1)                             ENDED
                                               -------------------------------------------------------------      DECEMBER 31,
                                                 1991            1992            1993       1994       1995        1995(2)
                                               -------         -------          -------   -------     ------     ------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues..........................    $32,076         $29,201         $32,671   $38,576    $38,211       $62,165
Cost of transportation......................     26,353          24,103          24,232    30,254     30,300        47,597
                                                -------         -------         -------   -------    -------       -------
Gross profit................................      5,723           5,098           8,439     8,322      7,911        14,568
Selling, general & administrative expense...      8,726           6,354           6,505     4,634      4,513        17,231
Amortization of goodwill....................          -               -               -         -          -           484
                                                -------         -------         -------   -------    -------       -------
Operating income (loss).....................     (3,003)         (1,256)          1,934     3,688      3,398        (3,147)
Net income (loss) before taxes..............    $(3,799)        $(2,149)        $   869   $ 2,661    $ 2,366       $(4,157)
Pro forma net loss per share (3)(4).........                                                                       $ (1.25)

OPERATING DATA:
Gross margin................................       17.8%           17.5%           25.8%     21.6%      20.7%         23.4%
Operating margin............................       (9.4%)          (4.3%)           5.9%      9.6%       8.9%         (5.1%)

                                                       THE COMPANY
                                                    FEBRUARY 7, 1996
                                                    ----------------
                                                               PRO FORMA
                                                ACTUAL     AS ADJUSTED(5)(6)
                                               -------     -----------------
                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets................................   $21,114       $27,762
Working capital (deficit)...................    (5,340)        3,600
Short-term indebtedness.....................    11,100        11,100
Long-term indebtedness......................    12,367        10,367
Stockholders' equity (deficit)..............   $(2,354)      $ 6,294

- ----------------------
(1) The amounts for the Freight Forwarding Business of TIA and CFS represent the historical operations associated with the freight forwarding business of TIA and CFS contributed to the Company in the Combination. The Freight Forwarding Business of TIA and CFS did not operate as a separate legal or reporting entity during the periods presented. Although the Company did not assume any of the historical debt obligations of TIA and CFS in the Combination, the freight forwarding business constituted the majority of the operations of TIA and CFS during the periods presented and accordingly all of the interest expense incurred by TIA and CFS for such periods has been allocated to the Freight Forwarding Business of TIA and CFS. The operations data for the fiscal year ended December 31, 1993 and for the first two months of 1994 include the effect of the operation by TIA of its aviation assets which it sold in March 1994. Management believes that if the operations data were restated to exclude the operation of these aviation assets, costs of sales would be higher but would be more than offset by a reduction in operating expenses.
(2) Gives effect to the Combination whereby Amertranz and CAS became wholly-owned subsidiaries of the Company.
(3) Based on the number of shares of Common Stock outstanding prior to the Offering.
(4) The interest expense for the Freight Forwarding Business of TIA and CFS has been adjusted to the amount of interest on the Exchange Note.
(5) Gives effect to the conversion of $2,000,000 of long-term debt owed to TIA and CFS into the Company's Class A Preferred Stock. See "Certain Transactions" and "Description of Securities-Preferred Stock".
(6) Gives effect to the sale of the Securities offered hereby and the application of the net proceeds (estimated to be $8,940,000) therefrom. Gives effect to a write-off of (i) approximately $373,210 of deferred costs incurred in connection with the February Bridge Financing, and (ii) approximately $2,939,063 of interest discount related to the securities issued in the Interim Financing and the Bridge Financings.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company was formed in January 1996 to combine the freight forwarding business of TIA and CFS and Amertranz. The freight forwarding business of TIA and CFS generated operating revenues of $38.6 million and $38.2 million and had net income before taxes of $2.7 million and $2.4 million for the years ended December 31, 1994 and 1995, respectively. For the year ended June 30, 1994, the Company's Amertranz business generated operating revenues of $11.1 million and had net income before taxes of $245,000, and for the year ended June 30, 1995, generated revenues of $25.0 million and incurred net losses before taxes of $2.8 million. For the year ended December 31, 1995 on a pro forma consolidated basis, the Company generated revenues of $62.2 million and incurred an operating loss of $3.1 million, such loss resulting solely from the operation of the Amertranz business.

  In February 1994, as a result of the settlement of litigation, Amertranz obtained a 20-office domestic freight forwarding network. Management believes that the losses in the Amertranz business were caused primarily from this sudden expansion without proper planning and without sufficient capital or financing. During the period from February 1994 through December 1995, despite limited working capital, Amertranz established a needed operations infrastructure for its new domestic freight forwarding network, including data processing, communications, customer service and accounting, and expanded the network with the addition of several offices. Additionally, in June 1995 Amertranz established a major new division for international freight forwarding which further diluted Amertranz's available resources. Amertranz's initial emphasis was on the development of an operations infrastructure, rather than on hiring sales and marketing personnel. See "Historical Background".

  Due to ensuing cash flow shortages, sufficient sales and marketing personnel could not be hired and therefore operating revenues did not increase sufficiently to attain profitability. Furthermore, prior to the closing of the February Bridge Financing, cash shortages in the Amertranz business caused delays in payments to Amertranz's trade creditors and transportation service providers which affected Amertranz's ability to ship freight in a timely manner.

  The sudden expansion of the Amertranz business resulted in an existing domestic operations and administrative infrastructure that can support a much higher revenue base. Since the closing of the Combination and the February Bridge Financing, management has attracted and hired additional experienced sales personnel for the domestic freight forwarding operation and thereby increased its sales team by more than 30%. In addition, management has begun maximizing the synergies created by the combination of its Amertranz and CAS businesses by (i) exploiting cross-selling opportunities, and (ii) taking advantage of underutilized operations infrastructure and purchased freight space. The Company has analyzed its operations, decided to maximize use of its existing domestic operations which can support a higher revenue base with slight additional cost to achieve profitability, and reduced its international operations.

RESULTS OF OPERATIONS

THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS

  The following discussion and analysis relates to the freight forwarding business of TIA and CFS that was transferred to the Company as part of the February 1996 Combination. The analysis focuses only on the historical results of operations of the freight forwarding business of TIA and CFS for the years ended December 31, 1993, 1994 and 1995.

  Years Ended December 31, 1994 and 1995

  Operating Revenues. Operating revenues decreased 1.0% to $38.2 million in 1995 from $38.6 million in 1994. While TIA and CFS experienced volume increases from most major customers, there were several major accounts that had significant decreases in revenues in 1995 compared to 1994 revenues. Sales to two major customers decreased by an aggregate of approximately $2.0 million in 1995 compared to 1994, which offset the gain in revenues by other accounts. Furthermore, several major accounts had large volume increases in 1994 due to unusual situations which did not recur in 1995. As an example, a major pharmaceutical firm instituted a recall which necessitated substantial additional air freight needs over normal business operations. Also, due to market conditions, several major retail suppliers had to use air freight in substantially greater volume than those used in normal market conditions. Operating revenues in 1995 show an annual compounded growth rate of 8% per year for the two years of 1994 and 1995.

  Cost of Transportation. Cost of transportation increased to 79.3% of 1995 operating revenues from 78.4% of 1994 operating revenues.

  Gross Profit. As a result of the factors described in the preceding paragraphs, gross profit for the year ended December 31, 1995 decreased to 20.7% from 21.6% of operating revenues in the comparable period of 1994.

  Selling, General and Administrative Expense. Selling, general and administrative expenses decreased slightly to 11.8% of operating revenues in the year ended December 31, 1995 from 12.0% of operating revenues in the comparable period in 1994.

  Years Ended December 31, 1993 and 1994

  Operating Revenues. Operating revenues increased 18.1% to $38.6 million in 1994 from $32.7 million in 1993. Most major customers had volume increases in 1994, including several major accounts that had unusually large volume increases in 1994 due to non-recurring situations.

  Cost of Transportation. Cost of transportation increased to 78.4% of 1994 operating revenues from 74.2% of 1993 operating revenues. This increase occurred because TIA and CFS chartered a fully-staffed and maintained aircraft during the last ten months of 1994, while TIA operated a leased aircraft during 1993. This increase is more then offset by the corresponding decrease in selling, general and administrative expense.

  Gross Profit. As a result of the factors described in the preceding paragraphs, gross profit for the year ended December 31, 1994 decreased to 21.6% from 25.8% of operating revenues for the comparable period in 1993.

  Selling, General and Administrative Expense. Selling, general and administrative expenses decreased to 12.0% of operating revenues in the year ended December 31, 1994 from 19.9% of operating revenues in the comparable period in 1993. This decrease resulted from the cessation of TIA's operation of its leased aircraft and the elimination of the expenses associated therewith.

THE AMERTRANZ BUSINESS

  In February 1994, Amertranz acquired the 20-office domestic air freight forwarding business of another freight forwarder, and began issuing its own domestic air waybills. Thereafter, substantially all sales revenues from Amertranz's operations were recorded as revenue of Amertranz. Prior to that, Amertranz acted as agent of such other freight forwarder, and recorded as revenue only Amertranz's share of the gross profits derived from its shipments (i.e., gross revenues less the costs associated with the pick-up and delivery of Amertranz's customers' shipments). Therefore, Amertranz's operating revenues and cost of transportation reported for the periods before and after February 1994 are not comparable. See "Historical Background".

  The following selected financial data for each of the years ended December 31, 1993, 1994 and 1995 has been derived from audited income statements of Amertranz included elsewhere in this Prospectus. The following selected financial data for each of the six-month periods ended December 31, 1994 and 1995 have been derived from unaudited income statements of Amertranz included elsewhere in this Prospectus. The unaudited financial data, in the opinion of management, include all adjustments necessary for a fair presentation of such data. The selected financial data should be read in conjunction with the Financial Statements of Amertranz, and related notes thereto.


                                                                                                      AMERTRANZ
                                                              AMERTRANZ                           SIX MONTHS ENDED
                                                         YEARS ENDED JUNE 30,                        DECEMBER 31,
                                                -------------------------------------          -----------------------
                                                  1993           1994           1995              1994           1995
                                                -------        -------        -------           -------        -------
                                                                                               UNAUDITED     UNAUDITED
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues..........................    $3,354        $11,122        $24,963           $14,049        $13,040
Cost of transportation......................       620          6,445         17,514             9,735          9,518
                                                ------        -------        -------           -------        -------
Gross profit................................     2,734          4,677          7,449             4,314          3,522
Selling, general & administrative expense...     2,723          4,857         10,298             5,132          7,552
                                                ------        -------        -------           -------        -------
Operating income (loss).....................        11           (180)        (2,849)             (818)        (4,030)
Other income (expense)......................        (5)           426             91              (166)          (156)
Restructuring charge........................      (435)
Income before taxes.........................    $    6        $   246        $(2,758)          $  (984)       $(4,621)

OPERATING DATA:
Gross margin................................      81.5%          42.1%         29.8%             30.7%         27.0%
Operating margin............................       0.3%          (1.6%)       (11.4%)            (5.8%)       (30.9%)

  The following discussion and analysis relates to Amertranz's results of operation for the years ended June 30, 1993, 1994 and 1995.

  Years Ended June 30, 1994 and 1995

  Operating Revenues. Operating revenues increased by 124% to $25 million for the year ended June 30, 1995 from $11.1 million in the year ended June 30, 1994. This increase was primarily attributable to Amertranz's change in operations in its domestic air freight forwarding activities in February 1994, as described above.

  Cost of Transportation. Cost of transportation increased to 70.2% of operating revenues for the year ended June 30, 1995 from 57.9% of operating revenues for the year ended June 30, 1994. This increase was primarily attributable to Amertranz's change in operations in its domestic air freight forwarding activities in February 1994, as described above.

  Gross Profit. As a result of the change in domestic operations in February 1994 as described above, gross profit for the year ended June 30, 1995 increased by 59.3% to $7.4 million from $4.7 million in the year ended June 30, 1994.

  Selling, General and Administrative Expense. Selling, general and administrative expenses increased to $10.3 million or 41.3% of operating revenues, in the year ended June 30, 1995 from $4.9 million or 43.7% of operating revenues, in the year ended June 30, 1994. The increase in total expense was attributable to Amertranz's change in its domestic air freight forwarding operation described above, the resulting increase in the size of its office network and the establishment of its independent accounting, data processing, communications and administrative capabilities.

  Years Ended June 30, 1993 and 1994

  Operating Revenues. Operating revenues increased by 231.6% to $11.1 million in the year ended June 30, 1994 from $3.4 million in the year ended June 30, 1993. This increase was attributable to Amertranz's acquisition of the domestic air freight forwarding business for which it previously acted as agent in February 1994, as described above.

  Cost of Transportation. Cost of transportation increased to 57.9% of operating revenues for the year ended June 30, 1994 from 18.5% for the year ended June 30, 1993. This increase was primarily attributable to Amertranz's change in operations in its domestic air freight forwarding activities in February 1994, as described above.

  Gross Profit. As a result of the change in domestic operations in February 1994 as described above, gross profit for the year ended June 30, 1994 increased by 71.1% to $4.7 million from $2.7 million in the year ended June 30, 1993.

  Selling, General and Administrative Expense. Selling, general and administrative expenses increased in total expense to $4.9 million or 43.7% of operating revenues in the year ended June 30, 1994 from $2.7 million, or 81.2% of operating revenues, in the year ended June 30, 1993. The increase in total amount and the decrease in the amount as a percentage of operating revenues were attributable to Amertranz's change in its domestic air freight forwarding operation described above, the resulting increase in the size of its office network and the establishment of its independent accounting, data processing, communications and administrative capabilities.

  Six Months Ended December 31, 1994 and 1995

  Operating Revenues. Operating revenues decreased by 7.2% to $13.0 million for the six months ended December 31, 1995 from $14.0 million for the comparable period of 1994. Domestic operating revenues decreased by 14.9% to $10.3 million for the 1995 period from $12.1 million for the same period in 1994. Amertranz began its independent international operations during the six-month period ended December 31, 1995, and generated $2.8 million in international revenues for the 1995 period. Management believes that the start-up of Amertranz's international division distracted Amertranz from its domestic efforts during the 1995 period.

  Cost of Transportation. Cost of transportation increased to 73.0% for revenues in the six months ended December 31, 1995 from 69.3% in 1994. This change was primarily due to a major new account obtained by Amertranz in August 1995, as part of its logistics operation, which had lower profit margins than its regular freight forwarding business.

  Gross Profit. As a result of the factors described in the preceding paragraphs, gross profit for the six months ended December 31,1995 decreased by 18.6% to $3.5 million from $4.3 million for the same period in 1994.

  Selling, General & Administrative Expense. Selling, general and administrative expenses increased to $7.5 million, or 57.9% of operating revenues, in the six months ended December 31,1995 from $5.1 million, or 36.5% of operating revenues, for the same period in 1994. This increase in total amount and percentage of operating revenues was primarily due to the start up of the international division in June 1995 which accounted for approximately $1.2 million of additional expense for the period.

LIQUIDITY AND CAPITAL RESOURCES

  Amertranz's internally generated cash flow has not been sufficient to finance trade receivables and business expansion, or to support operations. In addition, Amertranz obtained external financing later than assumed in its operating plans. As a result, Amertranz experienced severe working capital shortfalls in the past, which restricted its ability to conduct its business as anticipated. Amertranz's auditors have included an explanatory paragraph in their audit opinion with respect to Amertranz's 1995 financial statements which reflects substantial doubt about Amertranz's ability to continue as a going concern due to its need to generate cash from operations and to obtain additional financing. There can be no assurance that the future financial statements of the Company (as the consolidation of the freight forwarding businesses of CAS and Amertranz) will not include a similar explanatory paragraph if the Company is unable to raise sufficient funds to cover the cost of its operations. The factors leading to, and the existence of, the explanatory paragraph may adversely affect the Company's relationship with customers and suppliers, its ability to generate revenues and its ability to obtain financing.

  Amertranz has met its capital requirements to date primarily through the private sales of $2.775 million of equity and debt securities in the February Bridge Financing, private sales of $1.2 million of equity and debt securities in the May Bridge Financing, private sales of $350,000 of equity and debt securities in the Interim Financing, private sales of $1,379,110 of equity and debt securities to insiders, borrowings of $800,000 from TIA and borrowings under an accounts receivable financing facility (see below). In addition, CAS may borrow up to $4,000,000 from TIA and CFS under a revolving credit facility (see below). At April 30, 1996, the aggregate principal balance outstanding under all such borrowings was approximately $10,323,000.

  FIDELITY FACILITY. In March 1995, Amertranz entered into an accounts receivable Purchase and Sale Agreement ("Fidelity Facility") with Fidelity Funding of California, Inc. ("Fidelity"), as amended July 5, 1995, October 25, 1995, and February 7, 1996. The Fidelity Facility expires in March 1997. Under the agreement, as amended, the Company can borrow the lesser of $3.125 million or 75% of eligible accounts receivable. Amertranz's borrowings under the Fidelity Facility are secured by a first lien on all of Amertranz's assets and are guaranteed by the Company. At February 7, 1996, the Company had outstanding borrowings of approximately $1,698,000 under the Fidelity Facility which represented the full amount available thereunder.

  TIA LOAN. In October 1995, Amertranz obtained a $500,000 subordinated secured loan from TIA, which was increased to $800,000 in January 1996 ("TIA Loan").
The TIA Loan bears interest at the rate of 12% per annum and is repayable in 12 equal, consecutive monthly payments of principal and interest commencing 30 days after the closing of the Offering. However, TIA has agreed that, upon consummation of the Offering, repayment of the TIA Loan will be deferred as described later in this Prospectus. The TIA Loan is secured by a lien on all of the assets of Amertranz subordinated only to the lien granted to Fidelity in
connection with the Fidelity Facility.   See "Certain Transactions".

  REVOLVER NOTE. As part of the Combination, TIA and CFS agreed to advance to CAS, on a revolving loan basis, the net collections of the accounts receivable of TIA and CFS as of February 7, 1996 and additional amounts in the discretion of TIA and CFS, up to an aggregate maximum of $4,000,000 outstanding at any time, pursuant to the terms of a Revolving Credit Promissory Note ("Revolver Note"). Funds advanced under the Revolver Note with respect to the TIA and CFS accounts receivable do not bear interest prior to maturity. Discretionary advances under the Revolver Note bear interest at the greater of (i) 1% per month, or (ii) a fluctuating rate equal to the prime rate of interest as published in The Wall Street Journal, plus 4%. Advances under the Revolver Note may be used only for ordinary, current operating expenses of CAS unless TIA and CFS consent to another use of such funds. The Revolver Note matures on July 6, 1996; however, TIA and CFS have agreed that, upon consummation of the Offering, payment of the Revolver Note will be deferred as described later in this Prospectus. All obligations under the Revolver Note are guaranteed by the Company and Amertranz. All obligations under the Revolver Note and the guarantees thereof are secured by a first priority lien on all of the issued and outstanding shares of CAS, a first priority lien on all of the assets of the Company and CAS, and a lien on the accounts receivable of Amertranz, subordinate only to the first priority lien granted to Fidelity in connection with the Fidelity Facility and the second position lien granted to TIA in connection with the TIA Loan. As of March 31, 1996, the Company had outstanding borrowings of approximately $3,484,000 under the Revolver Note. See "Certain Transactions".

  EXCHANGE NOTE. In the Combination, TIA and CFS transferred their freight forwarding business to the Company. In consideration of such transfer, the Company issued to TIA and CFS the Exchange Note in the original principal amount of $10,000,000, which bears interest at the rate of 8% per annum, and an aggregate of 2,100,000 shares of Common Stock. The Exchange Note is payable in five consecutive monthly payments of principal and interest in the amount of $80,000 each, commencing March 1, 1996, and, thereafter, monthly payments of principal and interest in the amount of $166,667 each until the Exchange Note has been paid in full. Of the proceeds of the Offering, $2,000,000 will be used to repay a portion of the Exchange Note. Immediately prior to the consummation of the Offering, TIA and CFS exchanged $2,000,000 principal amount of the Exchange Note for 200,000 shares of the Company's Class A Preferred Stock. TIA and CFS have agreed that, upon consummation of the Offering and the payment of the $2,000,000 from the proceeds of the Offering, the balance of payments on the Exchange Note will be deferred as described later in this Prospectus. See "Certain Transactions" and "Description of Securities-Preferred Stock".

  INSIDER LOANS. Between June 1995 and January 1996, Amertranz borrowed $1,379,110 in net aggregate principal amount from persons affiliated with Amertranz, and issued (i) $1,096,610 in net aggregate principal amount of promissory notes which bear interest at the rate of 7% per annum, due June 30, 1996, and (ii) $282,500 in aggregate principal amount of promissory notes with interest at the rate of 9 3/4% per annum, due August 15, 1996. In addition, certain of these lenders received an aggregate of 3,135,000 options to purchase shares of Amertranz common stock, some of which options were exercised prior to the Combination at $.50 per share. As part of the transactions under the Exchange Agreement, the holders of all of these promissory notes assigned to the Company their notes and the shares of Amertranz common stock which were issued upon the exercise of such options, in exchange for an aggregate of 296,669 shares of Common Stock, and the holders of unexercised Amertranz options exchanged such options for an aggregate of 390,413 options to purchase shares of the Company's Common Stock. See "Certain Transactions" and "Principal Stockholders".

  INTERIM FINANCING. Between November 1995 and January 1996, Amertranz obtained the Interim Financing and issued $350,000 in aggregate principal amount of promissory notes ("Interim Notes") and the Interim Financing Shares. Repayment of the principal amount of the Interim Notes, together with interest at the rate of 12% per annum, is due upon the earlier to occur of (i) the closing of the Offering, (ii) February 7, 1998, or (iii) a sale or merger of the Company. All amounts due under the Interim Notes will be repaid from the proceeds of the Offering. See "Use of Proceeds" and "Selling Securityholders and Plan of Distribution".

  BRIDGE FINANCINGS. In February 1996, in connection with the February Bridge Financing, the Company issued an aggregate of $2.775 million in principal amount of its secured promissory notes ("February Bridge Notes"), 416,250 Bridge Shares, and Bridge Warrants to purchase an aggregate of 832,500 shares of the Company's Common Stock at an exercise price of $5.00 per share. The February Bridge Notes bear interest at a rate of 10% per annum through April 30, 1996, and thereafter at a rate of 15% per annum. In May 1996, in connection with the May Bridge Financing, the Company issued an aggregate of $1.2 million in principal amount of its secured promissory notes ("May Bridge Notes"), 240,000 Bridge Shares, and Bridge Warrants to purchase an aggregate of 480,000 shares of the Company's Common Stock at an exercise price of $5.00 per share. The May Bridge Notes bear interest at a rate of 15% per annum.

  Upon consummation of the Offering, the terms of the Bridge Warrants issued in the Bridge Financings will be identical to the terms of the IPO Warrants being issued in the Offering. The Bridge Warrants are being registered by the Company on behalf of the Bridge Holders in the Registration Statement of which this Prospectus forms a part. All amounts due under the Bridge Notes will be repaid out of the proceeds of the Offering. The Underwriter acted as Placement Agent for the February Bridge Financing and received as compensation therefor 10% of the aggregate proceeds and a nonaccountable expense allowance of 3% of the aggregate proceeds therefrom. The Underwriter acted as Placement Agent for $500,000 of the May Bridge Financing and received $50,000 as a commission and nonaccountable expense allowance. The Company also agreed to pay certain costs incurred in connection with the Bridge Financings and to indemnify the Underwriter against certain liabilities in connection therewith. See "Use of Proceeds" and "Selling Securityholders and Plan of Distribution".

  WORKING CAPITAL REQUIREMENTS. The Company may require additional working capital from additional bank borrowings or through additional debt or equity financings. The senior liens on the Company's assets granted pursuant to the Fidelity Facility, TIA Loan, Revolver Note, and Exchange Note limit the Company's flexibility in obtaining additional financing. The Amertranz business historically has not generated positive cash flows from operations. However, the Company believes that funds raised in the Offering, cash flows generated from operations and available funds under its existing loan facilities will be sufficient to finance its operations and obligations through June 1997. The Company's actual working capital needs will depend upon numerous factors, including the Company's operating results, the cost of increasing the Company's sales and marketing activities, changes in law which affect doing business in Puerto Rico and competition, none of which can be predicted with certainty. The Company anticipates that it will experience periods of significant negative cash flow through September 1996 as a result of the Company's planned growth in business. As a result, there can be no assurance that the Company will not require additional funding prior to June 1997. In addition, in the event the Company requires additional funding before or after June 1997, there can be no assurance that such additional financing will be available to the Company on acceptable terms, if at all, when required by the Company. The inability to obtain such financing would have a material adverse effect on the Company's operating results and, as a result, the Company could be required to significantly reduce or suspend its operations, seek a merger partner or sell additional securities on terms that could be highly dilutive to investors in the Offering.

INFLATION

  The Company does not believe that the relatively moderate rates of inflation in the United States in recent years have had a significant effect on its operations.

                                    BUSINESS

COMPANY OVERVIEW

  The Company, through its wholly owned subsidiaries, Amertranz and CAS, is a provider of freight forwarding services, and believes that it is one of the dominant freight forwarders between the continental United States and Puerto Rico. On a consolidated pro forma basis, the Company had 1995 operating revenues of $62.2 million and incurred operating losses of $3.1 million.

  The Company's freight forwarding services involve arranging for the total transport of customers' freight from the shippers' locations to the designated recipients, including the preparation of shipping documents and the providing of handling, packing and containerization services. The Company concentrates on cargo shipments weighing more than 50 pounds and generally requiring second-day delivery. The Company also assembles bulk cargo and arranges for insurance.
The Company has a network of offices in 25 cities throughout the United States and Puerto Rico, including exclusive agency relationships in two cities. The Company has international freight forwarding operations consisting of strategic relationships in five countries. The Company has recently begun to provide logistics services to manufacturers for the movement of raw materials and finished goods.

  The Company's objective is to become a leading provider of second-day domestic freight forwarding services in all of its markets. Since the Combination, the Company has attracted and hired additional experienced sales personnel thereby increasing its sales team by more than 30%. Its strategy is to maximize the synergies created by the combination of its Amertranz and CAS businesses by (i) exploiting cross-selling opportunities, and (ii) taking advantage of underutilized administrative operations and purchased freight space. The Company also intends to maximize its use of its subsidiaries' existing trucking networks to minimize its reliance on more expensive air freight carriers.

  The Company's freight forwarding services are generally divided among overnight, second-day and three- to five-day deferred service. Overnight service typically consists of delivering time-sensitive freight, such as critical pharmaceutical and just-in-time manufacturing goods. Second-day and deferred service is provided on a recurring and often daily basis to many types of shippers, including pharmaceutical, manufacturing and other retail suppliers and, through its Fashion Air division, the garment industry.

  The Company strives to provide customized service so that each client's individual shipping needs are met. Once the requirements of an individual shipment have been established, the Company actively manages the execution of the delivery to perform within the customer's requirements. In this way, the Company seeks to achieve maximum customer satisfaction, which will enable it to maintain and grow its customer base.

  The Company has more than 2,000 customers, although its top 20 customers accounted for approximately 55% of revenues (on a consolidated pro forma basis) for the fiscal year ended December 31, 1995. CAS has more than 200 customers that are not customers of Amertranz's domestic freight forwarding operation. Consistent with its strategy, the Company intends to actively market Amertranz's services to these customers.

COMPANY STRATEGY

  Prior to the Combination, Amertranz had rapidly increased the number of its offices and the size of its operations staff. As a result, the Company now has excess operations and administrative infrastructure, so that with only slight increases in operating expenses, the Company can generate additional revenues and profitability.

  The Company's objective is to become a leading provider of second-day freight forwarding services in all of its domestic markets. The Company's strategy is to increase revenues and market share by expanding its service locations through a combination of dedicated offices and lower-cost agency relationships. Specifically, the Company plans to accomplish these objectives by:

     . Continuing to increase its existing direct sales force to increase sales and exploit cross-selling opportunities.

     . Capitalizing on synergies created by the combination of Amertranz and CAS to take maximum advantage of underutilized operations infrastructure and purchased freight space.

     . Maximizing the advantage of the Company's dominant market position in the Puerto Rico market to increase its domestic freight forwarding revenues. The Company intends to cross-utilize its existing Puerto Rico sales force to gain market share for its mainland United States freight forwarding operation.

     . Expanding the use of the existing trucking network to minimize the use of higher cost air transport.

     . Continuing to emphasize customized freight forwarding service.

     . Enhancing data processing and management information systems.

     . Expanding the Company's United States and international network by acquisition, office expansion and exclusive agency arrangements. The Company intends to aggressively seek to acquire privately owned freight forwarders by the issuance of stock, for cash, or a combination of both, utilizing its potentially higher market valuation as a publicly traded company.

     . Developing international freight forwarding. In addition to shipping freight from the United States to foreign destinations, the Company will seek strategic alliances with foreign freight forwarders. Due to recent consolidations in the United States freight forwarding industry, which have reduced the number of freight forwarders of the Company's size and market penetration, foreign freight forwarders are seeking strategic partners in the United States.

     . Expanding the Company's logistics services.

INDUSTRY OVERVIEW

  As requirements for efficient and cost effective distribution services have increased, so has the importance and complexity of effectively managed freight movement. Businesses increasingly strive to reduce costs and increase profits by minimizing inventory levels, performing manufacturing and assembly operations in different locations and distributing their product to numerous locations. As a result, companies frequently require expedited or time specific delivery services. Time-sensitive shipments are required to be delivered within a definite time frame, but not as quickly as expedited shipments, which may result in lower rates for time-sensitive shipments than those usually generated by expedited shipments. To assist in meeting their needs in the most efficient method and at the lowest cost, many companies utilize freight forwarders. A freight forwarder obtains shipments from customers, makes arrangements for transportation of the cargo by air, land or sea carrier, and may be required to arrange for both pick-up from the shipper to the carrier and delivery of the shipment from the carrier to the consignee.

  Companies generally have two principal alternatives to transport freight which require either expedited or time specific handling: they may use a freight forwarder or ship via an integrated carrier. Freight forwarders arrange for movement to the freight's final destination, often scheduling and routing each shipment to meet price and service requirements of the customer. Fully integrated carriers provide pick-up and delivery services, primarily through their own dedicated fleets of trucks and aircraft. Freight forwarders select from various transportation options available to meet the customer's requirements and, therefore, are often able to provide service to their customers less expensively and with greater flexibility than integrated carriers. In addition to high fixed expenses associated with owning and maintaining fleets of aircraft, trucks and related equipment, integrated carriers which operate primarily through central hubs have significant restrictions on delivery schedules and shipment weight, size and type. Freight forwarders generally handle shipments of any size and can offer customized shipping options, providing an attractive alternative for shippers of freight.

  According to a survey by Colography Inc., a consulting firm to the air freight industry, domestic air freight transportation revenues totaled $20.4 billion in 1994, which represented a 13.6% increase over 1993 levels, and $16 billion through the first three quarters of 1995, which represented a 7.2% increase over the same period in 1994. Of these revenues, $15.6 billion in 1994 and $12.4 billion during the first three quarters of 1995 were attributable to integrated carriers, most of which were small parcel shipments, while $4.8 billion in 1994 and $3.6 billion during the first three quarters of 1995 were attributable to non-integrated carriers, including freight forwarders.

  Domestic freight forwarding is made up of many different types of operations. Most freight forwarders are small, private enterprises specializing in specific areas of the United States. Therefore, many of these companies are able to fulfill only part of a customer's transportation needs. Some of the larger domestic air freight forwarders with a nationwide presence, such as Pilot Air Freight, Inc., Seko Air Freight and Associated Air Freight, rely on networks of offices, some of which they own and operate but the majority of which are operated by franchisees or agents.

  Many manufacturing and other customers are increasingly requiring services in addition to the actual movement of freight. These services include providing information on the status of shipments throughout a manufacturing process, including the providing of proof of delivery and performance reports. The growth of the "just-in-time" manufacturing practice and the desire of retailers to reduce inventories have also added to the demand for expedited and second-day shipment of goods that are available through air freight. As a result of these needs and the variety of methods for shipping goods, many companies are finding that they cannot perform the freight transportation management functions as efficiently as third-party providers specializing in this business, and are therefore relying on partial or total outsourcing of these functions. Furthermore, due to corporate downsizing and efforts to enhance productivity, major shippers are seeking to utilize fewer firms to handle their transportation needs. The Company believes that the trend toward outsourcing will continue and that customer demands for additional services will offer significant opportunities to those forwarders with an infrastructure able to fulfill the increased requirements.

COMPANY OPERATIONS

  MOVEMENT OF FREIGHT

  In the year ended December 31, 1995, the Company (on a consolidated pro forma basis) moved approximately 150,000 shipments at an average weight per shipment of approximately 850 pounds, ranging in size from small packages of documents to 20,000 pound jet engines. Although there are no weight restrictions on the shipments, the Company generally focuses on shipments weighing more than 50 pounds. As a result, the Company does not directly compete for most of its business with overnight courier or small parcel companies, such as UPS and Federal Express. Those companies use their own airplane fleets, which are sometimes utilized by the Company as a source of cargo space for the Company's freight forwarding operations.

  Due to the high volume of freight controlled by the Company, it is able to obtain favorable contract rates from airlines and is often able to book freight space at times when available space is limited. When possible, the Company consolidates different customers' shipments to reduce its cost of transportation. The Company offers graduated discounts for shipments with later scheduled delivery times. Rates are also based on destination and shipment weight and generally decrease in inverse proportion to the increasing weight of shipments.

  The Company does not own any airplanes or significant trucking equipment and relies on independent contractors for the movement of its cargo. The Company utilizes its expertise to provide forwarding services that are tailored to meet customers' requirements. It arranges for transportation of customers' shipments via commercial airlines and/or air cargo carriers and, if delivery schedules permit, the Company makes use of lower cost inter-city truck transportation services. The Company selects the carrier for a particular shipment on the basis of cost, delivery time and available cargo capacity. Through the Company's advanced data processing systems, it can provide, at no additional cost to the customer, value-added services such as electronic data interchange, computer based shipping and tracking systems and customized computer generated reports. Additionally, the Company provides cargo assembly and warehousing services.

  Under the terms of a Cargo Aircraft Charter Agreement dated February 28, 1994, as amended ("L-1011 Charter"), the Company has exclusive rights, until March 1, 1998, to the use of a Lockheed L-1011 cargo aircraft that is operated on behalf of Tradewinds Airlines, Inc. between the Company's Borinquen, Puerto Rico location and its Greensboro, North Carolina and Hartford, Connecticut, locations. The L-1011 aircraft carries a payload of 110,000 pounds. Under the terms of the L-1011 Charter, the L-1011 aircraft must be available at all times (except during scheduled maintenance) for use by the Company, as needed. While the Company is guaranteed the use of the L-1011 aircraft as needed, the Company pays only for its actual use of the aircraft at market rates. Freight originating throughout the United States is generally transported by truck to either Greensboro or Hartford for loading onto the aircraft. Similarly, freight originating in Puerto Rico is flown on the L-1011 aircraft to either Greensboro or Hartford, and then transported by truck to its destination. See "Historical Background" and "Certain Transactions".

  INFORMATION SYSTEMS

  An important component of the Company's business strategy is to provide accurate and timely information to its management and customers. Accordingly, the Company has invested, and will continue to invest, substantial management and financial resources in developing these information systems.

  The Company has recently leased an IBM AS400 mainframe computer and installed a new customized commercial (i.e., not proprietary to the Company) freight forwarding software system which the Company has named "Amertrax". Amertrax is an integrated freight forwarding and financial management data processing system. It provides the Company with the information needed to manage its sourcing and distribution activities by providing up-to-date information on the status of shipments, both internally and to customers, through either printed or electronic medium. Specifically, the Amertrax system permits the Company to track the flow of a particular shipment from the point of origin through the transportation process to the point of delivery. The Company intends to continuously upgrade the Amertrax system to enhance its ability to maintain a competitive advantage. The Company believes that this will allow it and its customers to reduce transportation costs through the automation of many parts of the shipping process. For example, the Company expects shortly to offer customers the ability to receive shipping invoices electronically. This will reduce the Company's cost of issuing invoices and the customer's cost of processing these invoices and will reduce the time required for transmittal.

  INTERNATIONAL OPERATIONS

  The Company has recently reduced its international operations to re-focus its efforts on its domestic markets. The Company's international freight forwarding accounted for less than 4% of the Company's operating revenue during the six months ended December 31, 1995. The Company has exclusive agents in European countries, South Africa, and countries in South America.

  LOGISTICS SERVICES

  The Company, through its Amertranz Logistics, Inc. subsidiary, recently began offering logistic services to large manufacturing companies. These services consist of providing the total transportation requirements for a customer, including shipment in and out of warehouse, maintenance of warehousing of customer inventory, individual order organizing for shipment and order packing and shipment. The Company currently provides these services to a large computer hardware manufacturer. To properly provide its logistics services to this customer, the Company has leased a warehouse adjacent to this customer's manufacturing complex dedicated to the customer and its suppliers. While the Company's logistics service is not currently a major component of the Company's business, the Company intends to increase this portion of its business.

CUSTOMERS AND MARKETING

  The Company's principal customers include large manufacturers and distributors of pharmaceuticals, computers and other electronic and high-technology equipment, computer software and wearing apparel. The Company currently has more than 2,000 accounts, although its top 20 customers accounted for approximately 55% of operating revenues for the year ended December 31, 1995.

  The Company markets its services through an organization consisting of approximately 30 full-time salespersons supported by the sales efforts of senior management, the Company's five regional managers and the operations staff in the Company's offices. The Company strongly promotes team selling, wherein the sales person is able to utilize expertise from other departments in the Company to provide value-added services to gain a specific account. The Company has a national sales account group that targets high-revenue national accounts with multiple shipping locations. These industry specialists discern the specific freight transportation requirements of the customer and are able to prepare customized shipping programs to meet these specific requirements. The Company staffs each office with operational employees to provide support for the sales team, develop frequent contact with the customer's traffic department, and maintain customer service. The Company believes that it is important to maintain frequent contact with its customers to assure satisfaction and to immediately react to resolve any problem as quickly as possible.

  The Company has a specialized Fashion Air division for the garment industry. This division targets customers from manufacturers to retail establishments and provides specific expertise in handling fashion-related shipments. Fashion Air specializes in the movement of wearing apparel for manufacturing customers to their department store customers located throughout the United States. This division accounted for approximately 8% of the Company's operating revenues (on a pro forma basis) in 1995.

  Many of the Company's customers utilize more than one air freight transportation provider. In soliciting new accounts, the Company uses a strategy of becoming an approved carrier in order to demonstrate the quality and cost-effectiveness of its services. Using this approach, the Company has advanced its relationships with several of its major customers, from serving as a back-up freight service provider to primary freight forwarder.

FACILITIES

  The Company leases facilities consisting of office, terminal and warehouse space in 23 cities located in the United States and Puerto Rico, and also utilizes two offices operated by exclusive agents. The Company's headquarters are located in Lake Success, New York, in 7,000 square feet of leased office space. The Company's 23 facilities range in size from 1,000 square feet to 26,000 square feet and consist of offices and warehouses with loading bays. All of such properties are leased from third parties. In addition, the Company leases approximately 25,000 square feet of warehouse space in Fort Worth, Texas, for its logistics services business.

  As of April 22, 1996, the Company's 23 facilities and two exclusive agency offices were maintained in the following locations:

        Atlanta, Georgia                Houston, Texas
        Borinquen, Puerto Rico          Kansas City, Missouri
        *Boston, Massachusetts          Los Angeles, California
        Chicago, Illinois               Miami, Florida
        Cincinnati, Ohio                Minneapolis, Minnesota
        Cleveland, Ohio                 Newark, New Jersey
        Dallas, Texas                   New York, New York
        Denver, Colorado                Philadelphia, Pennsylvania
        Detroit, Michigan               *Salt Lake City, Utah
        Fort Worth, Texas               San Diego, California
        Greensboro, North Carolina      San Francisco, California
        Hartford, Connecticut           San Juan, Puerto Rico
                                        St. Louis, Missouri

________________________
*Exclusive Agent Location

COMPETITION

  Although there are no weight restrictions on the Company's shipments, the Company focuses primarily on cargo shipments weighing more than 50 pounds and requiring second-day delivery. As a result, the Company does not directly compete for most of its business with overnight couriers and integrated shippers of principally small parcels, such as United Parcel Service of America, Inc., Federal Express Corporation, DHL Worldwide Express, Inc., Airborne Freight Corporation and the United States Postal Service. However, some integrated carriers, such as Emery Air Freight Corporation and Burlington Air Express, Inc., primarily solicit the shipment of heavy cargo in competition with forwarders. Most air freight forwarders do not generally compete with the major commercial airlines, which to a certain extent depend on forwarders to procure shipments and supply freight for the available cargo space on their scheduled flights.

  There is intense competition within the freight forwarding industry. While the industry is highly fragmented, the Company most often competes with a relatively small number of forwarders who have nationwide networks and the capability to provide a full range of service similar to that offered by the Company. These include Eagle USA Air Freight, Inc., Pilot Air Freight, Inc., and LEP Profit International, Inc. There is also competition from passenger and cargo air carriers and trucking companies. On the international side of the business, the Company competes with forwarders that have a predominantly international focus, such as Fritz Companies, Inc., Air Express International Corporation and Harper Group, Inc. All of these companies, as well as many other competitors of the Company, have substantially greater financial resources than the Company. The Company also faces competition from regional and local air freight forwarders, cargo sales agents and brokers, surface freight forwarders and carriers and associations of shippers organized for the purpose of consolidating their members' shipments to obtain lower freight rates from carriers.

  While the Company's logistics service is not currently a major component of the Company's business, the Company intends to increase this portion of its business. In logistics services, the Company competes with many well established transportation and other firms, many of whom have facilities, resources, and financial capabilities far greater than those of the Company.

REGULATION

  The Company's freight forwarding business as an indirect air cargo carrier is subject to regulation by the DOT under the Federal Aviation Act. However, air freight forwarders (including the Company) are exempted from most of such Act's requirements by the Economic Aviation Regulations promulgated thereunder. The Company's foreign air freight forwarding operations are subject to regulation by the regulatory authorities of the respective foreign jurisdictions. The air freight forwarding industry is subject to regulatory and legislative changes which can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the costs of providing, services to customers.

LEGAL PROCEEDINGS

  Amertranz is a defendant in a lawsuit initiated by the trustee in bankruptcy of Aeronautics Express, Inc., a company with whom Amertranz engaged in discussions concerning a prospective business combination during the early spring of 1994. The complaint was filed in the United States Bankruptcy Court for the Southern District of New York in December 1995, and seeks damages in excess of $11 million for various alleged causes of action. In February 1996, the plaintiff in this action offered to settle the litigation for $125,000, which offer was rejected by the Company. The Company's bankruptcy litigation counsel has filed a motion to dismiss the complaint in its entirety. Management believes that the lawsuit is substantially without merit and the probability of any material loss is extremely small. Nevertheless, the Company will be obligated to expend funds and management time and attention which are needed elsewhere but which must be diverted to finance legal costs and provide information requested to conduct a vigorous defense. Additionally, there can be no assurance that either the cost of defense or the ultimate outcome of the lawsuit will not result in substantial financial cost to the Company which will have a material adverse effect on the Company's operating results.

  The Company is periodically named as a party to routine litigation incidental to its business, primarily involving claims for personal injury or property damage incurred in the transportation of freight. As a freight forwarder the Company assumes responsibility to its customers for the safe delivery of the cargo, subject to a legal limitation on liability. Other carriers of the Company's shipments are liable to the Company in the same manner as the Company is liable to its customers. The Company maintains insurance in amounts which management believes are customary for the industry and has a deductible of $1,000 per occurrence for liability resulting from physical damage claims.

EMPLOYEES

  The Company and its subsidiaries had approximately 270 full-time employees as of March 25, 1996. None of the Company's employees are currently covered by a collective bargaining agreement. The Company has experienced no work stoppages and considers its relations with its employees to be good.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

  The directors, executive officers, and other significant employees of the Company are as follows:

NAME                    AGE                        POSITION
- ------------------      ---   ---------------------------------------------
Stuart Hettleman        45    Director, President, Chief Financial Officer
Richard A. Faieta       50    Director, Executive Vice President; President
                              of CAS; Chief Executive Officer of Amertranz
Michael Barsa           51    Director, Vice President, Secretary
Bruce Brandi            44    President of Amertranz

  Stuart Hettleman has been President, Chief Financial Officer and a director of the Company since February 7, 1996. He has been a Vice President of TIA since 1990 and is currently the Executive Vice President of TIA and, since 1991, Executive Vice President of CFS. In addition, Mr. Hettleman serves as a director and Executive Vice President of each of Amertranz and CAS.

  Richard A. Faieta has been Executive Vice President and a director of the Company since February 7, 1996. He has served as President and Chief Executive Officer of each of TIA and CFS since 1992. From 1987 through 1991 he served as Vice President-Operations of LEP Profit International Corporation, a domestic and international freight forwarder and subsidiary of a corporation the stock of which is traded on the London (U.K.) Stock Exchange. In addition, Mr. Faieta serves as a director and President of CAS, and as a director and Chief Executive Officer of Amertranz.

  Michael Barsa has been Vice President, Secretary and a director of the Company since February 7, 1996. Mr. Barsa served as Executive Vice President and Chief Financial Officer of Amertranz from September 1994 until February 7, 1996. From 1972 through 1994, Mr. Barsa was employed by Allstate Legal Supply Company, a privately owned legal stationary and supply company, where he held successive positions as Controller, Chief Financial Officer and Senior Vice President.

  Bruce Brandi has been President of Amertranz since October 1994. From 1978 through 1994, Mr. Brandi was employed by LEP Profit International Corporation in various operations, sales, and marketing capacities, most recently as Executive Vice President of Sales and Marketing.

  The Underwriter is entitled to designate one member of the Board of Directors. The Underwriter has not yet selected a designee and the Underwriter may designate different individuals to serve in this capacity from time to time.
The Company intends to invite an additional person to serve as an outside director in the near future. See "Underwriting".

  The Board of Directors will have a Compensation Committee to determine the salaries and incentive compensation of the Company's executive officers. It is anticipated that this committee will be composed of Messrs. Hettleman and Faieta and an outside director to be selected. The Company intends to appoint an Audit Committee to consist of Mr. Hettleman, Mr. Barsa and an outside director, and a Stock Option Committee to consist of Messrs Hettleman and Faieta.

  The Company's executive officers are appointed annually by, and serve at the discretion of, the Board of Directors. All directors are elected by the Company's stockholders and hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified. Pursuant to the terms of the Assets Exchange Agreement entered into as part of the February 1996 Combination ("Exchange Agreement"), the Company's stockholders who are parties to the Exchange Agreement have granted a proxy to representatives of TIA and CFS to vote the 548,591 shares of the Company's Common Stock owned by such stockholders for the election of two directors designated by TIA and CFS. TIA and CFS have designated Messrs. Hettleman and Faieta to serve as directors and for whom all such shares have been voted.

  There are no family relationships among any of the Executive Officers and directors of the Company. See "Principal Stockholders".

  The Company will maintain "key person" life insurance policies in the amount of $1 million on the lives of each of Messrs. Hettleman and Faieta.

DIRECTOR COMPENSATION

  The director to be designated by the Underwriter and those directors who are employed by the Company will not receive any compensation for serving in that capacity, but will be reimbursed for all reasonable costs incurred in attending directors' meetings. There is currently no plan to compensate any outside director for attendance at meetings.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation paid by the Company and its predecessors during the year ended December 31, 1995 to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Officers"):

                          SUMMARY COMPENSATION TABLE
- -------------------------------------------------------------------------------
    NAME AND PRINCIPAL POSITION         SALARY     BONUS    NUMBER OF OPTIONS
- -------------------------------------------------------------------------------
Stuart Hettleman....................   $  --         --             --
    Chief Executive Officer of the
    Company(1)
Richard A. Faieta...................   $132,400      --             --
    Chief Executive Officer
    of CFS(1)
Martin Hoffenberg...................   $198,000      --             --
    Former Chief Executive Officer
    of Amertranz(2)
Michael Barsa.......................   $150,000      --          262,263(4)
    Former Chief Financial Officer
    of Amertranz(1)
Bruce Brandi........................   $150,000      --           60,522(4)
    President of Amertranz(1)
Philip S. Rosso, Jr.................   $198,000      --             --
    Senior Vice President Operations
    of Amertranz
S. Gary Friedman(3).................   $147,600      --             --
    Former President, Fashion Air
    Division of Amertranz
- ---------------------------------------------------------------------------

(1) See "Employment Agreements; Covenants Not-To-Compete", below.
(2) Mr. Hoffenberg resigned as an officer and director and terminated his employment agreement with Amertranz, effective February 7, 1996. He has entered into a six month consulting agreement with the Company.
(3) Mr. Friedman resigned as an employee effective October 20, 1995.
(4) As part of the adjustment to the consideration exchanged in the Combination, Messrs. Barsa and Brandi surrendered 107,786 and 17,932, respectively, of such options effective February 7, 1996. See "Other Stock Options", below, and "Certain Transactions".

EMPLOYMENT AGREEMENTS; COVENANTS NOT-TO-COMPETE

  Stuart Hettleman and Richard A. Faieta each entered into an employment agreement with the Company effective upon the consummation of the Offering.
Each such employment agreement provides that the respective officer is employed for a period of three years, subject to renewal, at an annual salary of $_____ for Mr. Hettleman and $______ for Mr. Faieta. The respective employment agreements provide that if the employee resigns voluntarily or is discharged for cause he may not solicit, directly or indirectly, any existing customer or employee of the Company for a period of two years. If the Company terminates either such officer's employment for any other reason, it may enforce these restrictions if it continues to pay his salary.

  Pursuant to the terms of an Employment Agreement dated September 26, 1994, as amended February 7, 1996, Bruce Brandi is employed by Amertranz for a term of three years commencing October 10, 1994, subject to renewal. The employment agreement provides for an annual salary of $150,000, with an increase of $7,500 on the second anniversary date. During 1995, Mr. Brandi deferred $30,250 of his salary which amount will be paid by February 1999. The employment agreement provides that if Mr. Brandi is discharged for cause he may not solicit, directly or indirectly, any existing customer or employee of the Company for a period of two years. If the Company terminates Mr. Brandi's employment for any other reason, it may enforce these restrictions if it continues to pay his salary.

  Messrs. Barsa and Rosso have signed agreements which provide that upon termination of their employment they will not solicit any employees of the Company for a period of one year and also will not solicit any existing customer for a period of 90 days.

  Pursuant to his consulting agreement with the Company, Mr. Hoffenberg has agreed not to engage in any business which is in competition with the Company nor to solicit any employee or customer of the Company, for a period of one year after the termination of the agreement.

STOCK OPTION PLAN

  The Company's 1996 Stock Option Plan ("Stock Option Plan") was adopted by the Company's Board of Directors and approved by the stockholders in May 1996. A total of 402,348 shares of Common Stock have been reserved for issuance under the Stock Option Plan. Options may be granted under the Stock Option Plan to employees, officers and directors of the Company and its subsidiaries. Prior to the consummation of the Offering, options to purchase ______ shares have been granted under the Stock Option Plan.

  The Stock Option Plan will be administered by the Stock Option Committee of the Company's Board of Directors ("Options Committee"). The Options Committee has the authority, within limitations as set forth in the Stock Option Plan, to interpret the terms of the Stock Option Plan and establish rules and regulations concerning the Stock Option Plan, to determine the persons to whom options may be granted, the number of shares of Common Stock to be covered by each option, and the terms and provisions of the option to be granted. In addition, the Options Committee has the authority, subject to the terms of the Stock Option Plan, to determine the appropriate adjustments in the terms of each outstanding option in the event of a change in the Common Stock or the Company's capital structure.

  The President and Executive Vice President of the Company are eligible to participate in the Stock Option Plan only to the extent of the automatic grants provided in the Stock Option Plan. Each such officer has been automatically granted an option ("Senior Executive Option") on _________, 1996 (the "Effective Grant Date") to purchase _______ shares of Common Stock. The Senior Executive Option will vest over a period of three years, enabling each such officer to purchase _______ shares of Common Stock at any time within six months following the end of each of the Company's fiscal years ending June 30, 1997, 1998 and 1999, if the Company's earnings before interest, taxes, depreciation and amortization for such fiscal year exceeds $___________, and if such officer is then employed by the Company or one of its subsidiaries. The exercise price of the Senior Executive Options will be the fair market value of the shares of Common Stock on the Effective Grant Date. The Stock Option Plan provides that the provisions relating to Senior Executive Options may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act (ERISA) or the rules and regulations promulgated thereunder.

  Options granted under the Stock Option Plan may be either incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code, or non-qualified stock options ("NQSOs"), as the Options Committee may determine. The exercise price of an option will be fixed by the Options Committee on the date of grant, except that (i) the exercise price of an ISO granted to any individual who owns (directly or by attribution) shares of Common

Stock possessing more than 10% of the total combined voting power of all classes of outstanding stock of the Company (a "10% Owner") must be at least equal to 110% of the fair market value of the Common Stock on the date of grant and (ii) the exercise price of an ISO granted to any individual other than a 10% Owner must be at least equal to the fair market value of the Common Stock on the date of the grant. Any options granted must expire within ten years from the date of grant (five years in the case of an ISO granted to a 10% Owner). Shares subject to options granted under the Stock Option Plan which expire, terminate, or are canceled without having been exercised in full become available again for option grants. No options shall be granted under the Stock Option Plan more than ten years after the adoption of the Stock Option Plan.

  Options are exercisable by the holder subject to terms fixed by the Options Committee. No option can be exercised until at least six months after the date of grant. However, an option will be exercisable immediately upon the happening of any of the following (but in no event during the six-month period following the date of grant or subsequent to the expiration of the term of an option): (i) the holder's retirement on or after attainment of age 65; (ii) the holder's disability or death; or (iii) the occurrence of such special circumstances or events as the Options Committee determines merits special consideration. Under the Stock Option Plan, a holder generally may pay the exercise price in cash, by check, by delivery to the Company of shares of Common Stock already owned by the holder or, in certain circumstances, in shares issuable in connection with the options, or by such other method as the Options Committee may permit from time to time.

  Options granted under the Stock Option Plan will be non-transferable and non-assignable; provided, however, that the estate of a deceased holder may exercise any options held by the decedent. If an option holder terminates his employment or consulting relationship with the Company or service as a director of the Company while holding an unexercised option, the option will terminate immediately.

OTHER STOCK OPTIONS

  During the year ended December 31, 1995, Amertranz granted to Michael Barsa options to purchase 1,300,000 shares of Amertranz's common stock in connection with a loan made by Mr. Barsa to Amertranz pursuant to a convertible subordinated promissory note (see "Certain Transactions-Insider Loans"). In addition, during the year ended December 31, 1995, Amertranz granted to Bruce Brandi options to purchase 300,000 shares of Amertranz's common stock as compensation. In connection with the Combination, all such options were exchanged for options to purchase shares of the Company's Common Stock in the amounts set forth below. See "Option Grants in Last Fiscal Year" and "Option Exercises and Holdings", below.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth each grant of stock options made during the year ended December 31, 1995 to each of the Named Officers by Amertranz, as exchanged in the Combination for options to purchase shares of Common Stock:

- ------------------------------------------------------------------------------------------------------------------------------------
                                                 OPTION GRANTS IN LAST FISCAL YEAR
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                              Potential Realizable Value At Assumed
                                          Individual Grants                                        Annual Rates of Stock Price
                                                                                                 Appreciation for Option Term(1)
- ------------------------------------------------------------------------------------------------------------------------------------
                                               % of Total
                                                Options         Exercise
                                No. of         Granted to       or Base
                                Options       Employees in       Price       Expiration
Name                            Granted        Fiscal Year     ($/Share)        Date          0%(2)          5%          10%
- ------------------------------------------------------------------------------------------------------------------------------------
Stuart Hettleman...........        --              --             --             --             --            --           --
Richard A. Faieta..........        --              --             --             --             --            --           --
Martin Hoffenberg..........        --              --             --             --             --            --           --
Michael Barsa(3)...........      52,453           8.5%          $1.17         2/7/00        $ 53,502       $ 59,246     $ 64,989
                                104,905          17.0%          $2.38         2/7/98            --            --           --
                                104,905          17.0%          $.048         2/7/98        $224,707       $236,194     $247,681
Bruce Brandi(4)............      60,522           9.8%          $0.16        10/10/04       $122,860       $129,487     $136,114
Philip S. Rosso, Jr........        --              --             --             --             --            --           --
S. Gary Friedman...........        --              --             --             --             --            --           --
- -----------------------------------------------------------------------------------------------------------------------------------

(1) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.
(2) Denotes realizable value at the date of grant which reflected a market value of $2.19 per share, as determined by the Company's Board of Directors.
(3) As part of the adjustments to the Combination consideration made as of February 7, 1996, Mr. Barsa surrendered 107,786 of the total 262,263 options granted to him and the exercise price and expiration date of the balance of his options were adjusted. Accordingly, as of February 7, 1996, Mr. Barsa holds a total of 154,477 options (59% of all options, as adjusted, granted to employees), all of which are exercisable at an exercise price of $.408 per share and expire on February 7, 1999, with realizable value of (i) on the date of grant, $275,278, (ii) assuming a 5% rate of appreciation, $292,193, and (iii) assuming a 10% rate of appreciation, $309,108.
(4) As part of the adjustments to the Combination consideration made as of February 7, 1996, Mr. Brandi surrendered 17,932 of the total 60,522 options granted to him. Accordingly, as of February 7, 1996, Mr. Brandi holds a total of 42,590 options (16.2% of all options, as adjusted, granted to employees), with realizable value of (i) on the date of grant, $86,458,
     (ii) assuming a 5% rate of appreciation, $91,121, and (iii) assuming a 10% rate of appreciation, $95,785. 14,196 of such options have vested and are currently exercisable, and an additional 14,197 of such options vest and become exercisable on each of October 10, 1996 and 1997.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth information concerning the number and value of unexercised options held by each of the Named Officers as of December 31, 1995, as exchanged in the Combination for options to purchase shares of Common Stock:


                AGGREGATED OPTION VALUES FOR FISCAL YEAR ENDED DECEMBER 31, 1995
- -------------------------------------------------------------------------------------------------
                                   Number of Unexercised                Value of Unexercised
                                       Options/SARs                 in-the-Money Options/SARs
       Name                         at December 31, 1995             at December 31, 1995($)(1)
- -------------------------------------------------------------------------------------------------
                              Exercisable      Unexercisable       Exercisable     Unexercisable
                              -----------      -------------       -----------     -------------
Stuart Hettleman                   0                 0                  --               --
Richard A. Faieta                  0                 0                  --               --
Martin Hoffenberg                  0                 0                  --               --
Michael Barsa(2)                 13,114            39,339           $ 13,376          $40,126
                                104,905              0                  --               --
                                104,905              0              $224,707             --
Bruce Brandi(3)                  20,174            40,348           $ 40,953          $81,906
Philip S. Rosso, Jr.               0                 0                  --               --
S. Gary Friedman                   0                 0                  --               --
- -------------------------------------------------------------------------------------------------

(1) This amount represents the $2.19 market value of the underlying securities (as determined by the Company's Board of Directors) relating to "in-the-money" options at December 31, 1995, minus the exercise price of such options.
(2) See footnote 2 under previous table ("Option Grants in Last Fiscal Year"). As of February 7, 1996, Mr. Barsa holds a total of 154,477 options, all of which are exercisable and in-the-money and have a total value of $275,278.
(3) See footnote 3 under previous table ("Option Grants in Last Fiscal Year"). As of February 7, 1996, Mr. Brandi holds a total of 42,590 options, 14,196 of which are exercisable and in-the-money and have a total value of $28,818, and 28,394 of which are unexercisable and in-the-money and have a total value of $57,640.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the year ended December 31, 1995, none of TIA, CFS, or Amertranz had a compensation committee, and all deliberations concerning executive officer compensation for each entity were had, and all determinations with respect thereto were made, by the respective entity's board of directors. During such period, Messrs. Hoffenberg, Barsa, Brandi and Rosso were executive officers and directors of Amertranz, and Mr. Faieta was an executive officer and director of CFS. See "Certain Transactions".


                             HISTORICAL BACKGROUND

  AMERTRANZ. Amertranz's business began in February 1985, with the formation of Integrity Logistics, Inc., a New York corporation ("Integrity"). Integrity began operations in June 1985 when it acquired from Amerford International Corporation ("AIC"), a domestic and international air freight forwarder, the right to open air freight forwarding offices under the "Amerford" name in any United States city in which AIC did not have an office. Integrity functioned as an independently-owned exclusive agent of AIC, in exchange for which AIC paid Integrity a share of the gross profits on shipments for which Integrity provided services. During the next eight years, Integrity opened nine offices under the Amerford name and established the Amerford Fashion Air Division of AIC, specializing in freight forwarding services to the garment industry.

  In October 1993, Integrity sued AIC, alleging failure to pay monies due, breach of contract and other claims. The suit was settled in January 1994, pursuant to which AIC paid Integrity the sum of $700,000 and Integrity's affiliate, Amerford Domestic, Inc., a New York corporation formed in January 1994 ("Amerford Domestic"), acquired all of AIC's domestic air freight forwarding business. Thereafter, AIC's business focused exclusively on international air freight, and Integrity and AIC entered into an agreement whereby Integrity acted as AIC's exclusive agent with respect to international air freight in the markets where Integrity's original nine offices were located. After acquiring AIC's domestic freight business, Amerford Domestic owned and operated 20 offices located in the United States primarily focusing on the movement of domestic freight and in nine of those offices Integrity continued to act as AIC's agent for international air freight. As a freight operation independent of AIC, it was necessary for Integrity to establish an internal operations infrastructure for its 20-office network, including accounting, data processing and communications departments. The creation of this infrastructure consumed scarce corporate resources.

  In March 1995, Amertranz was organized under Delaware law, as an affiliate of Integrity. Pursuant to an Agreement of Merger dated March 13, 1995, Amerford Domestic merged into Amertranz. Effective June 30, 1995, Integrity terminated its relationship with AIC and ceased doing business. Thereafter, all of Integrity's and Amerford Domestic's international and domestic freight forwarding businesses were consolidated into and conducted by Amertranz.

  In August 1995, Amertranz formed Amertranz Logistics, Inc., a Delaware corporation, as a wholly-owned subsidiary to offer inventory movement and shipping logistics services to large manufacturing companies.

  TIA AND CFS. TIA's predecessor was formed in 1970 as an air freight carrier, trading as the "Wrangler Aviation" division of Blue Bell, Inc., a manufacturer of jeans and other apparel, to transport raw materials to Blue Bell facilities in Puerto Rico and return the finished goods to its facilities in Greensboro, North Carolina. In 1981, Wrangler Aviation obtained a DOT Certificate of Authority and qualified as an air carrier pursuant to Section 121 of the Federal Air Regulations. Thereafter, Wrangler Aviation offered fully integrated air carrier services, providing the door-to-door movement of freight between Puerto Rico and the continental United States for companies other than Blue Bell, Inc. By 1986, freight transported for Blue Bell, Inc. represented only a small portion of the freight carried by Wrangler Aviation.

  In 1988, new owners of Blue Bell, Inc. separately incorporated the Wrangler division in Delaware as Wrangler Aviation, Inc. ("Wrangler"), and sold all of the issued and outstanding stock of Wrangler to a group experienced in the freight forwarding business. This purchase was partially financed by the seller. In 1990, as a result of a default under the financing, the seller repossessed the Wrangler stock. In October 1990, Wrangler was sold to its current owners. At that time, CFS was incorporated in Puerto Rico to act as the marketing arm of Wrangler. From and after 1991, Wrangler operated under the tradename "Tradewinds", and CFS did business under the name "Caribbean Air Services".

  In December 1991, the current owners of Wrangler installed a new management team following the discovery of certain improprieties which occurred under the old management. As a result of investigations by the new management, it was determined to reorganize both Wrangler and CFS under Chapter 11 of the United States Bankruptcy Code. As part of this bankruptcy filing, the owners of Wrangler arranged for an infusion of $3,000,000 into the Wrangler and CFS business. CFS and Wrangler emerged from the Chapter 11 proceedings in November 1992, and June 1993, respectively, and have operated profitably since that time. In January 1994, Wrangler Aviation, Inc. changed its name to TIA, Inc. At that time, TIA owned 51% of the stock of CFS.

  As a result of the bankruptcy reorganization, the management of TIA decided to separate the air carrier and air freight forwarding divisions of TIA's business. The air carrier division was sold by TIA in February 1994. As part of that transaction, TIA entered into the L-1011 Charter with the purchaser to provide all air freight carriage required by TIA and CFS on terms TIA and CFS believe are favorable. See "Certain Transactions".

  TIA has an approximately 30% ownership interest in the parent of the purchaser, Tradewinds Acquisition Corporation. Pending the approval of the transfer of TIA's DOT authority and licenses, TIA currently operates the aircraft chartered under the L-1011 Charter pursuant to the terms of an interim operating agreement. See "Business-Company Operations".

  Following the sale of its air carrier division, TIA and CFS continued to operate the freight forwarding business, and remained a dominant freight forwarder in the niche market between Puerto Rico and the continental United States. TIA and CFS continued to specialize in the movement of large shipments for manufacturers, with sales and/or full offices in Philadelphia, New York, Chicago, Los Angeles, Hartford, and Greensboro, North Carolina, as well as a network of sales persons in Puerto Rico.

  THE ASSETS EXCHANGE AGREEMENT. Pursuant to the terms of the Exchange Agreement, the Company acquired all of the issued and outstanding stock of Amertranz and received the freight forwarding business of TIA and CFS, and contributed the TIA and CFS freight forwarding business to CAS. In consideration of their transfer to the Company of all of the outstanding Amertranz shares and convertible promissory notes, the former stockholders and convertible promissory noteholders of Amertranz received an aggregate of 1,107,343 shares of Common Stock. In consideration of the transfer to the Company of the freight forwarding business of TIA and CFS, TIA and CFS received 1,950,000 shares of Common Stock, equal to approximately 44% of the issued and outstanding shares of Common Stock (on a fully diluted basis), and was issued the $10 million Exchange Note. Prior to the consummation of the Offering, the former stockholders and convertible promissory noteholders of Amertranz surrendered, as of February 7, 1996, an aggregate of 298,004 of the 1,107,343 shares of Common Stock issued to them (and options to purchase an additional 153,131 shares of Common Stock), and an additional 150,000 shares of Common Stock in the aggregate were issued to TIA and CFS. Unless otherwise specified, the information set forth in this Prospectus gives effect to such adjustments. See "Certain Transactions".

  As a result of the Combination, Amertranz became a wholly-owned subsidiary of the Company and continues to conduct Amertranz's freight forwarding and logistics service businesses, and the freight forwarding business of TIA and CFS was transferred to the Company and is conducted by CAS.


                              CERTAIN TRANSACTIONS

TIA LOAN

  Commencing in October 1995, Amertranz received advances aggregating $800,000 pursuant to the TIA Loan. The TIA Loan is secured by a lien on all of the assets of Amertranz subordinated only to the lien granted to Fidelity in connection with the Fidelity Facility. The TIA Loan bears interest at the rate of 12% per annum and is repayable in 12 equal, consecutive monthly payments of principal and interest commencing 30 days after the closing of the Offering. TIA and CFS have agreed that, upon consummation of the Offering, repayment of the TIA Loan will be deferred as described below (see "Forbearance by TIA and CFS").

THE COMBINATION AND ASSETS EXCHANGE AGREEMENT

  Pursuant to the terms of the Exchange Agreement, all of the stockholders of Amertranz and the holders of certain convertible promissory notes of Amertranz exchanged their respective shares and notes for 1,107,343 shares of Common Stock. Included in this group are Martin Hoffenberg and Philip S. Rosso, Jr., who may be deemed to be promoters of the Company, and Michael Barsa and Bruce Brandi (see "Principal Stockholders"). The terms of such conversions by these individuals were no more favorable to these individuals than the terms of the conversions by all other stockholders and convertible promissory noteholders of Amertranz (a total of 22 persons). See "Insider Loans", below.

  In the Combination, TIA and CFS contributed their freight forwarding business to the Company. In consideration of such transfer, the Company issued to TIA and CFS 1,950,000 shares of Common Stock (prior to adjustments made as of February 7, 1996) and the Exchange Note in the original principal amount of $10,000,000, which bears interest at the rate of 8% per annum. The Exchange
Note is payable in five consecutive monthly payments of principal and interest in the amount of $80,000 each, commencing March 1, 1996, and, thereafter, monthly payments of principal and interest in the amount of $166,667 each until the Exchange Note has been paid in full. Of the proceeds of the Offering, $2,000,000 will be used to repay a portion of the Exchange Note. Immediately prior to the consummation of the Offering, TIA and CFS exchanged $2,000,000 principal amount of the Exchange Note for 200,000 shares of the Company's Class A Preferred Stock. See "Description of Securities-Preferred Stock". TIA and CFS have agreed that, upon consummation of the Offering and the payment of the $2,000,000 from the proceeds of the Offering, the balance of payments on the Exchange Note will be deferred as described below (see "Forbearance by TIA and CFS").

  In the Combination, TIA and CFS also agreed to advance to CAS, on a revolving loan basis, an amount up to the net collections of TIA's and CFS's accounts receivable as of February 7, 1996 and additional amounts in the discretion of TIA and CFS, up to an aggregate maximum of $4,000,000 outstanding at any time, pursuant to the terms of the Revolver Note. Funds advanced under the Revolver Note with respect to the TIA and CFS accounts receivable do not bear interest prior to maturity. Discretionary advances under the Revolver Note bear interest at the greater of (i) 1% per month, or (ii) a fluctuating rate equal to the prime rate of interest as published in The Wall Street Journal, plus 4%. Advances under the Revolver Note may be used only for ordinary, current operating expenses of CAS unless TIA and CFS consent to another use of such funds. The Revolver Note matures on July 6, 1996; however, TIA and CFS have agreed that, upon consummation of the Offering, payment of the Revolver Note will be deferred as described below. As of March 31, 1996, the outstanding balance under the Revolver Note was $3,483,558. All obligations under the Exchange Note are guaranteed by Amertranz and CAS, and all obligations under the Revolver Note are guaranteed by the Company and Amertranz. All obligations under the Exchange Note, the Revolver Note and such guarantees are secured by a first priority lien on all of the issued and outstanding shares of CAS, a first priority lien on all of the assets of the Company and CAS, and a lien on the accounts receivable of Amertranz, subordinate only to the first priority lien granted to Fidelity in connection with the Fidelity Facility and the second position lien granted to TIA in connection with the TIA Loan.

  Subsequent to the closing of the Combination, the Company requested that TIA and CFS agree to certain modifications of the terms of the Exchange Agreement relating to the TIA Loan, the Revolver Note and the Exchange Note as described below (see "Forbearance by TIA and CFS"). As part of such revisions, to be made as of February 7, 1996, the Company will obtain from the former stockholders and convertible promissory noteholders of Amertranz prior to the consummation of the Offering their agreement to surrender to the Company, as of February 7, 1996, an aggregate of 298,004 shares of Common Stock and options to purchase an aggregate of 153,131 shares of Common Stock, and an additional 150,000 shares of Common Stock in the aggregate will be issued to TIA and CFS. Unless otherwise specified, the information set forth in this Prospectus gives effect to such adjustments.

  Stuart Hettleman and Richard A. Faieta, directors and principal officers of the Company and its subsidiaries, are principal officers of TIA and CFS, and Mr. Faieta is a director of each of TIA and CFS. In addition, Mr. Hettleman is a shareholder in a company which is in control of TIA and of CFS and Mr. Faieta is a shareholder of TIA.

CONFLICTS OF INTEREST

  TIA and CFS have been granted security interests in all of the assets of the Company and CAS and in the accounts receivable of Amertranz. All of the security interests are first priority, except for the security interest in Amertranz's accounts receivable, which is subordinated only to Fidelity's lien securing the Fidelity Financing. By virtue of their current stock ownership in the Company and additional shares of Common Stock which may be issued upon conversion of shares of Class A Preferred Stock, TIA and CFS retain control over management of the business and affairs of the Company. In addition, pursuant to the terms of the Exchange Agreement, certain stockholders of the Company have given irrevocable proxies to TIA and CFS to vote such stockholders' shares of Common Stock for up to five years, for the election of directors, and the proxy granted by one such stockholder includes all matters submitted to stockholders for a vote. The stock ownership of TIA and CFS, together with such proxies, allow TIA and CFS to control in excess of 51% of the issued and outstanding shares of Company Stock. There may be circumstances in which these different relationships create material conflict to the possible detriment of other shareholders of the Company. See "Principal Stockholders" and "Description of Securities--Preferred Stock".

FORBEARANCE BY TIA AND CFS

  Upon consummation of the Offering, the outstanding principal balances of the TIA Loan, the Exchange Note, and the Revolver Note will be $800,000, $6,000,000, and approximately $4,000,000, respectively, plus accrued interest thereon. All such obligations are secured by virtually all of the assets of the Company, Amertranz and CAS. Under the terms of these respective obligations, payments on the TIA Loan are to begin 30 days following consummation of the Offering, payments on the Exchange Note were due on March 1, 1996, April 1, 1996 and May 1, 1996, and additional payments are due monthly thereafter, and the full outstanding balance of the Revolver Note is due on July 6, 1996. TIA and CFS have agreed that, upon consummation of the Offering, they will defer each payment on the TIA Loan and the Exchange Note to the extent the aggregate of the payments thereon then due exceeds 80% of the

Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the month in respect of which such aggregate payments are due. During any deferral period, interest will continue to accrue on these obligations in accordance with their respective terms. Such deferral will continue until the earlier of (i) the date after which the Company's EBITDA exceeds the sum of $600,000 for any two consecutive month period, or (ii) November 1, 1996. Furthermore, TIA and CFS have agreed that, upon consummation of the Offering, they will defer collection of amounts due under the Revolver Note until the earlier of (i) refinancing of Amertranz's and CAS's accounts receivable working capital facilities, or (ii) December 31, 1996. TIA and CFS have further agreed that, upon consummation of the Offering, they will not take any action to foreclose on their security interests in the assets of the Company, Amertranz or CAS until one year following the date of this Prospectus, unless any other secured creditor of the Company, Amertranz or CAS takes action to foreclose on its security interest or any creditor obtains a final judgement against the Company, Amertranz or CAS in an amount of $50,000 or more which judgement is not stayed.

TRANSFER OF AMERTRANZ SHARES

  Prior to the Combination, one of the stockholders of Amertranz, S. Gary Friedman, sold all of the shares of Amertranz common stock owned by him to Philip S. Rosso, Jr. In connection with the Combination, the Company purchased 106,304 of such Amertranz shares from Mr. Rosso for an aggregate purchase price of $11,250.

INSIDER LOANS

  Between June 1995 and November 1995 Amertranz borrowed $1,379,110 in net aggregate principal amount from persons affiliated with Amertranz, including Mr. Barsa, and issued (i) $1,096,610 in net aggregate principal amount of promissory notes with interest at the rate of 7% per annum, due June 30, 1996, and (ii) $282,500 in aggregate principal amount of promissory notes with interest at the rate of 9 3/4% per annum, due August 15, 1996. In addition, certain of these lenders received options to purchase shares of Amertranz common stock at $.50 per share, some of which options were exercised prior to the Combination. As part of the transactions under the Exchange Agreement, the holders of all of these promissory notes assigned to the Company their notes and the shares of Amertranz common stock which were issued upon the exercise of such options in exchange for an aggregate of 296,669 shares of Common Stock, and the holders of unexercised Amertranz options exchanged such options for an aggregate of 390,413 options to purchase shares of the Company's Common Stock. See "Principal Stockholders".

BELGIUM AND BRAZIL AFFILIATES

  Prior to the consummation of the Offering, the Company owned a majority interest in Amertranz Worldwide, a private limited company existing under the laws of Belgium, and a minority interest in Amertranz do Brasil LTDA, an entity existing under the laws of Brazil. Both of these entities engaged in international freight forwarding. As part of the Company's strategy to re-focus its efforts on its domestic markets, the Company transferred all of its interest in these two entities to a former employee, officer and convertible promissory noteholder of Amertranz in exchange for the surrender by such individual of previously-granted options to purchase 104,905 shares of Common Stock at $.048 per share and options to purchase 95,095 shares of Common Stock at $2.38 per share.

OTHER TRANSACTIONS

  Amertranz has historically engaged Horizon Forwarders, Inc. ("Horizon"), a company owned by Messrs. Hoffenberg and Rosso, to provide ocean freight forwarding services as needed by customers of Amertranz, at market rates and terms. All amounts due to Horizon for its services were paid to Amertranz by the freight shippers. The payments by Amertranz to Horizon during the year ended December 31, 1995 totalled $2,640.

  Under the terms of the L-1011 Charter, CAS has exclusive rights, until March 1, 1998, to the use of a Lockheed L-1011 freighter aircraft that is operated on behalf of Tradewinds Airlines, Inc. ("Tradewinds Air") between the Company's Borinquen, Puerto Rico location and its Greensboro, North Carolina, and Hartford, Connecticut, locations. Under the terms of the L-1011 Charter, the L-1011 aircraft must be available at all times for use by the Company, as needed. While the Company is guaranteed the use of the L-1011 aircraft as needed, the Company pays only for its actual use of the aircraft at market rates. Under the terms of the Exchange Agreement, all of the Company's freight between Puerto Rico and the continental United States must be transported on the L-1011 aircraft pursuant to the L-1011 Charter unless TIA and CFS consent to other transport, and the L-1011 Charter may not be terminated without the consent of TIA and CFS. The L-1011 aircraft is operated by TIA under its DOT licenses and authority pursuant to an operating agreement between TIA and Tradewinds Air. Payments to Tradewinds Air under the L-1011 Charter during the year ended December 31, 1995 totalled $16.7 million. Tradewinds Air is owned by Tradewinds Acquisition Corporation, of which TIA owns approximately 30%. To date, Tradewinds Acquisition Corporation has not paid any dividends, but to the extent it ever pays any dividends or makes any other distributions, TIA will benefit from such dividends and/or distributions.


                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 15, 1996, and as adjusted to reflect the sale of the Securities offered hereby, by (i) each person known by the Company to be the beneficial owner of five percent or more of the outstanding Common Stock of the Company, (ii) each of the Company's directors,
(iii) each of the Named Officers, and (iv) all directors and executive officers as a group. In each case, the address of the beneficial owner is the address of the principal executive offices of the Company.

                                                                                                            PERCENTAGE
                                                                                                     -----------------------
                      DIRECTORS, EXECUTIVE OFFICERS AND                          NUMBER OF SHARES     BEFORE        AFTER
                          FIVE PERCENT STOCKHOLDERS                             BENEFICIALLY OWNED   OFFERING     OFFERING
- -----------------------------------------------------------------------------   ------------------   ---------   -----------
TIA, Inc.(1)(2)(3)...........................................................            1,780,000       49.9%         33.5%
Caribbean Freight Services, Inc.(1)(2)(3)....................................              420,000       11.8           7.9
Stuart Hettleman(2)..........................................................                    0          -             -
Richard A. Faieta(2).........................................................                    0          -             -
Philip S. Rosso, Jr.(3)......................................................              198,669        5.6           3.7
Martin Hoffenberg(3).........................................................              165,541        4.6           3.1
Michael Barsa(3)(4)..........................................................              281,010        7.5           5.1
Bruce Brandi(3)(5)...........................................................               21,564        0.6           0.4
All directors and executive officers as a group (4 persons)(1)(2)(3)(4)(5)...            2,477,574       67.0          45.6

- --------------------
(1) Does not include 548,591 shares of Common Stock (15.4% of outstanding shares before the Offering and 10.3% of outstanding shares after the Offering) with respect to which TIA and CFS have been granted proxies. See footnote 3, below.
(2) 51% of the issued and outstanding stock of CFS, and voting control of all of the issued and outstanding shares of CFS, is held by TIA. All of the issued and outstanding stock of TIA is owned and controlled by Wrexham Aviation, Inc., a Delaware corporation, a majority of which is owned by Swirnow Airways Corp., a Delaware corporation, of which Stuart Hettleman, a Director and President of the Company, is a non-controlling stockholder. Richard A. Swirnow is, indirectly, the controlling stockholder of Swirnow Airways Corp. In addition, Richard A. Faieta, a Director and Executive Vice President of the Company, is a Director, President and non-controlling stockholder of TIA. Messrs. Hettleman and Faieta disclaim beneficial ownership of all shares of Common Stock owned by TIA or CFS.
(3) Mr. Hoffenberg has granted to TIA and CFS an irrevocable proxy to vote his shares of Common Stock until February 6, 2001. In addition, Messrs. Rosso, Barsa and Brandi and certain other stockholders have granted to TIA and CFS irrevocable proxies to vote their respective shares of Common Stock for control of the Company's Board of Directors until the Revolver Note has been repaid in full and the Exchange Note has been substantially repaid. As a result, TIA and CFS may retain the right to vote certain of the shares of Common Stock owned by those shareholders until at least February 6, 2001.
(4) Includes options to purchase 154,477 shares of Common Stock which are or become exercisable within 60 days of April 15, 1996. See "Management-Other Stock Options".
(5) Includes options to purchase 14,196 shares of Common Stock which are or become exercisable within 60 days of April 15, 1996. See "Management-Other Stock Options".

                           DESCRIPTION OF SECURITIES

GENERAL

  The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $.01 par value per share, and 2,500,000 of Preferred Stock, 500,000 shares of which have been designated Class A Preferred Stock. As of the date of this Prospectus, 3,565,589 shares of Common Stock and 200,000 shares of Class A Preferred Stock are outstanding. After the completion of the Offering there will be 5,315,589 shares of Common Stock and 200,000 shares of Class A Preferred Stock outstanding.

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon completion of the Offering, when issued and paid for as set forth in this Prospectus, will be, fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors is authorized, without further action by the stockholders, to issue series of preferred stock from time-to-time and to designate the rights, preferences, limitations and restrictions of and upon shares of each series, including dividend, voting, redemption and conversion rights. The Board of Directors also may designate par value, preferences in liquidation, and the number of shares constituting any series. The Company believes that the availability of preferred stock issuable in series will provide increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs. The rights and privileges of holders of preferred stock could adversely affect the voting power of holders of Common Stock, and the authority of the Board of Directors to issue preferred stock without further stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company. Issuance of preferred stock could also adversely effect the market price of the Common Stock.

  The following is a summary of the terms of the Class A Preferred Stock, par value $10.00 per share:

  Par Value. The shares of Class A Preferred Stock have a par or stated value of $10.00 per share.

  Dividends. Holders of Class A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of legally available funds, dividends at an annual rate of $1.00 per share, payable semi-annually in arrears on June 30 and December 31 of each year, in cash or in shares of Class A Preferred Stock at the rate of $10.00 per share. Dividends accrue and are cumulative from the most recent date to which dividends have been paid. The Class A Preferred Stock has priority as to dividends over the Common Stock and all other series or classes of the Company's stock that rank junior to the Class A Preferred Stock ("Junior Dividend Stock"). No dividend (other than dividends payable solely in Common Stock, Junior Dividend Stock or warrants or other rights to acquire Common Stock or Junior Dividend Stock) may be paid or set apart for payment on, and no purchase, redemption or other acquisition may be made by the Company of, the Common Stock or Junior Dividend Stock unless all accrued and unpaid dividends on the Class A Preferred Stock, including the full dividend for the then-current semi-annual dividend period, has been paid.

  Preference on Liquidation. In a case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Class A Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to stockholders an amount in cash equal to $10.00 per share, plus an amount equal to any accrued and unpaid dividends, whether or not declared, to the payment date, before any payment or distribution is made to the holders of Common Stock or any other series or class of stock that ranks junior as to liquidation rights to the Class A Preferred Stock.

  Voting. The holders of Class A Preferred Stock have no voting rights except as required by law. In exercising any voting rights, each outstanding share of Class A Preferred Stock will be entitled to one vote.

  Conversion Rights. Each holder of Class A Preferred Stock has the right, at the holder's option, to convert any or all shares into Common Stock at any time at a conversion price (subject to adjustment as described below) of the lower of
(i) the price per share of Common Stock in the Offering, or (ii) 80% of the average of the closing bid and asked price per share of Common Stock on the day prior to the conversion date. If the Class A Preferred Stock is called for redemption, the conversion right will terminate at the close of business on the redemption date fixed by the Board of Directors.

  The conversion price is subject to adjustment in certain events, including (i) the payment of a dividend on any class of the Company's capital stock in shares of Common Stock or any other securities issued by the Company or any of its subsidiaries; (ii) subdivisions or combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock or securities convertible into or exchangeable for Common Stock, for a consideration per share of Common Stock less than the current market price per share on the date of issuance of the securities.

  Registration Rights. The Company has agreed to register for resale under the Securities Act of 1933, as amended ("Securities Act") any shares of Common Stock issued upon conversion of shares of the Class A Preferred Stock.

  Registrar, Transfer Agent, Conversion Agent and Dividend Disbursing Agent.
The Company serves as the transfer agent, conversion agent, conversion agent and dividend disbursing agent of the Class A Preferred Stock.

WARRANTS

  Each Warrant offered hereby, Bridge Warrant, and warrant included in the Underwriter's Purchase Option (referred to collectively in this section as the "IPO Warrants") will entitle the registered holder to purchase one share of the Company's Common Stock at exercise prices of (i) $___ per share with respect to the Warrants and the Bridge Warrants and (ii) $____ per share with respect to the warrants included in the Underwriter's Purchase Option, during the four-year period commencing one year from the date of this Prospectus. No fractional shares of Common Stock will be issued in connection with the exercise of IPO Warrants. Upon exercise, the Company will pay the holder the value of any such fractional shares in cash, based upon the market value of the Common Stock at such time.

  Unless extended by the Company at its discretion, the IPO Warrants will expire at 5:00 p.m., New York time, on the fifth anniversary of the date of this Prospectus. In the event that a holder of IPO Warrants fails to exercise the IPO Warrants prior to their expiration, the IPO Warrants will expire and the holder thereof will have no further rights with respect to the IPO Warrants.

  The Company may redeem the IPO Warrants at a price of $.01 per Warrant at any time once they become exercisable upon not less than 30 days' prior written notice, provided that the last sales price of the Common Stock has been at least $10.00 per share on all 20 of the trading days ending on the third day prior to the day on which the notice is given.

  No IPO Warrants will be exercisable unless at the time of exercise there is a current prospectus covering the shares of Common Stock issuable upon exercise of such IPO Warrants under an effective registration statement filed with the Commission and such shares have been qualified for sale or are exempt from qualification under the securities laws of the state of residence of the holder of such IPO Warrants. Although the Company intends to have all shares so qualified for sale in those states where the Securities are being offered and to maintain a current prospectus relating thereto until the expiration of the IPO Warrants, subject to the terms of the Warrant Agreement, there can be no assurance that it will do so.

  A holder of IPO Warrants will not have any rights, privileges or liabilities as a stockholder of the Company prior to exercise of the IPO Warrants. The Company is required to keep available a sufficient number of authorized shares of Common Stock to permit exercise of the IPO Warrants.

  The exercise price of the IPO Warrants and the number of shares issuable upon exercise of the IPO Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions, and reclassifications. No assurance can be given that the market price of the Common Stock will exceed the exercise price of the IPO Warrants at any time during the exercise period.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York 10005 and its telephone number is
(212) 936-5100.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The Company's Articles of Incorporation provide that officers and directors may be indemnified by the Company to the fullest extent permissible under Delaware law. The General Corporation Law of the State of Delaware limits the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty or care as a director. Liability is not limited for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.


                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have outstanding 5,315,589 shares of Common Stock, not including shares of Common Stock issuable upon the conversion of the Class A Preferred Stock or the exercise of outstanding options, warrants or the Underwriter's Purchase Option and assuming no exercise of the over-allotment option granted to the Underwriter. Of these outstanding shares, the 1,750,000 shares of Common Stock sold to the public in the Offering, the 656,250 Bridge Shares, the 67,606 Interim Shares and the 372,114 Insider Shares may be freely traded without restriction or further registration under the Securities Act, except that any shares that may be held by an "affiliate" of the Company (as that term is defined in the rules and regulations under the Securities Act) may be sold only if registered under the Securities Act or pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144 adopted thereunder ("Rule 144").

  The 3,565,589 shares of Common Stock outstanding prior to the Offering other than the Bridge Shares, the Interim Shares and the Insider Shares (a total of 2,469,619 shares) are "restricted securities" as that term is defined in Rule 144 ("Restricted Securities") and may not be sold unless such sale is registered under the Securities Act, or is made pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144. All of such shares will be available for sale pursuant to Rule 144 commencing February 7, 1998, two years after the acquisition thereof by the respective stockholders. TIA, CFS, all of the officers and directors of the Company and certain others who were stockholders of the Company as of February 7, 1996, have agreed that for a period of 24 months from the date of this Prospectus, they will not sell any of such shares (a total of 2,412,832 shares) without the prior written approval of the Underwriter. In addition, the owners of the Bridge Shares, the Interim Shares and the Insider Shares have agreed that for a period of 12 months from the date of this Prospectus, they will not sell any of such shares (a total of 1,095,970 shares) without the prior written approval of the Underwriter.
Such lock-ups, however, do not apply to any shares purchased by such persons in the Offering or thereafter in the public market, and such lock-up only extends for a period of 12 months from the date of this Prospectus with respect to shares of Common Stock acquired on the conversion by TIA and/or CFS of shares of Class A Preferred Stock.

  In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned any Restricted Shares for at least two years (including a stockholder who may be deemed to be an affiliate of the Company), will be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of such sale is given to the Commission, provided certain public information, manner of sale and notice requirements are satisfied. A stockholder who is deemed to be an affiliate of the Company, including members of the Board of Directors and executive officers of the Company, will still need to comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock that are not Restricted Securities, unless such sale is registered under the Securities Act. A stockholder (or stockholders whose shares are aggregated) who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by such stockholder, and who has beneficially owned Restricted Securities for at least three years, will be entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

  In addition, any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Securities Act ("Rule 701"). Rule 701 permits affiliates to sell their shares which are subject to Rule 701 ("Rule 701 shares") under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell Rule 701 shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus. All holders of stock options under the Company's Stock Option Plan will be required to agree not to dispose of Rule 701 shares for a period of 24 months from the date of this Prospectus without the consent of the Underwriter.

  Prior to the Offering, there has been no public trading market for the Common Stock of the Company, and no predictions can be made of the effect, if any, that future sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect the then-prevailing market price.


                                  UNDERWRITING

  The Underwriter has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company a total of 1,750,000 shares of Common Stock and 1,750,000 IPO Warrants.

  The obligations of the Underwriter under the Underwriting Agreement are subject to approval of certain legal matters by counsel and various other conditions precedent, and the Underwriter is obligated to purchase all of the Securities offered by this Prospectus (other than the Securities covered by the over-allotment option described below), if any are purchased.

  The Underwriter has advised the Company that it proposes to offer the Securities to the public at the initial offering price set forth on the cover page of this Prospectus and to certain dealers at that price less a concession
not in excess of $   per share of Common Stock and $   per IPO Warrant.  The
Underwriter may allow, and such dealers may reallow, a concession not in excess
of $   per share of Common Stock and $   per IPO Warrant to certain other
dealers. After the Offering, the offering price and other selling terms may be changed by the Underwriter.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Underwriter an expense allowance on a nonaccountable basis equal to 3% of the gross proceeds derived from the sale of the Securities underwritten (including the sale of any Securities subject to the Underwriter's over-allotment option), $50,000 of which has been paid to date. The Company also has agreed to pay all expenses in connection with qualifying the Securities offered hereby for sale under the laws of such states as the Underwriter may designate and registering the Offering with the National Association of Securities Dealers, Inc., including fees and expenses of counsel retained for such purposes by the Underwriter.

  The Company has granted to the Underwriter an option, exercisable during the 45-day period after the date of this Prospectus, to purchase from the Company at the initial offering price, less underwriting discounts and the nonaccountable expense allowance, up to an aggregate of 262,500 additional shares of Common Stock and 262,500 additional IPO Warrants for the sole purpose of covering over-allotments, if any.

  In connection with the Offering, the Company has agreed to sell to the Underwriter for an aggregate of $100 the Underwriter's Purchase Option, consisting of the right to purchase up to an aggregate of 175,000 shares of Common Stock and 175,000 IPO Warrants. The Underwriter's Purchase Option is exercisable initially at a price equal to 110% of the initial offering price of the Securities for a period of four years commencing one year from the date hereof. The Underwriter's Purchase Option may not be transferred, sold, assigned or hypothecated during the one-year period following the date of this Prospectus except to officers of the Underwriter and the selected dealers and their officers or partners. The Underwriter's Purchase Option grants to the holders thereof certain "piggyback" and demand rights for periods of seven and five years, respectively, from the date of this Prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Underwriter's Purchase Option.

  Prior to the Offering there has been no public market for any of the Company's securities. Accordingly, the offering price of the Securities and the terms of the IPO Warrants have been arbitrarily determined by negotiation between the Company and the Underwriter and do not necessarily bear any relation to established valuation criteria. Factors considered in determining such prices and terms, in addition to prevailing market conditions, include an assessment of the prospects for the industry in which the Company competes, the Company's management and the Company's capital structure.

  Pursuant to the Underwriting Agreement, all of the officers and directors of the Company, and TIA and CFS, the principal shareholders of the Company, have agreed not to sell any of their shares of Common Stock for a period of 24 months from the date of this Prospectus, subject to certain exceptions, without the prior written consent of the Underwriter. For a period of three years following the Offering, the Underwriter has the right, in certain circumstances, to purchase for its account or to sell for the account of insiders of the Company any securities sold by such insiders under Rule 144. In addition, the Underwriting Agreement provides that, for a period of five years from the date of this Prospectus, the Company will recommend and use its best efforts to elect a designee of the Underwriter as a member of its Board of Directors. If the Underwriter does not choose to designate a board member, the Company will permit the Underwriter to send an individual to observe meetings of the Board of Directors. Such observer will not be a member of the Board of Directors and will not be entitled to vote on any matters before the Board. The Underwriter has not yet selected a designee and the Underwriter may designate different individuals to serve in this capacity from time to time.

  In February 1996, the Underwriter acted as placement agent for the February Bridge Financing and was paid a commission of $277,500 (10%) and a nonaccountable expense allowance of $83,250 (3%). In May 1996, the Underwriter acted as placement agent for $500,000 of the May Bridge Financing and was paid $50,000 as a commission and nonaccountable expense allowance.


                SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION

  The Company has agreed to register for sale under the Securities Act concurrently with the Offering, the Bridge Warrants, the shares of Common Stock underlying the Bridge Warrants, the Bridge Shares the Interim Financing Shares, and the Insider Shares, and to pay all expenses in connection therewith. An aggregate of 1,312,500 Bridge Warrants, 1,312,500 shares issuable upon exercise of the Bridge Warrants, 656,250 Bridge Shares, 67,606 Interim Financing Shares and 372,114 Insider Shares may be offered and sold pursuant to this Prospectus by the holders thereof. The securities offered by the Bridge Holders, the Interim Financing Holders and the Insider Holders (collectively, the "Selling Securityholders") are not part of the underwritten Offering. The Company will not receive any of the proceeds from the sale of the Bridge Warrants, the shares of Common Stock issuable upon exercise of the Bridge Warrants, the Bridge Shares, the Interim Financing Shares, or the Insider Shares.

  The Bridge Holders in the February Bridge Financing made loans to the Company aggregating $2.775 million and received the February Bridge Notes, 416,250 Bridge Shares and 832,500 Bridge Warrants. The Bridge Holders in the May Bridge Financing made loans to the Company aggregating $1.2 million and received the May Bridge Notes, 240,000 Bridge Shares and 480,000 Bridge Warrants. Upon the consummation of the Offering, each of the

Bridge Warrants will be exchanged automatically for a like number of IPO Warrants. The Interim Financing Holders made loans to Amertranz aggregating $350,000 in connection with the Interim Financing and received the Interim Notes and the Interim Financing Shares. The Insider Holders founded one of the Company's predecessors, made loans to Amertranz at various times aggregating $1,379,110 and/or arranged for the Combination, and received options to purchase shares of Amertranz common stock, some of which options were exercised prior to the Combination. As part of the transactions under the Exchange Agreement, these loans, options, and shares were assigned by the Insider Holders to the Company in exchange for an aggregate of 741,733 shares of Common Stock and other consideration. Of such 741,733 shares, 372,114 shares are being registered under the Registration Statement of which this Prospectus forms a part. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition on Results of Operations-Liquidity and Capital Resources" and "Certain Transactions".

  The shares of Common Stock, Warrants and shares of Common Stock underlying such warrants registered for sale on behalf of the Selling Securityholders under the Registration Statement of which this Prospectus forms a part may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. However, none of such securities may be sold prior to one year following the consummation of the Offering without the prior written consent of the Underwriter. Such securities may be sold by one or more of the following methods, without limitation: (i) a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (iv) transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the holders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from holders in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

  The following table sets forth the name of each Selling Securityholder and the number of Warrants and shares of Common Stock beneficially owned prior to sale, including options exercisable for shares of Common Stock within 60 days of the date of this Prospectus. Except as indicated, all of such shares and warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part, and the Company believes that all such shares and warrants will be owned by the respective holders thereof following the consummation of the Offering and prior to resale. Except as indicated, none of the Selling Securityholders has ever held any position or office with the Company or had any other material relationship with the Company.


                                                                      NUMBER        NUMBER
                    SELLING SECURITYHOLDERS                         OF SHARES     OF WARRANTS
                    -----------------------                         ---------     -----------
Leon Abramson...................................................       3,750            7,500
John Aletti.....................................................       3,750            7,500
ALSA, Inc.......................................................       7,500           15,000
David Stephen Becker............................................       3,750            7,500
Neil Bellett....................................................       3,750            7,500
Robert Bender...................................................       3,750            7,500
Stanley H. Blum.................................................       7,500           15,000
Eliot H. Brown..................................................       3,750            7,500
Glenn Cadrez....................................................       3,750            7,500
William C. Clement..............................................       3,750            7,500
Kenneth D. Cole.................................................       7,500           15,000
Henri Cristini..................................................       3,750            7,500
William J. Curtis...............................................       7,500           15,000
Dalewood Associates, L.P........................................      65,000(1)       130,000
Robert Dorskind.................................................       3,750            7,500
Craig Effron....................................................       7,500           15,000
Drew Effron.....................................................       3,750            7,500
Kenneth M. Endelson.............................................       3,750            7,500

                                                                      NUMBER        NUMBER
                    SELLING SECURITYHOLDERS                         OF SHARES     OF WARRANTS
                    -----------------------                         ---------     -----------
Richard Etra....................................................       3,750            7,500
Steven Etra.....................................................       3,750            7,500
Melvin Finkelstein..............................................       3,750            7,500
Gordon M. Freeman...............................................       7,500           15,000
Jack Gold.......................................................       3,750            7,500
Lloyd Goldman...................................................       3,750            7,500
Ernest Gottdiener...............................................       3,750            7,500
Leigh Gove......................................................       3,750            7,500
Paula Graff.....................................................       3,750            7,500
Anthony S. Graffeo and Angelina Graffeo.........................       3,750            7,500
Bruce Greenberg.................................................      15,000           30,000
Glenda Guttentag................................................       3,750            7,500
Gary C. & Kathleen R. Hall JTWROS...............................       3,750            7,500
Robert L. Jacobs................................................       3,750            7,500
Frank and Charlotte Joy JTWROS..................................       3,750            7,500
Stuart Kahn & Company...........................................       3,750            7,500
Daniel A. Kaplan................................................       3,750            7,500
Delaware Charter Custodian for C. Daniel Karnes - IRA Account...       3,750            7,500
Rebecca Jane Karpoff and Stefan Shoup JTWROS....................       3,750            7,500
Richard C. Kaufman and Elaine J. Lenart JTWROS..................       3,750            7,500
Donald M. Kleban................................................       7,500           15,000
Michael Kremins.................................................       3,750            7,500
Norman Kurtz....................................................       3,750            7,500
David Kushner...................................................       3,750            7,500
Steven and Rona Landman JTWROS..................................       1,875            3,750
Boris and Marina Laskin JTWROS..................................       3,750            7,500
Alex Lauchlin...................................................       3,750            7,500
Donald R. Levin.................................................       3,750            7,500
William Levin...................................................       3,750            7,500
Paul D. Levitt & Leslie Levitt Revocable Trust..................       3,750            7,500
Stephen Lewen...................................................       3,750            7,500
Irwin Lieber....................................................       3,750            7,500
Mariwood Investments............................................       3,750            7,500
Joseph and Georgia Melnick JTWROS...............................      15,000           30,000
Eli Oxenhorn....................................................       3,750            7,500
Robert J. Parkes & Carol J. Parkes JTWROS.......................       3,750            7,500
RJB Partners....................................................       3,750            7,500
Patricia Reyes..................................................       3,750            7,500
Jonathan Robinson...............................................       7,500           15,000
Andrew Rosen....................................................       3,750            7,500
Martin Rosenman.................................................       3,750            7,500
William J. Rouhana, Jr..........................................       3,750            7,500
The Marilyn and Barry Rubenstein Family Foundation..............       7,500           15,000
Alan J. Rubin...................................................       3,750            7,500
Jeff Rubin......................................................       3,750            7,500
S.V. Construction Company.......................................       3,750            7,500
Scott G. Sandler................................................       3,750            7,500
John Sarracco...................................................       3,750            7,500
Curtis Schenker.................................................       3,750            7,500
Sharon Schneider................................................       3,750            7,500
Carl E. Siegel..................................................       3,750            7,500
Dean Spellman...................................................       1,875            3,750
Charles Stentiford..............................................       3,750            7,500
Mitchell Stern..................................................       3,750            7,500
Craig Swift.....................................................       3,750            7,500

                                                                      NUMBER        NUMBER
                    SELLING SECURITYHOLDERS                         OF SHARES     OF WARRANTS
                    -----------------------                         ---------     -----------
David Thalheim..................................................       7,500           15,000
Frank K. Turner.................................................       3,750            7,500
United Growth Fund Profit Sharing, Inc..........................       3,750            7,500
Marie E. Valdes.................................................       3,750            7,500
Richard Warren..................................................       3,750            7,500
Charles Warshaw.................................................       3,750            7,500
Weiskopf Silver & Co............................................       3,750            7,500
Michael Weissman................................................       7,500           15,000
Lance Wolfson...................................................       3,750            7,500
William Wolfson.................................................      15,000           30,000
Woodland Partners...............................................      65,000(1)       130,000
Leonard Zelin...................................................       7,500           15,000
MH Capital Partners.............................................       8,796               --
155964 Canada, Inc..............................................       8,796               --
Clinton Company.................................................       8,796               --
Swan Alley Nominees.............................................      41,218               --
Philip S. Rosso, Jr.(2).........................................     198,667(2)            --
Martin Hoffenberg(3)............................................     165,541(3)            --
David R. Pulk(4)................................................     117,111(4)            --
Michael Barsa(5)................................................     281,010(5)        50,000
Bruce Brandi(6).................................................      21,564(6)            --
Edward R. Reedy(7)..............................................      23,480(7)            --
Anil K. Bhandari................................................      14,363               --
Michael Kilzi...................................................      12,971               --
Allan Rubin Trust...............................................      57,771(8)            --
Barrett Fischer.................................................       7,098               --
Jean Barsa......................................................      40,965           30,000
Truck Net, Inc..................................................      14,570               --
Brent Burns.....................................................       3,617               --
TIA, Inc.(9)....................................................   1,780,000(9)       200,000
- ---------------------

(1) Represents 1.2% of the outstanding shares of Common Stock following consummation of the Offering.
(2) Represents 3.7% of the outstanding shares of Common Stock following consummation of the Offering. Only 41,460 of such shares are being registered for sale under the Registration Statement of which this Prospectus forms a part. Mr. Rosso serves as Senior Vice President Operations of Amertranz.
(3) Represents 3.1% of the outstanding shares of Common Stock following consummation of the Offering. Only 40,000 of such shares are being registered for sale under the Registration Statement of which this Prospectus forms a part. Mr. Hoffenberg is the former Chief Executive Officer of Amertranz.
(4) Includes options to purchase 43,816 shares of Common Stock, and represents 2.2% of the outstanding shares of Common Stock following consummation of the Offering. 73,295 of such shares are being registered for sale under the Registration Statement of which this Prospectus forms a part. Mr. Pulk is the former President, International Division of Amertranz.
(5) Includes options to purchase 154,477 shares of Common Stock, and represents 5.1% of the outstanding shares of Common Stock following consummation of the Offering. Only 96,451 of such shares are being registered for sale under the Registration Statement of which this Prospectus forms a part. Mr. Barsa is the former Chief Financial Officer of Amertranz and is a director, Vice President and Secretary of the Company.
(6) Includes options to purchase 14,196 shares of Common Stock. 7,368 of such shares are being registered for sale under the Registration Statement of which this Prospectus forms a part. Mr. Brandi serves as the President of Amertranz.
(7) Includes options to purchase 21,295 shares of Common Stock. 2,185 of such shares are being registered for sale under the Registration Statement of which this Prospectus forms a part. Mr. Reedy is the former Senior Vice President, International Division of Amertranz.
(8) Represents 1.1% of the outstanding shares of Common Stock following consummation of the Offering.
(9) Represents 33.5% of the outstanding shares of Common Stock following consummation of the Offering. Only 100,000 of such shares are being registered for sale under the Registration Statement of which this Prospectus forms a part. See footnote (2) under "Principal Stockholders".

                                 LEGAL MATTERS

  The legality of the securities offered hereby will be passed upon for the Company by Ferber Greilsheimer Chan & Essner, New York, New York. Graubard Mollen & Miller, New York, New York, has acted as counsel for the Underwriter in connection with the Offering.

                                    EXPERTS

  The consolidated financial statements and schedules included in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The financial statements of The Freight Forwarding Business of TIA and CFS (the Air Freight Business of TIA, Inc. and Subsidiary) for each of the years in the three-year period ended December 31, 1995, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions having been omitted from this Prospectus in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the securities offered by this Prospectus and such omitted information, reference is made to the Registration Statement, including any and all exhibits and amendments thereto. Statements contained in this Prospectus concerning the provisions of any document filed as an exhibit are of necessity brief descriptions thereof and are not necessarily complete, and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by this reference.

  Following the effectiveness of the Registration Statement, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith the Company will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material, including the Registration Statement, can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  The Company's fiscal year ends on June 30 in each year. The Company intends to furnish its stockholders with annual reports containing financial statements which will be audited and reported on by its independent public accounting firm, and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
                         INDEX TO FINANCIAL STATEMENTS



                                                                              Page
                                                                              ----
AMERTRANZ WORLDWIDE HOLDING CORP.

     Report of Independent Public Accountants..............................   F-2
     Consolidated Balance Sheet as of February 7, 1996.....................   F-3
     Notes to Consolidated Balance Sheet...................................   F-4


THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS (THE AIR FREIGHT BUSINESS
     OF TIA, INC. AND SUBSIDIARY)

     Independent Auditors' Report..........................................   F-13
     Statements of Operations for the Years Ended December 31, 1993,
          1994 and 1995....................................................   F-14
     Statements of Cash Flows for the Years Ended December 31, 1993,
          1994 and 1995....................................................   F-15
     Notes to Financial Statements.........................................   F-17


AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES

     Report of Independent Public Accountants.............................   F-23
     Consolidated Balance Sheets as of December 31, 1995 (unaudited)
          and June 30, 1994 and 1995......................................   F-24
     Consolidated Statements of Operations for the Years
          Ended June 30, 1993, 1994 and 1995 and for the Six Months
          Ended December 31, 1994 and 1995 (unaudited)....................   F-25
     Consolidated Statements of Stockholders' Equity (Deficit) for the
          for the Years Ended June 30, 1994 and 1995 and for the
          Six Months Ended December 31, 1995 (unaudited)..................   F-26
     Consolidated Statements of Cash Flows for the Years Ended June 30,
          1993, 1994 and 1995 and for the Six Months Ended December
          31, 1995 (unaudited)............................................   F-27
          Notes to Consolidated Financial Statements......................   F-28


PRO FORMA FINANCIAL INFORMATION

     Amertranz Worldwide Holding Corp. Pro Forma Consolidated Statement
          of Operations for the Year Ended December 31, 1995 (unaudited)..   F-37
     Notes to Management's Assumptions to Pro Forma Consolidated Statement
          of Operations (unaudited).......................................   F-38

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Amertranz Worldwide Holding Corp.:


We have audited the accompanying consolidated balance sheet of Amertranz Worldwide Holding Corp., a Delaware corporation, as of February 7, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Amertranz Worldwide Holding Corp. as of February 7, 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated balance sheet has been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated balance sheet, the Company has negative working capital and negative tangible net worth at February 7, 1996. A subsidiary of the Company has incurred significant losses that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also discussed in Note 3. The consolidated balance sheet does not include any adjustments that might result from the outcome of this uncertainty.


                                                             ARTHUR ANDERSEN LLP

New York, New York
April 12, 1996, except with respect
to the matters discussed in Note 12 for
which the date is May 1, 1996

                       AMERTRANZ WORLDWIDE HOLDING CORP.
                          CONSOLIDATED BALANCE SHEET

                               FEBRUARY 7, 1996

                                    ASSETS
                                    ------


CURRENT ASSETS:
  Cash                                                             $ 2,420,926
  Accounts receivable                                                2,804,896
  Prepaid expenses and other current assets                            475,026
  Due from affiliates                                                    5,729
  Taxes receivable                                                      53,579
                                                                   -----------

          Total current assets                                       5,760,156

PROPERTY AND EQUIPMENT, net (Note 6)                                   812,963
OTHER ASSETS                                                           156,610
DEBT ISSUANCE COST (Note 7)                                          2,292,273
GOODWILL (Notes 1 and 5)                                            12,092,195
                                                                   -----------

          Total assets                                             $21,114,197
                                                                   ===========

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                ----------------------------------------------

CURRENT LIABILITIES:
  Accounts payable                                                 $ 6,001,366
  Accrued expenses                                                   1,796,016
  Current portion of long-term debt (Note 7)                         3,282,798
  Lease obligation - current portion (Note 9)                           20,143
                                                                   -----------

          Total current liabilities                                 11,100,323

LONG-TERM DEBT (Note 7)                                             12,340,064

LEASE OBLIGATION -- LONG-TERM (Note 9)                                  27,345
                                                                   -----------

          Total liabilities                                         23,467,732
                                                                   -----------

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY (DEFICIT):

  Common stock, $.01 par value; 15,000,000 shares authorized,
   3,325,589 shares issued and outstanding                              33,256
  Paid in capital                                                    7,613,209
  Accumulated deficit                                              (10,000,000)
                                                                   -----------

          Total stockholders' equity (deficit)                      (2,353,535)
                                                                   -----------
          Total liabilities and stockholders' equity (deficit)     $21,114,197
                                                                   ===========

The accompanying notes are an integral part of this consolidated balance sheet.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
                      NOTES TO CONSOLIDATED BALANCE SHEET

                                FEBRUARY 7, 1996


1. COMPANY BACKGROUND:
   -------------------

In January 1996, Amertranz Worldwide Holding Corp. ("Holding" or the "Company") was incorporated in the state of Delaware. Effective February 7, 1996, Holding concluded an Asset Exchange Agreement with TIA, Inc. ("TIA"), Caribbean Freight Systems, Inc. ("CFS"), Amertranz Worldwide, Inc. ("Amertranz") and the stockholders and convertible note holders of Amertranz. As part of this transaction, Holding received (i) all of the issued and outstanding stock of Amertranz, (ii) $1,379,110 in convertible notes of Amertranz, (iii) the air freight forwarding business of TIA and CFS and (iv) 99% of the issued and outstanding stock of Amertranz Belgium. Holding then contributed the air freight forwarding business of TIA and CFS to Caribbean Air Services, Inc. ("CAS") in return for all of the issued and outstanding shares of CAS. TIA and CFS received a $10,000,000 promissory note, as discussed in Note 7, in addition to stock in the Company.

CAS and Amertranz are wholly-owned consolidated subsidiaries. The transaction stated above has been accounted for as a purchase of Amertranz in exchange for stock in Holdings. CFS and TIA are treated as predecessors and accordingly their assets and liabilities are reflected in Holdings at their historical carrying values. CAS was incorporated in the state of Delaware in January 1996, to continue the air freight forwarding business of TIA and CFS.

Holding provides air freight forwarding services both internationally and domestically.

On November 20, 1995, the Company entered into a letter of intent with an underwriter, as revised on January 23, 1996, to pursue an Initial Public Offering of its common stock (the "IPO"). The offering contemplates the sale of 1,750,000 shares of common stock and 1,750,000 redeemable common stock purchase warrants ("IPO Warrants"), exclusive of a 45-day option granted to the underwriter to purchase an additional 15% of total common stock and IPO Warrants at the initial public offering price. The securities in the offering may be purchased only together, on the basis of one share of common stock and one IPO Warrant. Each IPO Warrant entitles the holder to purchase one share of common stock at the initial public offering price (subject to adjustment for anti-dilution in the event of stock dividends, stock splits, combinations, sub divisions and reclassifications) and is exercisable commencing one year from the effective date of the Company's Registration Statement ("Effective Date"). The IPO Warrants are redeemable by the Company for $.01 per warrant, in the event that the last sale price of the Company's common stock has been at least $10.00 per share for each of the 20 consecutive trading days ending on the third day prior to the date on which notice of redemption is given.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
   -------------------------------------------

Significant accounting policies of the Company, as summarized below, are in conformity with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation
- ---------------------------

The consolidated financial statements include the accounts of Holdings, Amertranz and CAS. All significant intercompany accounts and transactions have been eliminated.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
              NOTES TO CONSOLIDATED BALANCE SHEET -- (Continued)

                                FEBRUARY 7, 1996


Revenue Recognition
- -------------------

Revenue from freight forwarding is recognized upon delivery of goods and expenses associated with the cost of transportation are accrued concurrently.

Property and Equipment
- ----------------------

Property and equipment are stated at cost. Depreciation is computed under the straight-line method over estimated useful lives ranging from 3 to 8 years. Assets under capital leases are depreciated over the shorter of the estimated useful life of the asset or the lease term. The Company utilizes a half-year convention for assets in the year of acquisition and disposal.

Goodwill
- --------

Goodwill represents the excess of cost over the net assets acquired and is amortized on a straight-line basis over 25 years.

Recently Issued Accounting Standards
- ------------------------------------

During March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. This statement is effective for financial statements for fiscal years beginning after December 15, 1995, although earlier application is encouraged. The Company does not expect that the adoption of SFAS No. 121 will have a material adverse effect on its consolidated financial statements.

Income Taxes
- ------------

For income tax purposes, the Company follows the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires an asset and liability approach for financial accounting and reporting for income taxes. Under SFAS 109, deferred taxes are provided for temporary differences between the carrying value of assets and liabilities for financial reporting and tax purposes at the enacted rate at which these differences are expected to reverse.

Stock Options
- -------------

The Company grants stock options to certain officers and related parties. Compensation expense is recognized based upon the aggregate difference between the fair market value of the Company's stock at date of grant and the option price. Compensation expense is recognized equally over the vesting period.

3. GOING CONCERN AND RISK FACTORS:
   -------------------------------

As reflected in the consolidated balance sheet, the Company has negative working capital and negative tangible net worth at February 7, 1996. The Company's continued existence is dependent upon its ability to achieve and maintain profitable operations. The Company plans on capitalizing on the synergies created by the combination of Amertranz and CAS to take advantage of under utilized operations, infrastructure and purchased freight space. Accordingly, with

                       AMERTRANZ WORLDWIDE HOLDING CORP.
              NOTES TO CONSOLIDATED BALANCE SHEET -- (Continued)

                                FEBRUARY 7, 1996

slight increases in operating expenses, the Company can operate additional revenue and profitability. Furthermore, the Company has signed a letter of intent with underwriters to provide an Initial Public Offering in calendar 1996 which should provide the Company with approximately $8,940,000 of which approximately $2,500,000 will be available to pay past due trade payables and be used for working capital. The Company believes that its cash resources augmented by the IPO will be sufficient to fund the Company's operations through April 1997.

Risk Factors
- ------------

   Substantial Losses; Accumulated Deficit; Working Capital Deficit
   ----------------------------------------------------------------

Although Amertranz generated approximately $24.0 million in revenues in the 12 months ended December 31, 1995, it incurred operating losses of approximately $6.1 million for such period, had an accumulated deficit of approximately $7.2 million as of December 31, 1995, and its current liabilities exceed its current assets. While the freight forwarding business of TIA and CFS was profitable during the year ended December 31, 1995, on a combined pro forma basis the Company incurred operating losses for such period of $3.1 million. As of February 7, 1996, the Company, on a consolidated basis, had an accumulated deficit of $10.0 million. The Company will be unable to achieve profitability unless it improves its operating results. There can be no assurance that the Company will be able to increase revenues or achieve profitability. Management anticipates that losses will continue for the foreseeable future.

   Limited Working Capital; Need for Additional Funding
   ----------------------------------------------------

Although the TIA/CFS freight forwarding business has generated positive cash flow from operations, the cash flow from the operations of the Amertranz business has not been sufficient to finance trade payables, capital equipment requirements and new office expansion and development. As a result, Amertranz has engaged in interim borrowing from various sources. In addition to the proceeds from the IPO and current borrowings, the Company may require additional financing in the future. The Company currently has no commitments from any prospective lenders with respect to any such financing. The terms of the Company's current borrowings substantially limit the Company's flexibility in obtaining additional financing. There can be no assurance that any additional financing will be available to the Company and, if available, upon acceptable terms, if and when needed, would have a material adverse effect on the Company's operations results.

     Substantially all of Proceeds to be Used to Satisfy Certain Indebtedness
     ------------------------------------------------------------------------
     and Overdue Payables; Broad Discretion in Application of Remaining Proceeds
     ---------------------------------------------------------------------------

Approximately $6,458,000, or 72%, of the net proceeds to be received by the Company from the IPO will be used to repay outstanding indebtedness, including interest thereon. Additionally, $1,000,000, or 13%, of such proceeds will be used to repay overdue trade payables. Accordingly, such funds will not be available for use in the Company's business. Furthermore, the Company will have broad discretion as to the application of the remaining $1,482,000 allocated to working capital and general corporate purposes.

4. CONCENTRATION OF RISKS:
   -----------------------

Current Vulnerability Due to Certain Concentrations
- ---------------------------------------------------

The Company's ability to service its customers depends on the availability of space on air passenger and cargo airlines and trucking carriers. Although the Company does not believe the lack of freight space has had a significant impact

                       AMERTRANZ WORLDWIDE HOLDING CORP.
              NOTES TO CONSOLIDATED BALANCE SHEET -- (CONTINUED)

                                FEBRUARY 7, 1996

on its ability to book space to date, significant shortages of suitable space and associated increases in rates charged by carriers could have a material adverse effect on the Company's future operating results.

The Company's future operating results are dependent upon the economic environments in which it operates. Demand for the Company's services could be adversely affected by economic conditions in the industries of the Company's customers. A number of Amertranz's principal customers are in the fashion, personal computer and electronics industries. Adverse conditions in any of these industries or loss of the major customers in such industries could have a material adverse impact upon the Company. The Company expects the demand for its services (and consequently results of operations) to continue to be sensitive to domestic and, increasingly, global economic conditions and other factors beyond its control.

In addition, the transport of freight, both domestically and internationally, is highly competitive and price sensitive. Changes in the volume of freight transported, shippers preferences as to the timing of deliveries as a means to control shipping costs, economic and political conditions, both in the United States and abroad, work stoppages, United States and foreign laws relating to tariffs, trade restrictions, foreign investments and taxation may all have a significant impact on the overall business of the Company, its growth and profitability.

Supplier and Credit Concentration
- ---------------------------------

CAS charters the flight operations of an L-1011 from one supplier. Although there are a limited number of companies that charter or lease L-1011 aircraft, management believes that other suppliers could provide similar services on comparable terms. A change in suppliers, however, could cause a delay in the air cargo operations and a possible loss of sales, which would affect operating results adversely.

The air cargo industry is impacted by the general economy. Changes in the marketplace of this industry may significantly affect management's estimates and the Company's performance.

5.   ACQUISITION:
     ------------

Pursuant to an Asset Exchange Agreement (the "Agreement") dated February 7, 1996, Amertranz Worldwide Holding Corp., a newly created corporation, combined the freight forwarding business of TIA and CFS with Amertranz. In exchange TIA and CFS received 2,100,000 shares of common stock of the Company and a promissory note in the original principal amount of $10,000,000 as described in
Note 7. Holding then contributed the acquired TIA and CFS freight forwarding business to CAS. Holding also acquired all of the issued and outstanding stock of Amertranz and the former stockholders of Amertranz received 809,339 shares of Holding's common stock. The Amertranz transaction has been accounted for as a purchase and resulted in goodwill of approximately $12.1 million which represents the excess of the cost over the fair value of the assets acquired.

6.   PROPERTY AND EQUIPMENT:
     -----------------------

Property and equipment, net consist of the following:

     Furniture, fixtures and equipment                    $ 993,339
      Less - Accumulated depreciation and amortization     (180,376)
                                                          ---------
                                                          $ 812,963
                                                          =========

                       AMERTRANZ WORLDWIDE HOLDING CORP.
              NOTES TO CONSOLIDATED BALANCE SHEET -- (Continued)

                                FEBRUARY 7, 1996

7.   DEBT:
     -----

As of February 7, 1996, long-term and short-term debt consisted of the following:

     Holding - Promissory note to TIA and CFS (a)      $10,000,000
             - Bridge loan (b)                           2,775,000

     Amertranz - Asset-based financing (c)               1,697,862
               - Notes payable to TIA (d)                  800,000
               - Interim financing (e)                     350,000
                                                       -----------

               Total debt                               15,622,862

     Less:  Current portion                             (3,282,798)
                                                       -----------
               Long-term debt                          $12,340,064
                                                       ===========

Holding
- -------

     Notes Payable
     -------------

(a) On February 7, 1996, as part of the Agreement, Holding issued to TIA and CFS a $10,000,000 promissory note which bears interest at the rate of 8.0% per annum. The note is payable in five consecutive monthly payments of principal and interest in the amount of $80,000 each, commencing March 1, 1996, and thereafter monthly payments of principal and interest in the amount of $166,667 each until the note is paid in full. Upon the conclusion of the IPO by Holding, $2,000,000 will be due and payable on the note. The Company intends to convert $2,000,000 of the note into Class A preferred stock as discussed in Note 8. The note is secured by a first lien on all of the present and future assets of Holding and is guaranteed by CAS and Amertranz.

(b) On February 7, 1996, Holding entered into a loan agreement pursuant to a private placement memorandum with a group of lenders ("Bridge Lenders") whereby Holding borrowed $2,775,000 and issued promissory notes. The loan is due at the earlier of (i) the closing of the IPO by Holding or (ii) February 7, 1998 or (iii) the sale or merger of Holding. The Bridge Lenders also received 416,250 shares of common stock of Holding, as well as 832,500 warrants to purchase shares of common stock of Holding for five years at $5.00 per share. These warrants convert into IPO warrants upon the completion of the IPO by Holding and will be exercisable at the IPO price. The loan accrues interest at 10% per annum until April 30, 1996 and thereafter at 15% per annum. The loan is secured by a junior lien on all of the assets of Holding. The Company has recorded deferred financing costs of approximately $1,770,000 in connection with the above mentioned Bridge loan and will amortize the amount over the life of the debt.

Amertranz
- ---------

     Asset-Based Financing
     ---------------------

(c) On March 16, 1995, Amertranz entered into a Purchase and Sale Agreement (as amended July 5, 1995, October 25, 1995 and February 7, 1996) with a lender whereby it receives advances of up to 75% of the net amounts of eligible accounts receivable outstanding to a maximum amount of $3,125,000. The loan is subject to interest at a rate of 4% per annum over the prevailing prime rate (12.25%). At February 7, 1996, the outstanding

                       AMERTRANZ WORLDWIDE HOLDING CORP.
              NOTES TO CONSOLIDATED BALANCE SHEET -- (Continued)

                                FEBRUARY 7, 1996

    balance on the credit line was $1,697,862, which represented the full amount available thereunder. The lender has a security interest in all present and future accounts receivable, machinery and equipment and other assets of Amertranz and the loan is guaranteed by Holding.

   Notes Payable
   -------------

(d) In October 1995, Amertranz obtained a $500,000 subordinated secured loan from TIA, which was increased to $800,000 in January 1996 ("TIA Loan"). The original TIA Loan bears interest at the rate of 12% per annum and is repayable in 12 equal, consecutive monthly payments of principal and interest commencing 30 days after the closing of the IPO. However, TIA has agreed that, upon consummation of the IPO, repayment of the TIA Loan will be deferred. The TIA Loan is secured by a lien on all of the assets of Amertranz subordinated only to the lien granted to the asset-based financing lender described above.

(e) Between November 1995 and January 1996, Amertranz obtained financing of $350,000 ("Interim Financing") and issued $350,000 in aggregate principal amount of promissory notes. Repayment of the principal amount due under these notes, together with interest at the rate of 12% per annum is due upon the earlier of (i) the closing of the IPO by Holding or (ii) February 7, 1998 or (iii) the sale or merger of Holding. The holders of these notes also received shares of Amertranz common stock that were converted into 67,606 shares of Holding common stock. The Company has recorded a deferred financing charge of $150,000 in connection with the issuance of the stock and will amortize the amount over the life of the debt.

     Between June 1995 and November 1995, Amertranz borrowed $1,379,110 in aggregate principal amount from persons affiliated with Amertranz and other non-affiliated lenders and issued convertible notes therefore. All of these notes were assigned to Holding as part of the Asset Exchange Agreement.

CAS
- ---

   Asset-Based Financing
   ---------------------

As part of the Agreement, TIA and CFS have agreed to lend to CAS on a revolving loan basis, an amount up to the net cash collections of TIA and CFS's accounts receivable as of February 7, 1996 and additional amounts at the discretion of TIA and CFS, up to an aggregate maximum of $4,000,000 outstanding at any time, pursuant to the terms of a Revolving Credit Promissory Note. Only funds advanced at the discretion of TIA and CFS bear interest, at the greater of (i) 1% per month or (ii) at a rate of 4% over prime. The note is due July 6, 1996. The note is secured by all of the assets of CAS and is guaranteed by Holding and Amertranz. As of March 31, 1996, CAS has drawn $3,483,558 on this available line.

8. STOCKHOLDERS' EQUITY (DEFICIT):
   -------------------------------

Stock Options and Warrants
- --------------------------

As of February 7, 1996, the Company had options outstanding to purchase a total of 615,309 shares of common stock at exercise prices ranging from $.16 to $1.17. These options replaced outstanding options of Amertranz. The Company also had warrants outstanding to purchase 832,500 shares of common stock at an exercise price equal to the exercise price of the IPO Warrants.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
              NOTES TO CONSOLIDATED BALANCE SHEET -- (Continued)

                                FEBRUARY 7, 1996

Subsequent to the closing Asset Exchange Agreement, the Company requested that TIA and CFS agree to certain modifications of the terms of the Asset Exchange Agreement relating to the TIA Loan, the Revolver Note and the Exchange Note. As part of such revisions, made as of February 7, 1996, the former stockholders and convertible promissory noteholders of Amertranz agreed to surrender to the Company, as of February 7, 1996, an aggregate of 298,004 shares of Common Stock and options to purchase an aggregate of 153,131 shares of Common Stock, and an additional 150,000 shares of Common Stock in the aggregate were issued to TIA and CFS. All share amounts have been adjusted to give effect to this transaction.

Preferred Stock
- ---------------

As of February 7, 1996, the Company does not have any preferred stock authorized or issued. However, the Board of Directors is authorized without further action by the stockholders, to issue series of preferred stock. The Company intends to authorize a total of 2,000 shares of Class A, non-voting, cumulative, convertible preferred stock with a par value of $10.00 ("Preferred Stock") upon successful completion of the IPO in exchange for a paydown of $2,000,000 on the $10,0000,000 promissory note.

The Preferred Stock will pay cumulative cash dividends at an annual rate of $1.00 per share. The Company is prohibited from paying any dividends on common stock unless all required preferred dividends have been paid. Each share of Preferred Stock may be converted at the option of the holder into common stock at a conversion price of the lower of (i) the IPO price per share of common stock or (ii) 80% of the average of the closing price per share of common stock on the day prior to the conversion date. Preferred Stock holders are entitled to a liquidation preference of $10.00 per share plus all accrued and unpaid dividends.

Additional Paid in Capital
- --------------------------

As of February 7, 1996, the Company had additional paid in capital ("APIC") which was made up of the following:

     Investment in Amertranz Worldwide    $4,414,767
     Assigned notes                        1,379,110
     Deferred financing costs              1,769,063
     Investment in CAS                        83,525
                                          ----------
                                           7,646,465

     Less: O/S Common stock at par           (33,256)
                                          ----------

     Total APIC                           $7,613,209

9. COMMITMENTS AND CONTINGENCIES:
   ------------------------------

Leases
- ------

Future minimum lease payments for capital leases and operating leases relating to equipment and rental premises are as follows:

                       AMERTRANZ WORLDWIDE HOLDING CORP.
              NOTES TO CONSOLIDATED BALANCE SHEET -- (Continued)

                                FEBRUARY 7, 1996

                                                   Capital Leases     Operating Leases
                                                   ---------------    ----------------
     Year ending
        1997                                           $24,053           $  918,518
        1998                                            18,642              699,490
        1999                                            11,067              261,642
        2000                                                 -              193,626
        2001                                                 -               16,135
                                                       -------           ----------
                 Total minimum lease payments           53,762           $2,089,411
                                                                         ==========

        Less - Amount representing interest             (6,274)
                                                       -------
                                                       $47,488
                                                       =======

Employment Agreements
- ---------------------

Amertranz has employment agreements with certain employees expiring at various times through July 2000. Such agreements provide for minimum salary levels and for incentive bonuses which are payable if specified management goals are attained. The aggregate commitment for future salaries at February 7, 1996, excluding bonuses, was approximately $1,233,000.

Litigation
- ----------

Amertranz has been named as a defendant in a lawsuit initiated by a trustee in bankruptcy of a company with whom Amertranz engaged in discussions concerning a prospective business combination during 1994. The complaint seeks charges in excess of $11 million for various alleged causes of action. Amertranz has retained bankruptcy litigation counsel to review the substance of the complaint. In the opinion of management, the lawsuit is substantially without merit and the probability of any material loss is extremely small.

10. INCOME TAXES
    ------------

At February 7, 1996, the Company had a tax net operating loss carryforward of approximately $7,757,000, available within statutory limits, to offset future regular federal taxable income. In accordance with certain provisions of the Tax Reform Act of 1986, a change in ownership of a corporation of greater than 50 percentage points within a three-year period places an annual limitation on the corporation's ability to utilize its existing net operating loss carryforwards. Such a change in ownership was deemed to have occurred in connection with the Asset Exchange Agreement in which Amertranz became part of Holding, at which time the Company's net operating loss carryforwards amounted to approximately $7,757,000. The annual limitation of the utilization of such tax attributes is approximately $206,000. To the extent the annual limitation is not utilized, it may be carried forward for utilization in future years. This limitation could affect the Company's future provisions for or payment of federal income tax should the Company's operations produce increased amounts of taxable income in the future.

Deferred tax benefits at February 7, 1996, which are fully offset by a valuation allowance, primarily represent the estimated future tax effects of federal net operating losses aggregating approximately $917,583.

11. RELATED PARTY TRANSACTIONS:
    ---------------------------

Under the terms of a cargo aircraft charter agreement with Tradewinds Airlines, Inc. ("Tradewinds Air"), a subsidiary of Tradewinds Acquisition Corporation, of which TIA owns approximately 30% of the outstanding common stock,

                       AMERTRANZ WORLDWIDE HOLDING CORP.
              NOTES TO CONSOLIDATED BALANCE SHEET -- (Continued)

                                FEBRUARY 7, 1996

CAS has exclusive rights until March 1, 1998 to the use of a leased L-1011 freighter aircraft. While CAS is guaranteed the use of the L-1011 aircraft as needed, it pays only for actual use of the aircraft at market rates.

At February 7, 1996, Amertranz owes approximately $124,000 to TIA for air freight forwarding services.

12. SUBSEQUENT EVENT:
    -----------------

On May ___, 1996, Holding entered into a loan agreement pursuant to a private placement memorandum with a group of lenders ("May Bridge Lenders") whereby Holding borrowed $1,200,000 and issued promissory notes. The loan is due at the earlier of (i) the closing of the IPO by Holding or (ii) February 7, 1998 or
(iii) the sale or merger of Holding. The May Bridge Lenders also received 240,000 shares of common stock of Holding, as well as 480,000 warrants to purchase shares of common stock of Holding for five years at $5.00 per share. These warrants convert into IPO warrants upon the completion of the IPO by Holding and will be exercisable at the IPO price. The loan accrues interest at 15% per annum. The loan is secured by a lien on all of the assets of Holding and its subsidiaries. The Company has recorded deferred financing costs of approximately $1,020,000 in connection with the above mentioned Bridge loan and will amortize the amount over the life of the debt.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
TIA, Inc.:

We have audited the accompanying statements of operations and cash flows of The Freight Forwarding Business of TIA and CFS (the Air Freight Business of TIA, Inc. and Subsidiary) (note 1) for each of the years in the three-year period ended December 31, 1995. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of The Freight Forwarding Business of TIA and CFS (the Air Freight Business of TIA, Inc. and Subsidiary) for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.


                                                           KPMG Peat Marwick LLP

Greensboro, North Carolina
March 8, 1996, except with respect
to the last paragraph under Asset
Exchange Agreement under note 2
for which the date is May 1, 1996

THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS (THE AIR FREIGHT BUSINESS OF TIA,
                              INC. AND SUBSIDIARY)

                            STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                         1993          1994          1995
                                                      -----------   -----------   -----------

Operating revenue                                 $   32,670,727    38,576,285    38,211,306
Cost of transportation (note 6)                       24,231,379    30,254,733    30,300,476
                                                      ----------    ----------    ----------
        Gross profit                                   8,439,348     8,321,552     7,910,830

Selling, general and administrative expenses           6,504,897     4,633,676     4,513,154
                                                      ----------    ----------    ----------
        Operating income                               1,934,451     3,687,876     3,397,676

Other income (expense):
     Interest expense (note 3)                        (1,107,520)   (1,143,787)   (1,155,215)
     Other, net                                           41,928       117,214       123,668
                                                      ----------    ----------    ----------
        Total other expense                           (1,065,592)   (1,026,573)   (1,031,547)
                                                      ----------    ----------    ----------
        Income before income taxes                       868,859     2,661,303     2,366,129

Income taxes (note 4)                                          -       108,201             -
                                                      ----------    ----------    ----------

Net income                                        $      868,859     2,553,102     2,366,129
                                                      ==========    ==========    ==========


See accompanying notes to the financial statements.

THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS (THE AIR FREIGHT BUSINESS OF TIA,
                              INC. AND SUBSIDIARY)

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                                                         1993          1994         1995
                                                      -----------   ----------   -----------
Cash flows from operating activities:
 Net income                                           $  868,859    2,553,102     2,366,129
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization                         416,830      377,569       367,111
   Net disposals of property and equipment                     -       46,978             -
   Bad debt expense                                      153,574       70,000        41,000
   Changes in assets and liabilities:
     Increase in accounts receivable                    (771,087)    (949,027)     (224,790)
     Increase in income taxes receivable                       -            -       (65,000)
     Increase in inventory                               (11,309)           -             -
     (Increase) decrease in prepaid expenses            (140,608)     581,376        26,961
     Increase (decrease) in accounts payable             487,518     (274,010)       (9,167)
     Decrease in accrued liabilities                    (706,398)    (165,264)     (243,925)
     Increase (decrease) in income taxes payable               -       68,201      (108,201)
                                                      ----------    ---------    ----------
       Total adjustments                               ( 571,480)    (244,177)     (216,011)
                                                      ----------    ---------    ----------
       Net cash provided by
         operating activities                            297,379    2,308,925     2,150,118

Cash flows from investing activities:
 Purchases of furniture, fixtures and equipment          (95,567)     (42,280)     (102,829)
 Increase (decrease) in other assets                      (7,393)      (9,405)            -
                                                      ----------    ---------    ----------
       Net cash used in investing activities            (102,960)     (51,685)     (102,829)

Cash flows from financing activities:
 Repayments from CASD                                    128,814      225,406        69,782
 Cash advances to CASD                                  (486,803)     (37,811)     (175,799)
 Proceeds from Parent cash advance                       400,000            -             -
 Repayments on Parent cash advance                      (161,199)    (238,801)            -
 Payments on note payable to affiliate                         -            -    (1,200,000)
 Repayments on notes payable                            (274,162)    (231,264)      (25,000)
                                                      ----------    ---------    ----------
       Net cash used in financing
         activities                                     (393,350)    (282,470)   (1,331,017)
                                                      ----------    ---------    ----------

Net increase (decrease) in cash                         (198,931)   1,974,770       716,276

Cash at beginning of year                                194,814       (4,117)    1,970,653
                                                      ----------    ---------    ----------

Cash at end of year                                   $   (4,117)   1,970,653     2,686,925
                                                      ==========    =========    ==========

THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS (THE AIR FREIGHT BUSINESS OF TIA,
                              INC. AND SUBSIDIARY)

                     STATEMENTS OF CASH FLOWS - (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                                                         1993        1994       1995
                                                       ---------   ---------   -------
Supplemental disclosure of cash flow information:
 Cash paid during the year for interest                 $586,056   1,666,950   946,155
                                                        ========   =========   =======

 Cash paid during the year for income taxes             $      -           -   173,200
                                                        ========   =========   =======


See accompanying notes to the financial statements.

                THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS
            (THE AIR FREIGHT BUSINESS OF TIA, INC. AND SUBSIDIARY)

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1993, 1994 AND 1995


(1)  Significant Accounting Policies
     -------------------------------
     Basis of Statements of Operations and Cash Flows Presentation
     -------------------------------------------------------------
     The accompanying statements of operations and cash flows include the accounts of the air freight business of TIA, Inc. (a wholly-owned subsidiary of Wrexham Aviation Corporation) and its 51% owned subsidiary, Caribbean Freight System, Inc. (CFS), which have been combined for reporting purposes as The Freight Forwarding Business of TIA and CFS (the Air Freight Business of TIA, Inc. and Subsidiary) (the Business). The Business is not a separate legal or historical reporting entity.

     All significant intrabusiness balances and transactions have been eliminated in the financial statements.

     Description of Business
     -----------------------
     The Business operates an air freight forwarding business primarily serving the eastern half of the United States, Puerto Rico and the Dominican Republic.

     Revenue Recognition
     -------------------
     The Business is involved in brokering air cargo services for freight flown between the United States, Puerto Rico and the Dominican Republic. Revenues are recognized when cargo is shipped and invoiced to customers. Monthly provision is made for doubtful receivables, discounts, returns and allowances.

     Cash and Cash Equivalents
     -------------------------
     Cash at December 31, 1995 includes $2,290,000 of overnight repurchase agreements.

     Property and Equipment
     ----------------------
     Furniture, fixtures and equipment are depreciated using the straight-line method over the estimated useful lives of the assets.

     Income Taxes
     ------------
     The operations of the Business are included in the federal and state income tax returns of TIA, Inc. and CFS. Income taxes allocated to the Business are based on the actual income taxes of TIA, Inc. and CFS for the periods presented.

     Deferred tax assets and liabilities are recognized under the asset and liability method for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Reclassifications
     -----------------
     Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform with the 1995 presentation.

                THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS
            (THE AIR FREIGHT BUSINESS OF TIA, INC. AND SUBSIDIARY)

                 NOTES TO FINANCIAL STATEMENTS -- (Continued)

                        DECEMBER 31, 1993, 1994 AND 1995

     Use of Estimates
     ----------------
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)  Asset Exchange Agreement
     ------------------------

     In anticipation of a public offering of securities, in February 1996 TIA, Inc. and CFS entered into an asset exchange agreement in which the air freight business of TIA, Inc. and CFS was acquired by Amertranz Worldwide Holding Corp. (Holding), which contributed the acquired business to a wholly-owned subsidiary.

     The air freight business is defined by the agreement to include customer lists and related business and marketing records; CFS's rights under the freight handling agreement described in sale of subsidiary below; the use of the names "Caribbean Air Services" and "Tradewinds International Airlines;" the operating leases for the Puerto Rico, Greensboro, North Carolina, and Hartford Connecticut business facilities; furniture and fixtures of $86,830 as of December 31, 1995; and all assignable customer and sales representative contracts of TIA, Inc. and CFS in connection with their air freight businesses. The air freight business does not include any other assets of TIA, Inc. and CFS, including cash, accounts receivable, notes receivable, securities, equipment, aircraft, parts or tools, nor any liabilities of TIA, Inc. or CFS.

     In exchange for the transfer of the air freight operating assets described above, TIA, Inc. and CFS received a promissory note of $10,000,000 and 2,100,000 shares of Holding (allocated to TIA, Inc. and CFS as notes receivable of $8,000,000 and $2,000,000, respectively, and 1,680,000 and 420,000 shares, respectively). The promissory note bears interest at 8%, and is due from March 1, 1996 through July 1, 1996 in monthly payments of $80,000 and from August 1, 1996 in monthly payments of $166,667. In addition, Holding intends to apply $2,000,000 of the net proceeds from the proposed public offering of securities discussed in the first paragraph above against the promissory note.

     Pursuant to the asset exchange agreement, TIA, Inc. and CFS agreed to advance to the aforementioned subsidiary of Holding, on a revolving loan basis, the net collections of TIA, Inc.'s and CFS's accounts receivable as of February 7, 1996 and additional amounts in the discretion of TIA, Inc. and CFS, up to an aggregate maximum of $4,000,000 outstanding at any time. Funds advanced under the revolving loan with respect to TIA, Inc.'s and CFS's accounts receivable do not bear interest and discretionary advances bear interest at the greater of 1% per month or the prime rate plus 4%. The revolving loan matures on July 6, 1996.

     The promissory note and revolving loan are secured by a first priority lien on all of the issued and outstanding shares of the aforementioned subsidiary of Holding, a first priority lien on all of the assets of Holding and the subsidiary of Holding, and a second lien on the accounts receivable of another subsidiary of Holding.

     TIA, Inc. and CFS have agreed that upon consummation of the public offering of securities discussed above, they will defer repayment of the promissory note and revolving loan if, among other things, Holding does not meet certain financial thresholds or obtain additional financing. TIA, Inc. and CFS have further agreed that except upon the occurrence of certain events they will not take any action to foreclose on their security interests in the assets of Holding or its subsidiaries for one year.

                THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS
            (THE AIR FREIGHT BUSINESS OF TIA, INC. AND SUBSIDIARY)

                 NOTES TO FINANCIAL STATEMENTS -- (Continued)

                        DECEMBER 31, 1993, 1994 AND 1995

     Sale of Subsidiary
     ------------------
     On January 1, 1996, CFS entered into an agreement whereby it will transfer its 51% ownership in Caribbean Air Services Dominicana, Inc. (CASD) to CASD's minority stockholders and settle the amount due from CASD of $1,421,827 at December 31, 1995 in exchange for a freight handling agreement and a note in the amount of $1,260,000.

     The freight handling agreement provides for CASD to carry through freight; meaning air cargo shipments with an origin or destination in the Dominican Republic and a destination or origin, respectively, in the mainland United States; between Puerto Rico and the Dominican Republic at rates that approximate or are slightly higher than market. The agreement also provides for CASD to pay CFS a commission of 5% of the gross air cargo revenues generated by CASD for shipments between Puerto Rico and the Dominican Republic, but not less than $3,750 per month.

(3)  Interest Expense
     ----------------
     Substantially all of TIA, Inc.'s and CFS's activities in 1993, 1994 and 1995 are related to their air freight business and, accordingly, all of the historical interest expense related to the interest-bearing debt of TIA, Inc. and CFS has been included in the accompanying financial statements.

     Interest expense relates primarily to two notes payable as follows:

     A note payable to Harborview Corporation Ltd. No. 1, a company affiliated through common ownership to TIA, Inc., has a balance outstanding at December 31, 1994 and 1995 of $3,387,808 and $2,187,808, respectively, bears interest at a rate of 10%, is secured by a senior lien on all of the assets of TIA, Inc. and is due on demand. Interest expense on this note amounted to approximately $327,000, $343,000 and $252,000 in 1993, 1994 and
     1995, respectively.

     A note payable to Wrexham Aviation Corporation, Parent of TIA, Inc., has a balance outstanding at both December 31, 1994 and 1995 of $8,940,336, bears interest at prime plus 1% (9.5% at December 31, 1995), is secured by a second lien on all assets of TIA, Inc. and is due on June 16, 1997. Interest expense on this note amounted to approximately $740,000, $783,000 and $903,000 in 1993, 1994 and 1995, respectively.

(4)  Income Taxes
     ------------
     The operations of the Business are included in the federal and state income tax returns of TIA, Inc. and CFS. Income taxes allocated to the Business are based on the actual income taxes of TIA, Inc. and CFS for the periods presented.

                THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS
            (THE AIR FREIGHT BUSINESS OF TIA, INC. AND SUBSIDIARY)

                 NOTES TO FINANCIAL STATEMENTS -- (Continued)

                        DECEMBER 31, 1993, 1994 AND 1995

    Income tax expense for 1993, 1994 and 1995 consists of:

                                   1993
                    ----------------------------------
                      Current    Deferred      Total
Federal            $    --          --           --
State                   --          --           --
                     -------     -------      -------
                   $    --          --           --
                     =======     =======      =======

                                   1994
                     ---------------------------------
                     Current     Deferred      Total
Federal            $  79,494        --         79,494
State                 28,707        --         28,707
                     -------     -------      -------
                   $ 108,201        --        108,201
                     =======     =======      =======

                                  1995
                     ---------------------------------
                     Current     Deferred      Total
Federal            $    --          --           --
State                   --          --           --
                     -------     -------      -------
                   $    --          --           --
                     =======     =======      =======

    Income tax expense for 1993, 1994 and 1995 differed from the "expected" amount for those years (computed by applying the federal corporate rate of 34% to income before income taxes) for the following reasons:

                                           1993        1994        1995
                                        ---------    --------    --------
Computed "expected" tax expense       $   295,412     904,843     804,484
State income taxes, net of federal
 benefit                                    --         18,947       --
Change in valuation allowance for
 deferred tax assets allocated to
 income tax expense                      (295,412)   (861,672)   (817,928)
Other                                       --         46,083      13,444
                                        ---------    --------    --------
                                      $     --        108,201       --
                                        =========    ========    ========

    The changes in the valuation allowance for 1993, 1994 and 1995 results from the utilization of net operating loss carryforwards allocated to the Business.

    At December 31, 1995, TIA, Inc. had federal and state net operating loss carryforwards of approximately $11,235,000. The carryforwards expire in 2005 through 2008 for federal income tax purposes and 1996 through 1997 for state income tax purposes. Due to the statutory limitation on net operating loss carryforwards following an ownership change, the availability of approximately $2,456,000 of these net operating loss carryforwards to reduce future taxable income is substantially limited.

    The excess of alternative minimum tax over regular tax is a credit which can be carried forward to reduce regular tax liabilities in future years. At December 31, 1995, the Company had approximately $78,000 available for carryforward.

                THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS
            (THE AIR FREIGHT BUSINESS OF TIA, INC. AND SUBSIDIARY)

                 NOTES TO FINANCIAL STATEMENTS -- (Continued)

                        DECEMBER 31, 1993, 1994 AND 1995

(5)  Leases
     ------
     The Business leases certain equipment under various noncancellable operating leases expiring at various dates through 1997. Future minimum lease payments are as follows:

                  1996                                $43,332
                  1997                                 20,865

     Rent expense for cancelable and noncancelable operating leases for the years ended December 31, 1993, 1994 and 1995 was approximately $2,012,000, $675,000 and $330,000, respectively.

(6)  Related Party Transactions
     --------------------------
     During the years ended December 31, 1993, 1994 and 1995, the Business incurred purchased transportation costs of approximately $541,000, $848,000 and $1,622,000, respectively, from companies partially owned by minority stockholders of CASD.

     Under the terms of a cargo aircraft charter agreement with Tradewinds Airlines, Inc. (Tradewinds Air), a subsidiary of Tradewinds Acquisition Corporation, of which TIA, Inc. owns approximately 30% of the outstanding common stock, TIA, Inc. has exclusive rights until March 1, 1998 to the use of a leased L-1011 freighter aircraft. While TIA, Inc. is guaranteed the use of the L-1011 aircraft as needed, it pays only for actual use of the aircraft at market rates.

     TIA, Inc. currently holds the United States Department of Transportation licenses and certificates required for the operation of the L-1011 and is operating the L-1011 aircraft on behalf of Tradewinds Air under an interim operating agreement. Upon approval by the United States Department of Transportation of the transfer of the licenses and certificates, TIA, Inc. intends to assign the aircraft lease to Tradewinds Air.

     The leased L-1011, along with assignment of the aforementioned cargo aircraft charter agreement and interim operating agreement, was acquired in late November 1995 by Tradewinds Air from Florida West Airlines, Inc. (FWA) upon confirmation by the Bankruptcy Court of FWA's plan of reorganization. FWA had acquired the leased L-1011 from and entered into the aforementioned cargo aircraft charter agreement and interim operating agreement with TIA, Inc. in March 1994. Prior to March 1994, TIA, Inc. had operated the L-1011. Accordingly, the accompanying financial statements for the year ended December 31, 1993 and for the first two months of 1994 include the operations of the aircraft.

     Total transportation costs purchased from Tradewinds Air and FWA related to these agreements amounted to approximately $14,959,000 and $16,691,000 in 1994 and 1995, respectively.

     The Company provides accounting services to Tradewinds Air for $5,720 per month.

(7)  Supplier and Credit Concentration
     ---------------------------------
     The Business charters the flight operations of an L-1011 from one supplier. Although there are a limited number of companies that charter or lease L-1011 aircraft, management believes that other suppliers could provide similar services on comparable terms. A change in suppliers, however, could cause a delay in the air cargo operations and a possible loss of sales, which would affect operating results adversely.

                THE FREIGHT FORWARDING BUSINESS OF TIA AND CFS
            (THE AIR FREIGHT BUSINESS OF TIA, INC. AND SUBSIDIARY)

                 NOTES TO FINANCIAL STATEMENTS -- (Continued)

                        DECEMBER 31, 1993, 1994 AND 1995

     The air cargo industry is impacted by the general economy. Changes in the marketplace of this industry may significantly affect management's estimates and the Business's performance.

     Most of the Business's customers are located primarily in the eastern half of the United States, Puerto Rico, and the Dominican Republic. No single customer accounted for more than 10% of the Company's sales in 1993, 1994 and 1995. The Business estimates an allowance for doubtful accounts based on the credit worthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factor could affect the Business's estimate of its bad debts.

(8)  Contingencies
     -------------
     TIA, Inc. is responsible for the clean-up of contaminated soil associated with the removal of an underground storage tank in Greensboro, North Carolina. TIA, Inc. removed the waste oil tank during 1994 and has performed a substantial portion of the remediation procedures on the site. TIA, Inc., along with Tradewinds Air, is responsible for any remaining soil clean-up required and the State of North Carolina has a trust fund available to reimburse companies for voluntary remediation expenses in excess of certain deductibles. Accordingly, management believes that any remaining remediation costs will not have a material effect on the financial statements.
                                      F-22

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Amertranz Worldwide, Inc.:

We have audited the accompanying consolidated balance sheets of Amertranz Worldwide, Inc. (a Delaware corporation) and subsidiaries as of June 30, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amertranz Worldwide, Inc. and subsidiaries as of June 30, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered a loss from operations, has negative working capital, negative cash flows from operations and negative stockholders' equity, that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                             ARTHUR ANDERSEN LLP

New York, New York

December 12, 1995, except with respect
to the matters discussed in Note 12 for
which the date is April 12, 1996

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                              June 30,                   December 31,
                                                                      -------------------------   --------------------------
                                                                                           (Unaudited)
                                                                         1994          1995          1994           1995
                                                                      ----------   -----------    ----------    -----------
                             ASSETS
                             ------

CURRENT ASSETS:
  Cash                                                                $   42,442   $    91,778    $    7,394    $         -
  Accounts receivable, less allowance for doubtful accounts of
   $53,617 and $139,196 for June 30, 1994 and 1995, respectively       3,411,556     2,525,106     3,461,650      3,482,451
  Claim receivable, less allowance of $108,524 for 1994 (Note 8)         170,392             -             -              -
  Prepaid expenses and other current assets                              102,885       283,557       549,865        490,818
  Due from affiliates                                                     24,632         8,430        46,710          8,430
  Taxes receivable                                                             -        52,448             -         53,579
                                                                      ----------   -----------    ----------    -----------
       Total current assets                                            3,751,907     2,961,319     4,065,619      4,035,278

PROPERTY AND EQUIPMENT, net (Note 4)                                     243,307       490,196       352,014        645,764
OTHER ASSETS                                                              49,572       192,424        47,160        155,885
                                                                      ----------   -----------    ----------    -----------
       Total assets                                                   $4,044,786   $ 3,643,939    $4,464,793    $ 4,836,927
                                                                      ==========   ===========    ==========    ===========

      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
      ----------------------------------------------

CURRENT LIABILITIES:
  Accounts payable                                                    $2,928,613   $ 4,575,736    $4,389,337    $ 6,156,446
  Loan payable (Note 5)                                                  690,857     1,291,849       682,956      2,692,254
  Notes payable to stockholders (Note 5)                                       -       140,000             -      1,279,110
  Bridge loan (Note 12)                                                        -             -             -        300,000
  Income tax payable                                                     101,254             -             -              -
  Lease obligation - current portion (Note 6)                              7,423        22,337        13,699         17,990
  Accrued expenses                                                       127,108       174,592       173,246      1,180,155
  Due to affiliate                                                             -             -        43,799              -
                                                                      ----------   -----------    ----------    -----------
       Total current liabilities                                       3,855,255     6,204,514     5,303,037     11,625,955

LEASE OBLIGATION -- LONG-TERM (Note 6)                                    33,368        35,967       527,583          1,084
                                                                      ----------   -----------    ----------    -----------
       Total liabilities                                               3,888,623     6,240,481     5,355,795     11,657,039
                                                                      ----------   -----------    ----------    -----------

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.01 par value; 2,500,000 shares authorized,
   no shares issued and outstanding                                            -             -             -              -
  Common stock, $.01 par value; 17,500,000 shares authorized,
   2,200 and 774,114 issued and outstanding for June 30, 1994
   and June 30, 1995, respectively (Note 1)                                1,010         7,741         7,741          7,664
  Additional paid in capital                                                   -             -             -        397,577
  Retained earnings (deficit)                                            155,153    (2,604,283)     (898,743)    (7,225,353)
                                                                      ----------   -----------    ----------    -----------
       Total stockholders' equity (deficit)                              156,163    (2,596,542)     (891,002)    (6,820,112)
                                                                      ----------   -----------    ----------    -----------
       Total liabilities and stockholders' equity (deficit)           $4,044,786   $ 3,643,939    $4,464,793    $ 4,836,927
                                                                      ==========   ===========    ==========    ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             Years Ended June 30,             6 Months Ended December 31,
                                                 ----------------------------------------     ---------------------------
                                                                                                      (Unaudited)
                                                                                                       ---------
                                                    1993           1994           1995           1994            1995
                                                 ----------    -----------    -----------     -----------     -----------
OPERATING REVENUE                                $3,354,090    $11,122,297    $24,963,342     $14,049,283     $13,040,332

COST OF TRANSPORTATION                              619,734      6,445,292     17,513,757       9,735,026       9,518,033
                                                 ----------    -----------    -----------     -----------     -----------

       Gross profit                               2,734,356      4,677,005      7,449,585       4,314,257       3,522,299

SELLING, GENERAL AND ADMINISTRATIVE
EXPENSES                                          2,723,090      4,856,553     10,297,850       5,132,305       7,552,686
                                                 ----------    -----------    -----------     -----------     -----------

       Operating income (loss)                       11,266       (179,548)    (2,848,265)       (818,048)     (4,030,387)
                                                 ----------    -----------    -----------     -----------     -----------

OTHER INCOME (EXPENSE):
  Start-up expense (Note 2)                              --       (321,268)            --              --              --
  Interest expense, net                                  --             --       (172,682)        (74,783)       (157,363)
  Other (expense) income, net (Note 9)               (5,031)       746,621        263,242         (91,540)          1,732
  Restructuring charge (Note 12)                         --             --             --              --        (435,052)
                                                 ----------    -----------    -----------     -----------     -----------

       Income (loss) before (provision for)
       benefit from income taxes                      6,235        245,805     (2,757,705)       (984,371)     (4,621,070)

(PROVISION FOR) BENEFIT FROM INCOME
TAXES (Note 7)                                           --       (113,860)        65,000          (2,727)             --
                                                 ----------    -----------    -----------     -----------     -----------

       Net income (loss)                         $    6,235    $   131,945    $(2,692,705)    $  (987,098)    $(4,621,070)
                                                 ==========    ===========    ===========     ===========     ===========



 The accompanying notes are an integral part of these consolidated statements.

                  AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
   FOR THE YEARS ENDED JUNE 30, 1994 AND 1995 AND FOR THE SIX MONTHS ENDED
                               DECEMBER 31, 1995




                                                                    Common Stock        Additional    Retained          Total
                                                              -----------------------    Paid-in      Earnings       Stockholders'
                                                                Shares       Amount      Capital      (Deficit)     Equity (Deficit)
                                                              -----------   ---------   ----------   ------------   ----------------
BALANCE, June 30, 1993                                             1,200    $  1,000      $      -   $   103,208        $   104,208

  Issuance of Amerford Domestic, Inc. shares                       1,000          10             -             -                 10
  Distributions to stockholders                                        -           -             -       (80,000)           (80,000)
  Net income                                                           -           -             -       131,945            131,945
                                                              ----------    --------    ----------   -----------        -----------

BALANCE, June 30, 1994                                             2,200       1,010             -       155,153            156,163

  Conversion of Amerford Domestic, Inc. shares                    (1,000)        (10)            -             -                (10)
  Issuance of Amertranz shares related to the Merger
    (Notes 1 and 11)                                           5,400,000      54,000             -       (53,990)                10
  Conversion of Integrity Logistics and Amerford De Caribe
   shares                                                         (1,200)     (1,000)            -             -             (1,000)
  Issuance of shares to Amerford De Caribe stockholders
   (Notes 1 and 11)                                              300,000       3,000             -        (2,000)             1,000
  Issuance of shares to Integrity Logistics stockholders
   (Notes 1 and 11)                                              300,000       3,000             -        (3,000)                 -
  Reverse stock split - 1 for 2 (Note 11)                     (3,000,000)    (30,000)            -        30,000                  -
  Reverse stock split - 1 for 3.8754 (Note 12)                (2,225,886)    (22,259)            -        22,259                  -
  Distributions to stockholders                                        -           -             -       (60,000)           (60,000)
  Net loss                                                             -           -             -    (2,692,705)        (2,692,705)
                                                              ----------    --------    ----------   -----------        -----------

BALANCE, June 30, 1995                                           774,114       7,741             -    (2,604,283)        (2,596,542)

  Sale of common stock                                            12,902         129        49,871             -             50,000
  Common stock issued upon exercise of stock options              86,443         864       166,636             -            167,500
  Reverse stock split - 1 for 1.27906 (Note 12)                 (190,568)     (1,906)        1,906             -                  -
  Common stock issued in connection with Interim
   Bridge Financing                                               83,571         836       179,164             -            180,000
  Net loss                                                             -           -             -    (4,621,070)        (4,621,070)
                                                              ----------    --------    ----------   -----------        -----------

BALANCE, December 31, 1995 (unaudited)                           766,462    $  7,664      $397,577   $(7,225,353)       $(6,820,112)
                                                              ==========    ========    ==========   ===========        ===========

 The accompanying notes are an integral part of these consolidated statements.

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             Years Ended June 30,             6 Months Ended December 31,
                                                  ---------------------------------------     ---------------------------
                                                     1993         1994            1995           1994            1995
                                                  ---------    -----------    -----------     ----------      -----------
                                                                                                      (Unaudited)
                                                                                                       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                               $   6,235    $   131,945    $(2,692,705)    $ (987,098)     $(4,621,070)
  Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating
    activities:
     Bad debt expense                                     -         53,336        136,001        155,676          301,791
     Depreciation and amortization                   14,403         19,446         82,948         33,388           83,637
     Restructuring expense                                -              -              -              -          435,052
     Non cash charge for stock options                    -              -              -              -           30,000
  Changes in operating assets and liabilities:
     (Increase) decrease in accounts receivable    (148,583)    (3,209,318)       750,449       (205,770)      (1,259,136)
     Decrease (increase) in prepaid expenses and
      other current assets                           15,351        (70,772)      (233,120)      (446,980)         (58,392)
     (Increase) decrease in other assets             (4,362)       (42,710)      (142,852)         2,412           36,539
     (Increase) decrease in claim receivable              -       (170,392)       170,392        170,392                -
     (Increase) decrease in due from affiliates           -        (24,632)        16,202        (22,078)               -
     Increase in accounts payable, accrued
      expenses and income tax payable               148,538      2,998,697      1,593,353      1,405,608        2,151,221
     Increase (decrease) in deferred income         116,851       (306,967)             -              -                -
     Increase in due to affiliates                        -              -              -         43,799                -
                                                  ---------    -----------    -----------     ----------      -----------
       Net cash provided by (used in) operating
        activities                                  148,433       (621,367)      (319,332)       149,349       (2,900,358)
                                                  ---------    -----------    -----------     ----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment               (13,459)      (201,204)      (296,778)      (109,103)        (239,205)
                                                  ---------    -----------    -----------     ----------      -----------
       Net cash used in investing activities        (13,459)      (201,204)      (296,778)      (109,103)        (239,205)
                                                  ---------    -----------    -----------     ----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to shareholders                     (85,000)       (80,000)       (60,000)       (60,000)               -
  Net borrowings from loan payable                        -        690,857        600,992         (7,901)       1,400,405
  Payment of loan payable                            (5,309)        (2,906)             -              -                -
  Proceeds from shareholder loan                          -              -        140,000              -        1,139,110
  Proceeds from interim bridge loan                       -              -              -              -          300,000
  Payment of lease obligations                            -              -        (15,546)        (7,393)          (9,230)
  Proceeds from sale of common stock                      -              -              -              -           50,000
  Proceeds from exercise of stock options                 -              -              -              -          167,500
                                                  ---------    -----------    -----------     ----------      -----------
       Net cash provided by (used in)
        financing activities                        (90,309)       607,951        665,446        (75,294)       3,047,785
                                                  ---------    -----------    -----------     ----------      -----------
       Net increase (decrease) in cash
        and cash equivalents                         44,665       (214,620)        49,336        (35,048)         (91,778)

CASH, beginning of the year                         212,397        257,062         42,442         42,442           91,778
                                                  ---------    -----------    -----------     ----------      -----------
CASH, end of the year                             $ 257,062    $    42,442    $    91,778     $    7,394      $         -
                                                  =========    ===========    ===========     ==========      ===========

SUPPLEMENTAL DATA

CASH PAYMENTS FOR:
  Interest                                        $     483    $     1,726    $   172,682     $   74,783      $   164,890
  Income taxes                                    $  21,037    $     6,178    $    91,332     $    2,727      $         -

NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Equipment acquired under capital lease
   obligation                                     $       -    $         -    $    33,059     $   33,059      $         -
  Deferred financing costs associated with the
   Interim Bridge Financing                       $       -    $         -    $         -     $        -      $   150,000

 The accompanying notes are an integral part of these consolidated statements.

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 1993, 1994 AND 1995


1. BUSINESS AND ORGANIZATION:
   --------------------------

Company Background
- ------------------

On January 13, 1995, Amertranz Worldwide, Inc. ("Amertranz") was incorporated in the state of Delaware. Effective January 25, 1995, Amerford Domestic Inc. was merged into Amertranz. On March 3, 1995, Amertranz issued stock for all of the outstanding shares of Amerford De Caribe Inc. and Integrity Logistics, Inc. Accordingly, the two entities are presented as wholly-owned consolidated subsidiaries, and due to the common ownership, are accounted for similar to a pooling of interests.

Amertranz, along with its consolidated subsidiaries (collectively, the "Company"), provides air freight forwarding services both internationally and domestically.

Integrity Logistics, Inc. ("Integrity" or "IL") was incorporated on February 22, 1985, under the laws of the State of New York, to engage principally in the business of air freight forwarding as an authorized agent for Amerford International Corp. ("AIC"), an unrelated, wholly-owned subsidiary of Thyssen Haniel Logistic GmbH.

Amerford De Caribe Inc. ("De Caribe" or "ADC") was incorporated on July 15, 1988, pursuant to the laws of the Commonwealth of Puerto Rico, to engage principally in the business of air freight forwarding.

In October 1993 Integrity brought a legal action against AIC wherein it sought damages of $14 million for breach of contract. In January 1994, this legal action was settled. As part of the settlement agreement, AIC paid IL $700,000 and granted it a license to use the name "Amerford" solely in connection with the domestic air freight business and acquired all of AIC's domestic air freight forwarding business, including a 20 station network. AIC further agreed that it would cease its domestic business as of January 31, 1994, in all cities with the exception of New York, Newark and Chicago. As a result, a domestic entity called Amerford Domestic Inc. ("Amerford" or "ADI") was created. This new company was incorporated in the state of New York on February 1, 1994. This entity was formed to engage principally in the air freight forwarding business domestically.

Prior to the formation of ADI, Integrity had been providing freight service to both domestic and international customers. Subsequent to the formation of ADI, Integrity provided international freight service solely to AIC. On June 1, 1995, Integrity and AIC terminated the agreement to provide international freight service for AIC.

Equity Structure
- ----------------

As of June 30, 1994, the equity of the Company consisted of 1,000 shares authorized, issued and outstanding of Amerford common stock with a $.01 par value, 200 shares authorized, issued and outstanding of Integrity common stock with no par value and 250,000 shares authorized and 1,000 shares issued and outstanding of De Caribe common stock with a $1.00 par value. Effective January 15, 1995, Amerford merged into Amertranz and the equity structure was changed as discussed in Note 11.

Current Vulnerability Due to Certain Concentrations
- ---------------------------------------------------

The Company's ability to service its customers depends on the availability of space on air passenger and cargo airlines and trucking carriers. Although the Company does not believe the lack of freight space has had a significant impact on its ability to book space to date, significant shortages of suitable space and associated increases in rates charged by carriers could have a material adverse impact on the Company's future operating results.

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  JUNE 30, 1993, 1994 AND 1995 -- (Continued)

The Company's future operating results are dependent upon the economic environments in which it operates. Demand for the Company's services could be adversely affected by economic conditions in the industries of the Company's customers. A number of Amertranz's principal customers are in the fashion, personal computer and electronics industries. Adverse conditions in any of these industries or loss of the major customers in such industries could have a material adverse impact upon the Company. The Company expects the demand for its services (and consequently results of operations) to continue to be sensitive to domestic and, increasingly, global economic conditions and other factors beyond its control.

In addition, the transport of freight, both domestically and internationally, is highly competitive and price sensitive. Changes in the volume of freight transported, shippers preferences as to the timing of deliveries as a means to control shipping costs, economic and political conditions, both in the United States and abroad, work stoppages, United States and foreign laws relating to tariffs, trade restrictions, foreign investments and taxation may all have a significant impact on the overall business of the Company, its growth and profitability.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
   -------------------------------------------

Significant accounting policies of the Company, as summarized below, are in conformity with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Presentation
- ---------------------

The consolidated financial statements include the accounts of Amertranz Worldwide, Inc., Integrity Logistics, Inc. and Amerford De Caribe Inc. as of June 30, 1995. All significant intercompany accounts and transactions have been eliminated.

As of June 30, 1994, the financial statements combine the accounts of Integrity, Amerford and De Caribe (collectively "the Companies"). The companies are wholly owned by the same three shareholders. All significant intercompany accounts and transactions have been eliminated.

For the year ended June 30, 1993, the financial statements combine the accounts of Integrity and De Caribe. All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition
- -------------------

Revenue from freight forwarding is recognized upon delivery of goods and expenses associated with the cost of transportation are accrued upon shipment. Deferred revenue is comprised of advances received prior to the rendering of the service.

Property and Equipment
- ----------------------

Property and equipment are stated at cost. Depreciation is computed under the straight-line method over estimated useful lives ranging from 3 to 8 years. Assets under capital leases are depreciated over the shorter of the estimated useful life of the asset or the lease term. The Company utilizes a half-year convention for assets in the year of acquisition and disposal.

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  JUNE 30, 1993, 1994 AND 1995 -- (Continued)

Certain computer software costs related to a substantial revision of the Company's pre-existing computer system, totaling approximately $111,250 and $83,450 as of June 30, 1995 and 1994, respectively, have been capitalized and are being amortized over five years.

Start-up Expenses
- -----------------

Start-up expenses include the costs related to the establishment of the various offices and locations for ADI and are expensed as incurred.

Recently Issued Accounting Standards
- ------------------------------------

During March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. This statement is effective for financial statements for fiscal years beginning after December 15, 1995, although earlier application is encouraged. The Company does not expect that the adoption of SFAS No. 121 will have a material adverse effect on its consolidated financial statements.

Income Taxes
- ------------

As of June 30, 1993 and 1994, Integrity had elected to have its income taxed under the provisions of Subchapter S of the Internal Revenue Code (the "Code"). Under the provisions of the Code, the Company is not subject to Federal corporate income taxes on its taxable income. The stockholders include their pro rata share of the Company's income in their personal income tax returns. The Company is, however, subject to certain corporate level state income taxes. No pro-forma presentation has been presented as the effect would not be material.

For income tax purposes, the Company follows the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". SFAS 109 requires an asset and liability approach for financial accounting and reporting for income taxes. Under SFAS 109, deferred taxes are provided for temporary differences between the carrying value of assets and liabilities for financial reporting and tax purposes at the enacted rate at which these differences are expected to reverse.

Stock Options
- -------------

The Company grants stock options to certain officers and related parties. Compensation expense is recognized based on the aggregate difference between the fair market value of the Company's stock at the date of issuance and the option price. Compensation expense is recognized equally over the vesting period.

Reclassification
- ----------------

Certain prior year amounts have been reclassified to conform to the current year presentation.

Unaudited Interim Financial Information
- ---------------------------------------

The financial statements as of and for the six months ended December 31, 1995 and 1994 are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the financial statements, which are of

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  JUNE 30, 1993, 1994 AND 1995 -- (Continued)

a normal recurring nature, for these interim periods have been included. The results for the interim periods are not necessarily indicative of the results to be obtained for the full fiscal year.

3.   GOING CONCERN:
     --------------

As reflected in the consolidated financial statements, the Company has experienced a loss, negative cash flows from operations, and negative stockholders' equity. The Company's continued existence is dependent upon its ability to achieve and maintain profitable operations. Furthermore, the Company has signed a letter of intent with underwriters to provide a bridge loan in the amount of $2,400,000 to be followed by an Initial Public Offering "IPO" in calendar 1996. The Company believes that its cash resources, augmented by these financings, at year-end will be sufficient to fund the Company's operations through June 30, 1996 (Note 12).

4.    PROPERTY AND EQUIPMENT
      ----------------------

Property and equipment, net consist of the following:

                                                                As of June 30,
                                                              -------------------
                                                                1994       1995
                                                              --------   --------
      Furniture, fixtures and equipment                       $277,990   $603,331
        Less - Accumulated depreciation and amortization        34,683    113,135
                                                              --------   --------
                                                              $243,307   $490,196
                                                              ========   ========

5.   DEBT:
     -----

Asset-Based Financing
- ---------------------

On March 16, 1995, Amertranz entered into a Purchase and Sale Agreement as amended July 5, 1995 and October 25, 1995, with a lender whereby it receives advances of up to 75% of the net amounts of eligible accounts receivable outstanding to a maximum line of credit of $3,125,000. This loan is subject to interest at a rate of 4% per annum over the prevailing prime rate (13% at June 30, 1995). At June 30, 1995, the outstanding balance on the line of credit was $1,291,849, and the interest expense in 1995 was $173,060. In consideration of the loan, the lender has a security interest in all present and future accounts receivable, machinery and equipment and other assets.

On April 1, 1994, Amerford Domestic Inc. entered into a security agreement with a lender whereby it receives advances of up to 65% of the net amounts of eligible accounts receivable outstanding to a maximum line of credit of $1,250,000. As of June 30, 1994, the Company had $690,857 outstanding under this facility. This loan was subject to interest at a rate of 4% per annum over the prevailing prime rate. In consideration of the loan, the lender had a security interest in all present and future accounts receivable, machinery and equipment and other assets. In March 1995, the outstanding balance on this line was repaid and the Company entered into the Purchase and Sale Agreement described above.

Notes Payable to Stockholders
- -----------------------------

In June 1995, the Company received cash and issued notes payable to an officer of the Company and that officer's brother totaling $140,000. These notes are due on June 30, 1996 and accrue interest at 7% annually. These notes are convertible into common stock of Amertranz at a conversion rate of one share for each $4.96 (after giving retroactive effect to all reverse stock splits) in principal and interest.

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  JUNE 30, 1993, 1994 AND 1995 -- (Continued)

6. COMMITMENTS AND CONTINGENCIES:
   ------------------------------

Leases
- ------

Future minimum lease payments for capital leases and operating leases relating to equipment and rental premises are as follows:

                                                   Capital Leases   Operating Leases
                                                   --------------   ----------------
      Year ending
        1996                                             $24,053         $  641,418
        1997                                              24,053            608,473
        1998                                              13,232            401,677
        1999                                               6,456            246,117
        2000                                                   -            106,096
                                                         -------         ----------
                 Total minimum lease payments             67,794         $2,003,781
                                                                         ==========

        Less - Amount representing interest                9,490
                                                         -------
                                                         $58,304
                                                         =======

Rent expense for the years ended June 30, 1993, 1994 and 1995 was $162,055, $311,222 and $609,850, respectively.

Employment Agreements
- ---------------------

The Company has employment agreements with certain employees expiring at various times through July 2000. Such agreements provide for minimum salary levels and for incentive bonuses which are payable if specified management goals are attained. The aggregate commitment for future salaries at June 30, 1995, excluding bonuses, was approximately $1,503,000.

Litigation
- ----------

The Company has been named as a defendant in a lawsuit initiated by a trustee in bankruptcy of a company with whom the Company engaged in discussions concerning a prospective business combination during 1994. The complaint seeks damages in excess of $11 million for various alleged causes of action. The Company has retained bankruptcy litigation counsel to review the substance of the complaint. In the opinion of management, the lawsuit is substantially without merit and the probability of any material loss is extremely small.

7. INCOME TAXES:
   -------------

State and city minimum and capital taxes were immaterial for the year ended June 30, 1995.

The Company has a net operating loss ("NOL") carryforward for income tax purposes which is available to offset future taxable income through 2010. At June 30, 1995, this NOL carryforward was $2,218,711. A valuation allowance of $754,362 has been recorded by the Company for the deferred tax asset generated by the NOL.

The provision for Amerford income taxes consisted of $76,435 for federal taxes and $25,347 for state and city income taxes for the year ended June 30, 1994. In addition, Integrity had elected S Corporation status and remained liable for New York State Subchapter S taxes which were approximately $12,078 for the year ended June 30, 1994.

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  JUNE 30, 1993, 1994 AND 1995 -- (Continued)

No pro-forma presentation has been presented for the year ended June 30, 1993 as the effect would not be material.

The components of the provision for (benefit from) income taxes are as follows:

                                                           As of June 30,
                                                        --------------------
                                                          1994       1995
                                                        --------   ---------
      Federal:
         Current                                        $ 76,435   $(65,000)
         Deferred                                              -          -
      State:
         Current                                          37,425          -
         Deferred                                              -          -
                                                        --------   --------
         Provision for (benefit from) income taxes      $113,860   $(65,000)
                                                        ========   ========

The differences in income taxes provided and the amounts determined by applying the federal statutory tax rate to income before income taxes result from the following:

                                                         Year Ended June 30,
                                                        ---------------------
                                                          1994        1995
                                                        --------   ----------

      Tax at statutory rate                             $ 20,138   $(841,194)
      Add (deduct) the effect of:
         State income taxes net of federal benefit        29,314           -
         Non-deductible expenses and other, net            3,344      57,310
         Valuation allowance                              61,064     718,884
                                                        --------   ---------
                                                        $113,860   $ (65,000)
                                                        ========   =========

Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred income tax liability components are as follows:

                                                                              June 30,
                                                                       ----------------------
                                                                         1994         1995
                                                                       ---------   ----------

      Deferred tax assets:
         Tax benefit of net operating loss carryforwards               $      -    $ 754,362
         Allowances and certain accrued expenses                         61,064       47,327
         Other                                                                -       34,186
                                                                       --------    ---------
      Total deferred tax assets                                          61,064      835,875

      Valuation allowance                                               (61,064)    (835,875)
                                                                       --------    ---------

      Net deferred taxes                                               $      -    $       -
                                                                       ========    =========

8. CLAIM RECEIVABLE:
   -----------------

In 1994, ADI had recorded a receivable for funds which were paid to the Company's lender but were erroneously applied to another company's account and an allowance against the receivable in the amount of $108,524 related to

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  JUNE 30, 1993, 1994 AND 1995 -- (Continued)

potential legal expenses. During fiscal year 1995, the Company collected this amount and has included it in other income.

9. INCOME FROM SETTLEMENT:
   -----------------------

In October 1993, Integrity (as discussed in Note 1) brought a legal action against AIC, wherein it sought damages of $14 million for breach of contract. In January 1994, this legal action was settled. As part of the settlement agreement, AIC paid IL $700,000. This amount is included, net of legal expenses, in other income (expense), net.

10. OTHER RELATED PARTY TRANSACTIONS:
    ---------------------------------

The Company enters into transactions in the normal course of business with another corporation whose officer is also an officer of the Company. As of June 30, 1995 and 1994, amounts due from this other related party totaled $28,735 and $16,203, respectively.

11. STOCKHOLDERS' EQUITY:
    ---------------------

Merger and Share Exchange
- -------------------------

Effective January 25, 1995, Amerford merged into Amertranz. Each one of the 1,000 outstanding shares of Amerford (which represented all shares authorized) was converted into 5,400 common shares of Amertranz, for a total of 5,400,000 common shares.

On March 3, 1995, the Company issued 600,000 shares of common stock (300,000 for each entity) to the three shareholders of Integrity and De Caribe, in exchange for all the outstanding stock of these companies.

As a result of the merger and share exchange described above, there is a charge to the accumulated deficit of $58,990 at June 30, 1995. These transactions were accounted for similar to a pooling of interests because of the common ownership, and accordingly, are presented as if they were a consolidated group as of July 1, 1994.

Reverse Stock Split
- -------------------

On June 29, 1995, the Board of Directors of the Company declared a 2 for 1 reverse stock split for all issued and outstanding shares. The split became effective upon the Company's receipt of proceeds of borrowings aggregating $1,500,000 from officers and directors of the Company and other lenders (Note
12). The consolidated financial statements have been prepared giving retroactive effect to the stock split.

Stock Options
- -------------

In June 1995, the Company granted options to purchase common stock to certain key officers of the Company pursuant to board resolutions at exercise prices ranging from $1.94 to $3.87. The vesting period of the options varies from 2 to 4 years. The exercise price with respect to all of the options granted was at least equal to the fair market value of the underlying common stock on the grant date.

                   AMERTRANZ WORLDWIDE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  JUNE 30, 1993, 1994 AND 1995 -- (Continued)

12. SUBSEQUENT EVENTS:
    ------------------

Debt
- ----

Amertranz signed a letter of intent on May 10, 1995 to combine its business with the air freight forwarding business and specific assets of Caribbean Freight Systems, Inc. and TIA, Inc. ("CFS") and finalized an agreement. Subsequent to year-end, TIA, Inc. has lent the Company an aggregate of $800,000 bearing an interest rate of 12% per annum and repayable in 12 equal, consecutive monthly payments of principal and interest commencing 30 days subsequent to the IPO.
The $800,000 aggregate TIA, Inc. loan is secured by a lien on all of the Amertranz assets subordinated only to the lien granted in connection with the asset-based financing.

On November 20, 1995, Amertranz entered into a letter of intent with underwriters to provide a bridge loan in the amount of $2,775,000 to be followed by an IPO expected to take place in the second quarter of 1996. Furthermore, subsequent to June 30, 1995, the Company received approximately $1,900,000 from officers and directors of the Company and other unaffiliated lenders, to be repaid within one year at interest rates varying from 7% to 12%.

Between November 1995 and January 1996 the Company obtained interim financing and issued $350,000 in aggregate principal amount of promissory notes ("Interim Notes") as well as 96,071 shares of common stock (effected for all reverse splits). Repayment of the principal amount due under the Interim Notes, together with interest at the rate of 12% per annum, is due upon the earlier to occur of (i) the closing of an initial public offering, (ii) February 7, 1998, or (iii) a sale or merger of the Company. As of December 31, 1995, the Company had received $300,000 in proceeds from the Interim Notes and had issued 83,571 in common stock. The Company has recorded a deferred financing charge of $150,000 in connection with the issuance of the stock, and will amortize the amount over the life of the related debt.

Stockholder's Equity
- --------------------

An officer and member of the Board of Directors purchased, as a nominee for Amertranz, substantially all of the outstanding shares of Concord Express, BVBA, a Belgium company. Upon completion of the merger of the Company with CFS, these shares will be contributed to the Company.

On December 5, 1995, the Board of Directors resolved to further reduce the number of shares of its common stock presently issued and outstanding and the number of shares issuable upon exercise of options, by means of a reverse stock split, whereby each 3.8754 share of common stock is exchanged for one share of common stock. In addition, on February 6, 1996, the Company declared a 1.27906 reverse stock split for all issued and outstanding shares.

In December 1995, the Company granted 800,000 options to purchase common stock to parties that served as finders on behalf of the Company in the transaction with CFS at an exercise price of $.01 par value. The options after giving effect to all reverse splits total 80,696 options. The Company has recorded a non cash charge of $30,000 in connection with the granting of the options.

Restructuring Charge
- --------------------

Due to the reduction of international operations, the Company has written off advances which were made as start-up funds for a Brazilian affiliate as part of the international operations. The Company does not expect to realize such advances and has accordingly recorded a charge of $435,052 for the six months ended December 31, 1995.

                        PRO FORMA FINANCIAL INFORMATION

The following Pro Forma Consolidated Statement of Operations for the year ended December 31, 1995 has been prepared to reflect the combined results of The Freight Forwarding Business of TIA and CFS and Amertranz Worldwide, Inc. ("Amertranz") business as if the Combination had been effective as of January 1, 1995, without giving effect to the Offering. The pro forma data for 1995 represents a period when The Freight Forwarding Business of TIA and CFS and Amertranz were not under common control or management. The pro forma financial information is unaudited and not necessarily indicative of the consolidated results which actually would have occurred if the Combination had been consummated at the beginning of the period presented, nor does it purport to represent the future financial position and results of operations for future periods.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995

                                  (UNAUDITED)


                                                                                                            Pro Forma
                                             The Freight            Amertranz                               Amertranz
                                         Forwarding Business     Worldwide, Inc.     Pro Forma              Worldwide
                                            of TIA and CFS      and subsidiaries    Adjustments          Holding, Corp.
                                         --------------------   -----------------   ------------         ---------------
STATEMENT OF OPERATIONS DATA:
  Operating revenue                              $38,211,306         $23,954,391      $       -             $62,165,697
  Cost of transportation                          30,300,476          17,296,764              -              47,597,240
                                                 -----------         -----------      ---------             ----------

     Gross profit                                  7,910,830           6,657,627              -              14,568,457

SELLING, GENERAL AND ADMINISTRATIVE
EXPENSES                                           4,513,154          12,718,231              -              17,231,385

AMORTIZATION OF GOODWILL                                   -                   -        483,688 (a)             483,688
                                                 -----------         -----------      ---------             -----------

     Operating income                              3,397,676          (6,060,604)      (483,688)             (3,146,616)

RESTRUCTURING CHARGE                                       -            (435,052)             -                (435,052)

INTEREST EXPENSE                                  (1,155,215)           (255,262)       355,215 (b)          (1,055,262)

OTHER INCOME                                         123,668             356,514              -                 480,182
                                                 -----------         -----------      ---------             -----------

NET INCOME                                       $ 2,366,129         $(6,394,404)     $(128,473)            $(4,156,748)
                                                 ===========         ===========      =========             ===========
NET LOSS PER SHARE                                                                                          $     (1.25)

           The accompanying notes and management's assumptions to the pro forma consolidated statement of operations are an integral part of this statement.

                       AMERTRANZ WORLDWIDE HOLDING CORP.
                     NOTES AND MANAGEMENT'S ASSUMPTIONS TO
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                  (UNAUDITED)


1.   BASIS OF PRESENTATION:
     ----------------------

As a result of the February 1996 combination, Amertranz Worldwide, Inc. and Subsidiaries and Caribbean Air Services, Inc. became wholly-owned subsidiaries of Amertranz Worldwide Holding Corp. (the "Company").

The accompanying unaudited pro forma statement of operations data reflects the combined results of The Freight Forwarding Business of TIA and CFS and the Amertranz business as if the Combination had been effective as of January 1, 1995, without giving effect to the Offering.

This pro forma financial statement should be read in conjunction with the historical financial statements and notes thereto of The Freight Forwarding Business of TIA and CFS and Amertranz Worldwide, Inc. and subsidiaries as of December 31, 1995. In management's opinion, all material adjustments necessary to reflect the effects of the Combination have been made.

The unaudited pro forma consolidated statement of operations is not necessarily indicative of what actual results of operations of the Company would have been assuming the Combination had been completed as of January 1, 1995, nor is it necessarily indicative of the results of operations for future periods.

2.   ADJUSTMENTS TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS:
     --------------------------------------------------------------

(a)  To reflect amortization expense for goodwill over a 25 year useful life.

(b) To reflect a reduction in interest expense to the amount of interest due on the exchange note had it been outstanding for the full year.

==============================================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.


                                 ----------------


                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary..................................................
Risk Factors........................................................
Dilution............................................................
Use of Proceeds.....................................................
Capitalization......................................................
Dividend Policy.....................................................
Selected Consolidated Financial Data................................
Management's Discussion and Analysis................................
of Financial Condition and Results of Operations....................
Business............................................................
Management..........................................................
Historical Background...............................................
Certain Transactions................................................
Principal Stockholders..............................................
Description of Securities...........................................
Shares Eligible for Future Sale.....................................
Underwriting........................................................
Selling Securityholders and Plan of Distribution....................
Legal Matters.......................................................
Experts.............................................................
Available Information...............................................
Index to Financial Statements.......................................



                                 ----------------


  UNTIL            , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
        -----------
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

==============================================================================
==============================================================================


                                     [LOGO]



                                   AMERTRANZ
                            WORLDWIDE HOLDING CORP.



                              1,750,000 SHARES OF
                                  COMMON STOCK
                                      AND
                              1,750,000 REDEEMABLE
                         COMMON STOCK PURCHASE WARRANTS



                                 ----------------

                                   PROSPECTUS
                                 ----------------



                              GKN SECURITIES CORP.



                                         1996
                                  ------

==============================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses to be paid by the Company in connection with the offering described in this Registration Statement. All of such amounts (except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq SmallCap Listing Fee) are estimated.



SEC Registration Fee.................................   $
NASD Filing Fee......................................
Nasdaq SmallCap Listing Fee..........................
Printing Expense.....................................
Legal Fees and Expenses..............................
Accounting Fees and Expenses.........................
Blue Sky Fees and Expenses...........................
Stock Certificates and Transfer Agent Fees...........
Miscellaneous........................................   -----


     Total...........................................   $

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's By-laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all person whom it may indemnify pursuant thereto.

  Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

  Article Seventh of the Company's Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

  Section ___ of the Underwriting Agreement filed as Exhibit 1.1 provides that the Underwriter named therein will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against certain liabilities, including liabilities under the Securities Act. Section __ of such Underwriting

Agreement also provides that such Underwriter will contribute to certain liabilities of such persons under the Securities Act. The Company also expects to obtain director and officer insurance coverage concurrently with the consummation of the Offering.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

  The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities Act.

  Martin Hoffenberg, Philip S. Rosso, Jr. and S. Gary Friedman were the founders and sole shareholders of Integrity Logistics, Inc., Amertranz Worldwide de Caribe, Inc. and Amerford Domestic, Inc. In March, 1995, each of Messrs. Hoffenberg, Rosso and Friedman exchanged all of their shares in Integrity Logistics, Inc., Amertranz Worldwide de Caribe, Inc. and Amerford Domestic, Inc., for 6,000,000 shares of Amertranz. Subsequently, Mr. Friedman transferred all of his shares of Amertranz to Mr. Rosso. On February 7, 1996, as part of the Combination, these shares were exchanged for 605,220 shares of Common Stock which were subsequently adjusted as of such date to 425,904 shares of Common Stock. These transactions were effected without registration of the Common Stock under the Securities Act in reliance upon the exemptions provided by
Section 4(2) of the Securities Act. Each of Messrs. Hoffenberg and Rosso made representations to the Company with respect to his purchase to the effect that it was made (i) for his or her own account and (ii) without a view to distribution.

  In August 1995 Amertranz sold 100,000 shares of its common stock, par value $.01 per share, to Barrett Fisher, an accredited investor, for $50,000. On February 7, 1996, those shares were exchanged for 10,087 shares of Common Stock which were subsequently adjusted as of such date to 7,098 shares of Common Stock. This transaction was effected without registration of the Common Stock under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act. Mr. Fisher made representations to the Company with respect to his purchase (pursuant to the exchange of shares) to the effect that it was made (i) for his or her own account and (ii) without a view to distribution.

  Between June 1995 and January 1996, Amertranz borrowed $1,379,110 in net aggregate principal amount from accredited investors in a private offering in return for notes convertible into Amertranz common stock. In addition, certain of these lenders received options to purchase shares of Amertranz common stock at $.50 per share. In October and November 1995 Amertranz sold 335,000 shares of its common stock to those accredited investors who exercised their options. Thereafter, on February 7, 1996 the holders of all such convertible promissory notes assigned their notes and the 335,000 shares of Amertranz common stock which were issued upon their exercise of such options to the Company, in exchange for an aggregate of 421,572 shares of Common Stock, which were subsequently adjusted as of February 7, 1996 to 296,669 shares of Common Stock. The exchange of such convertible promissory notes and shares of Amertranz common stock for shares of Common Stock was effected without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. Each of the accredited investors made representations to the Company with respect to such person's purchase to the effect that is was made
(i) for his own account and (ii) without a view to distribution.

  Between November 1995 and and January 1996, Amertranz issued 96,071 shares of its common stock, par value $.01 per share, to accredited investors from whom it had borrowed $350,000. These Amertranz shares were exchanged for 96,071 shares of Common Stock of the Company on February 7, 1996, which were subsequently adjusted as of such date to 67,606 shares of Common Stock. This issuance of shares of Common Stock was effected without registration under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act. Each of such accredited investors made representations to the Company with respect to such person's purchase to the effect that it was made (i) for his or her own account and (ii) without a view to distribution.

  In February 1996, the Company issued an aggregate of $2.775 million in principal amount of its secured promissory notes, 416,250 shares of Common Stock, and warrants to purchase an aggregate of 832,500 shares of Common Stock. Such notes bear interest at a rate of 10% per annum through April 30, 1996, and thereafter at a rate of 15% per annum. In May 1996, the Company issued an aggregate of $1.2 million in principal amount of its secured promissory notes, 240,000 shares of Common Stock, and warrants to purchase an aggregate of 480,000 shares of Common Stock. Such notes bear interest at a rate of 15% per annum. Pursuant to the terms of the subscription agreements used in connection with these issuances, the warrants which were issued are identical to the IPO Warrants and are being registered hereby by the Company on behalf of the holders thereof. The Underwriter acted as Placement Agent for the February Bridge Financing and received as compensation therefor 10% of the aggregate proceeds and a nonaccountable expense allowance of 3% of the aggregate proceeds therefrom. The Underwriter acted as Placement Agent for $500,000 of the May Bridge Financing and received $50,000 as a commission and nonaccountable expense allowance. These transactions were effected without registration under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

  As part of the Combination, the Company issued an aggregate of 1,950,000 shares of Common Stock to TIA and CFS on February 7, 1996, which were subsequently adjusted as of such date to 2,100,000 shares of Common Stock. As part of the Combination, the Company also issued to TIA and CFS the Exchange
Note in original principal amount of $10,000,000, of which $2,000,000 in principal amount was exchanged as of such date for 200,000 shares of the Company's Class A Preferred Stock. These transactions were effected without registration under the Securities Act in reliance upon the exemption provided by
Section 4(2) of the Securities Act. Each of ITA and CFS made representations to the Company with respect to each such purchase to the effect that it was made
(i) for its own account and (ii) without a view to distribution.

  In December 1995 Amertranz issued to three accredited investors options to purchase 400,000 shares of Amertranz common stock at an exercise price of $.01 per share in consideration for services rendered in connection with the Combination. On February 7, 1996 the investors exchanged these options for an aggregate of 80,696 options to purchase shares of Common Stock at $.01 per share. The investors immediately exercised their options on such date and the Company issued to them an aggregate of 80,696 shares of its Common Stock which were subsequently adjusted as of February 7, 1996 to 56,787 shares of Common Stock. The issuance of shares of Common Stock of the Company to such investors was effected without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. Each of the accredited investors made representations to the Company with respect to his purchase to the effect that it was made (i) for his own account and (ii) without a view to distribution.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  EXHIBITS.
     (To be filed by amendment)
1.1 Form of Underwriting Agreement between Amertranz Worldwide Holding Corp. and GKN Securities Corp.

3.1  Certificate of Incorporation of AmerTranz Worldwide Holding Corp.

3.2  By-Laws of Amertranz Worldwide Holding Corp.

4.1  Specimen Common Stock certificate

4.2  Specimen Warrant certificate

4.3  Form of Warrant Agent Agreement

5.1  Opinion of Ferber Greilsheimer Chan & Essner as to legality of Common
     Stock

10.1 1996 Stock Option Plan of Amertranz Worldwide Holding Corp.

10.2 Purchase and Sale Agreement dated March 16, 1995, between Amertranz Worldwide, Inc. and Fidelity Funding of California, Inc., as amended July 5, 1995, October 25, 1995, and February 7, 1996

10.3 Form of 7% Convertible Subordinated Promissory Notes of Amertranz Worldwide, Inc. and form of document evidencing the exchange thereof for shares of Common Stock, $.01 par value, of Amertranz Worldwide Holding Corp.

10.4 Form of 9-3/4% Convertible Subordinated Promissory Notes of Amertranz Worldwide, Inc. and form of document evidencing the exchange thereof for shares of Common Stock, $.01 par value, of Amertranz Worldwide Holding Corp.

10.5 Subordination Agreement dated June 15, 1995 among Amertranz Worldwide, Inc., Amerford Domestic, Inc., Fidelity Funding of California, Inc. and the Subordinated Creditors who are parties thereto, as amended
        February 7, 1996

10.6 Loan and Security Agreement dated October 25, 1995 between Amertranz Worldwide, Inc. and TIA, Inc., as amended January 24, 1996

10.7 Promissory Note dated October 25, 1995 of Amertranz Worldwide, Inc. payable to TIA, Inc. in principal amount of $250,000

10.8 Promissory Note dated November 10, 1995 of Amertranz Worldwide, Inc. payable to TIA, Inc. in principal amount of $100,000

10.9 Promissory Note dated November 21, 1995 of Amertranz Worldwide, Inc. payable to TIA, Inc. in principal amount of $150,000

10.10 Promissory Note dated January 24, 1996, of Amertranz Worldwide, Inc., payable to TIA, Inc. in principal amount of $300,000

10.11 First Restated Subordination Agreement dated February 7, 1996 among Amertranz Worldwide, Inc., Amerford Domestic, Inc., TIA, Inc. and Fidelity Funding of California, Inc.

10.12 Form of Subordination Agreement among Amertranz Worldwide, Inc., TIA, Inc., and the Subordinated Creditors who are parties thereto

10.13 Form of 12% Subordinated Promissory Notes of Amertranz Worldwide, Inc. and form of document evidencing the exchange thereof for Notes of Amertranz Worldwide Holding Corp. on the same terms and conditions

10.14 Assets Exchange Agreement dated February 7, 1996 among Amertranz Worldwide Holding Corp., Caribbean Air Services, Inc., Amertranz Worldwide, Inc., Caribbean Freight Systems, Inc. and TIA, Inc.

10.15 Revolving Credit Promissory Note dated February 7, 1996 of Caribbean Air Services, Inc. payable to TIA, Inc. and Caribbean Freight Systems, Inc. in the principal amount of $4,000,000

10.16 Guarantee Agreement (for Item 10.15) dated February 7, 1996 by Amertranz Worldwide Holding Corp. in favor of TIA, Inc. and Caribbean Freight Systems, Inc.

10.17 Promissory Note dated February 7, 1996 of Amertranz Worldwide Holding Corp. payable to TIA, Inc. and Caribbean Freight Systems, Inc. in the principal amount of $10,000,000

10.18 Guarantee Agreement (for Item 10.17) dated February 7, 1996 by Caribbean Air Services, Inc. in favor of TIA, Inc. and Caribbean Freight Systems, Inc.

10.19 Guarantee Agreement (for Items 10.15 and 10.17) dated February 7, 1996 by Amertranz Worldwide, Inc. in favor of TIA, Inc. and Caribbean Freight Systems, Inc.

10.20 Security Agreement dated February 7, 1996 by Amertranz Worldwide Holding Corp., Caribbean Air Services, Inc., and Amertranz Worldwide, Inc. in favor of TIA, Inc. and Caribbean Freight Systems, Inc.

10.21 Stock Pledge Agreement dated February 7, 1996 by Amertranz Worldwide Holding Corp. in favor of Caribbean Freight Systems, Inc. and TIA, Inc.

10.22 Agency Agreement dated February 7, 1996 between Amertranz Worldwide Holding Corp. and GKN Securities Corp.

10.23 Security Agreement dated February 7, 1996 between Amertranz Worldwide Holding Corp. and GKN Securities Corp., as agent

10.24   Form of Promissory Note with respect to Item 10.23

10.25   Form of Common Stock Purchase Warrant with respect to Item 10.23

10.26 Subordination Agreement dated February 7, 1996 among Amertranz Worldwide, Inc., Caribbean Freight Systems, Inc. and Fidelity Funding of California, Inc.

10.27 Subordination Agreement dated February 7, 1996 among Amertranz Worldwide Holding Corp., Amertranz Worldwide, Inc. and Fidelity Funding of California, Inc.

10.28   Agency Agreement dated May   , 1996 between Amertranz Worldwide Holding
                                   --
        Corp. and GKN Securities Corp.

10.29   Security Agreement dated May   , 1996 between Amertranz Worldwide
                                     --
        Holding Corp. and GKN Securities Corp., as agent

10.30   Intercreditor Agreement dated May   , 1996 between TIA, Inc., Caribbean
                                          --
        Freight Systems, Inc. and GKN Securities Corp., as agent, with respect to Item 10.29

10.31   Form of Promissory Note with respect to Item 10.29

10.32   Form of Common Stock Purchase Warrant with respect to Item 10.29

10.33 Consulting Agreement dated February 7, 1996 among Amertranz Worldwide Holding Corp., Amertranz Worldwide, Inc. and Martin Hoffenberg

10.34 Employment Agreement dated September 27, 1994 between Amerford Domestic, Inc. and Bruce Brandi, as modified February 7, 1996

10.35   Employment Agreement dated          , 1996 between Amertranz Worldwide
                                   ---------
        Holding Corp. and Stuart Hettleman

10.36   Employment Agreement dated          , 1996 between Amertranz Worldwide
                                   ---------
        Holding Corp. and Richard A. Faieta

10.37 Cargo Aircraft Charter Agreement dated February 28, 1994 between TIA, Inc. and Florida West Airlines, Inc., as amended and assigned November 29, 1995

10.38 Lease Agreement dated March 31, 1994 between The Equitable Life Assurance Society of the U.S. and Integrity Logistics, Inc. for the premises at 2001 Marcus Avenue, Lake Success, New York

10.39 Lease Agreement dated August 7, 1990 between S Partners and Caribbean Freight Systems, Inc. for the premises at 7001 Cessna Drive, Greensboro, North Carolina, as amended and extended April 9, 1994

11.     Statement re computation of Per Share Earnings

12.     Statement re computation of ratios

13.     Letter re Unaudited Interim Financial Information

21.     Subsidiaries of Amertranz Worldwide Holding Corp.

23.1    Consent of Arthur Andersen LLP

23.2    Consent of KPMG Peat Marwick LLP

23.3    Consent of Ferber Greilsheimer Chan & Essner (Contained in Exhibit 5.1)

24. Power of Attorney (included in the signature page of this Registration Statement)

(b)  FINANCIAL STATEMENT SCHEDULES.

     Not applicable.

ITEM 17.  UNDERTAKINGS

  The undersigned registrant hereby undertakes as follows:

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on
the     day of           , 1996.
    ---        ----------
                                 AMERTRANZ WORLDWIDE HOLDING CORP.


                                 By:
                                      ------------------------
                                      Stuart Hettleman
                                      President


                      POWER OF ATTORNEY TO SIGN AMENDMENTS

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Stuart Hettleman and Michael Barsa, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent for him in his name, place and stead, in any and all capacities, to sign any or all pre-effective amendments or post-effective amendments to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                   Title                                 Date
- ---------                   -----                                 ----



________________________  Director, President, Chief Executive   _________, 1996
Stuart Hettleman          Officer, Chief Financial Officer and
                          Principal Accounting Officer


________________________  Director and Executive Vice President  _________, 1996
Richard Faieta



________________________  Director and Vice President            _________, 1996
Michael Barsa